Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 21, 2017

among

CONSTELLIUM HOLDCO II B.V.,

as the Parent Guarantor,

WISE ALLOYS LLC,

as a Borrower,

CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC,

as a Borrower,

WISE METALS GROUP LLC,

as a Loan Party,

CONSTELLIUM US HOLDINGS I, LLC,

as a Loan Party,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners,

and

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents

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Table of Contents (cont.)

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Table of Contents (cont.)

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Exhibits:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Solvency Certificate
Exhibit B-2	–	Form of Borrowing Base Certificate
Exhibit C-1	–	Form of Borrowing Request
Exhibit C-2	–	Form of Swing Line Loan Notice
Exhibit C-3		Form of Letter of Credit Request
Exhibit D-1	–	U.S. Tax Compliance Certificate
Exhibit D-2	–	U.S. Tax Compliance Certificate
Exhibit D-3	–	U.S. Tax Compliance Certificate
Exhibit D-4	–	U.S. Tax Compliance Certificate

Schedules:

Schedule 1.01(a)	–	Certain U.S. Subsidiaries
Schedule 1.01(b)	–	Mortgaged Properties
Schedule 1.01(c)	–	Immaterial Subsidiaries
Schedule 1.01(d)	–	Qualified Receivables
Schedule 1.01(e)	–	Unrestricted Subsidiaries
Schedule 1.01(f)	–	Acceptable Appraisers
Schedule 1.01(g)		Existing Letters of Credit
Schedule 1.01(h)		Account Debtor Restrictions
Schedule 2.01	–	Commitments
Schedule 2.15		Incremental Revolving Facility Commitments
Schedule 4.01	–	Organization and Good Standing
Schedule 4.04	–	Governmental Approvals
Schedule 4.07(b)	–	Leased Properties
Schedule 4.08(a)	–	Subsidiaries
Schedule 4.08(b)	–	Subscriptions
Schedule 4.13	–	Taxes
Schedule 4.16	–	Environmental Matters
Schedule 4.21	–	Insurance
Schedule 4.23	–	Intellectual Property
Schedule 5.02(b)	–	Local Counsel
Schedule 6.10	–	Post-Closing Deliveries
Schedule 6.13	–	Collateral Reporting Information
Schedule 7.01	–	Indebtedness
Schedule 7.02(a)	–	Liens
Schedule 7.04	–	Investments
Schedule 10.02	–	Notice Information

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This CREDIT AGREEMENT, dated as of June 21, 2017 (this “Agreement”), is entered into by and among WISE ALLOYS LLC, a Delaware limited liability company (“Wise”), CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company (“Ravenswood”), WISE METALS GROUP LLC, a Delaware limited liability company (“Wise Holdings”), CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company (“Ravenswood Holdings”), CONSTELLIUM HOLDCO II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946 (“Parent Guarantor”), the LENDERS party hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

WHEREAS, each Borrower (as defined below) has requested that the Lenders extend credit in the form of Revolving Facility Loans (as defined below) and Letters of Credit (as defined below) from time to time during the Availability Period (as defined below), in an aggregate principal amount not in excess of $300,000,000 or, subject to the occurrence of the Incremental Facility Effective Date, in an aggregate principal amount not in excess of $500,000,000, to be used by the Borrowers for general corporate purposes and to effect the Refinancing (as defined below); and

NOW, THEREFORE, the Lenders (as defined below) and L/C Issuers (as defined below) are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“AB Receivables” means, collectively, Accounts for which the related Account Debtor is Anheuser-Busch and/or its Affiliates (other than Envases y Tapas Modelo, S. de R.L. de C.V.).

“AB Receivables Financing” means any transaction or series of transactions that may be entered into by any of Wise or its Subsidiaries pursuant to which Wise or such Subsidiary (any such Subsidiary, the “AB Receivables Subsidiary”) may sell, convey or otherwise transfer to any other Person (other than the Administrative Agent pursuant to the Loan Documents), or may grant a security interest in, any AB Receivables (whether now existing or arising in the future) of the AB Receivables Subsidiary, including all collateral securing such AB Receivables, all contracts and all guarantees or other obligations in respect of such AB Receivables, proceeds of such AB Receivables and other assets, in each case, which are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“AB Receivables Subsidiary” has the meaning set forth in the definition of “AB Receivables Financing”.

“ABL Credit Obligations” means, with respect to each Loan Party and the Parent Guarantor, without duplication:

(i)     in the case of each Borrower, all principal of, premium, if any, and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to such Borrower, whether or not allowed or allowable as a claim in any such proceeding) on, any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)     all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party or Parent Guarantor (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)     all expenses of the Administrative Agent as to which the Administrative Agent has a right to reimbursement by such Loan Party or Parent Guarantor under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv)     all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party or Parent Guarantor under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v)     in the case of the Holdcos, each Borrower and each Subsidiary Loan Party, all amounts now or hereafter payable by the Holdcos, such Borrower or such Subsidiary Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Borrower, the Holdcos or such Subsidiary Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Holdcos, such Borrower or such Subsidiary Loan Party pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“ABL Finance Obligations” means, at any date, (i) all ABL Credit Obligations and (ii) all Swap Obligations of any Borrower or any Material Subsidiary then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all obligations of any Borrower or any Material Subsidiary then owing under any Secured Cash Management Agreement to any Cash Management Bank.

“ABL Priority Collateral” has the meaning given to the term in the Intercreditor Agreement.

“Acceptable Appraiser” means (a) any Person listed on Schedule 1.01(f) or (b) any other experienced and reputable appraiser reasonably acceptable to the Administrative Agent.

“Accepting Lenders” has the meaning assigned to such term in Section 10.01.

“Account” has the meaning assigned to such term in the Collateral Agreement.

“Account Debtor” has the meaning assigned to such term in the Collateral Agreement.

“Accounts Availability Triggering Event” shall occur at any time that (a) Availability is less than 12.5% of the Maximum Credit for a period of five (5) consecutive Business Days or (b) an

Event of Default shall have occurred and be continuing. Once occurred, an Accounts Availability Triggering Event shall be deemed to be continuing until such time as either (x) Availability exceeds 12.5% of the Maximum Credit for a period of at least 30 consecutive days or (y) such Event of Default has been cured or waived in accordance with the terms hereof, as applicable.

“Additional Mortgage” has the meaning assigned to such term in Section 6.10(c).

“Adjusted Eurodollar Rate” means the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (A) the applicable Eurodollar Base Rate by (B) 1.00 minus the Eurodollar Reserve Percentage (rounded upwards, if necessary, to the next 1/100 of 1%).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Agreement” means the Advance Extension Agreement, dated as of August 21, 2012, between Wise and Rexam, as amended by the Amendment to Advance Extension Agreement dated as of December 11, 2013 and as may be further amended, restated, supplemented, otherwise modified, extended, renewed, or replaced from time to time.

“Affected Facility” has the meaning assigned to such term in Section 10.01.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Advance” shall have the meaning assigned to such term in Section 2.18.

“Agreement” means, on any date, this Agreement as originally in effect on the Effective Date and as thereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Airbus” means Airbus Group SE and its successors and assigns.

“Anheuser-Busch” means Anheuser-Busch, LLC and its successors and assigns.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Accounting Rules” means GAAP or IFRS, as applicable to the applicable Person in the applicable context.

“Applicable Margin” means, with respect to Revolving Facility Loans, Agent Advances and Swing Line Loans, a percentage per annum equal to the rate set forth below opposite the then-applicable Average Quarterly Excess Availability for the calendar quarter immediately preceding the calendar quarter in which the date of determination falls:

Applicable Margin
Pricing Level	Average Quarterly Excess Availability	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
I	> 66.67% of the Maximum Credit	1.50%	0.50%
II	≤ 66.67% of the Maximum Credit but ≥ 33.33% of the Maximum Credit	1.75%	0.75%
III	< 33.33% of the Maximum Credit	2.00%	1.00%

For the avoidance of doubt, (a) Agent Advances and Swing Line Loans shall bear interest as Base Rate Loans, and (b) changes in the Applicable Margin resulting from a change in the Average Quarterly Excess Availability, as calculated in a compliance certificate delivered pursuant to Section 6.04(c), for any calendar quarter shall become effective as to all applicable Revolving Facility Loans and Letter of Credit Fees on the first day of the next calendar quarter following delivery of such compliance certificate except in the case of compliance certificates that are delivered pursuant to Section 6.04(c) for any calendar quarter that ends on the last day of a fiscal year, in which case such change shall become effective on the first day of the calendar quarter in which such compliance certificate is required to be delivered; provided, however, that if a compliance certificate is not delivered when due in accordance with such Section 6.04(c), then Pricing Level III shall apply from the first day of the next calendar quarter following the date on which such compliance certificate was due through the date on which such compliance certificate is delivered, after which the pricing level corresponding to the Average Quarterly Excess Availability set forth in such Compliance Certificate shall apply; provided, further, that, until the first day of the calendar quarter following the delivery of the compliance certificate for the calendar quarter ending on September 30, 2017, Pricing Level II shall apply. Notwithstanding the calculation of the Applicable Margin for any period as set forth above, if, as a result of any error in the calculation of the Average Quarterly Excess Availability for any quarter or for any other reason, the Borrowers or the Lenders determine that (i) the Average Quarterly Excess Availability as calculated for such quarter was inaccurate and (ii) a proper calculation of the Average Quarterly Excess Availability for such quarter would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.13(c) or 2.05(h) or under Article VIII.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of any Borrower or any Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Borrowers (in each case, if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Borrowers (such approval not to be unreasonably withheld or delayed).

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.05(b)(iii).

“Auto-Reinstatement Letter of Credit” shall have the meaning specified in Section 2.05(b)(iv).

“Availability” means, at any time, (a) the lesser of the Maximum Credit and the Borrowing Base in effect at such time minus (b) the aggregate Outstanding Amounts under the Revolving Facility.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (x) the Facility Maturity Date and (y) the date of termination of the Revolving Facility Commitments.

“Availability Triggering Event” shall occur at any time that (a) Availability is less than 12.5% of the Maximum Credit or (b) a Default or an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event shall be deemed to be continuing until such time as (A) in the case of an Availability Triggering Event described in clause (a), Availability exceeds 12.5% of the Maximum Credit for 30 consecutive days or (B) in the case of an Availability Triggering Event described in clause (b), the applicable Default or Event of Default has been cured or waived in accordance with the terms hereof, as applicable.

“Average Quarterly Excess Availability” means, at any time, an amount (expressed as a percentage) equal to the quotient of (A) the average daily Availability during the immediately preceding quarter divided by (B) the average daily Maximum Credit for the immediately preceding quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, the greater of (a) zero (0.00%) per annum and (b) a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) the sum of the Eurodollar Base Rate for a one-month interest period (which rate shall be determined on a daily basis) plus 1.00%.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrowers” means, collectively, Ravenswood and Wise. Unless the context otherwise requires, “Borrower” shall mean one or all of the foregoing Persons, jointly, severally, and collectively.

“Borrower Materials” has the meaning assigned to such term in Section 10.08.

“Borrowing” means a group of Loans of a single Type under the Revolving Facility and made on a single date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, an amount equal to:

the result of

(x)	the sum of:

(i)	85.0% of the Net Amount of Eligible Accounts, plus

(ii)	the lesser of:

(A)     80.0% of the lesser of the original cost or market value of Eligible Inventory (valued at any date based on average cost method of accounting), and

(B)     85.0% of the Orderly Liquidation Value of Eligible Inventory,

minus

(y)

all Reserves which the Administrative Agent deems necessary in the exercise of its Permitted Discretion to maintain with respect to any Loan Party, including Reserves for any amounts which the Administrative Agent or any Lender may be obligated to pay in the future for the account of any Loan Party, including, without limitation, any Payoff Letter Charges.

The specified percentages set forth in this definition will not (except as otherwise specified herein) be reduced without the consent of each Borrower (not to be unreasonably withheld or delayed). Any determination by the Administrative Agent in respect of the Borrowing Base shall be based on the Administrative Agent’s Permitted Discretion. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts and Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine “lesser of cost or market value” and Net Amount of Eligible Accounts and factors considered in the calculation of Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrowers, substantially in the form of Exhibit B-2 (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent any Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation pursuant to clause (y) of the definition of the Borrowing Base), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the Borrowers and certified to the Administrative Agent.

“Borrowing Minimum” means $1,000,000, except in the case of Swing Line Loans, in which case it means $250,000.

“Borrowing Multiple” means $250,000.

“Borrowing Request” means a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or otherwise in form and substance satisfactory to the Administrative Agent.

“Budget” has the meaning assigned to such term in Section 6.04(e).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that if such day relates to any Eurodollar Rate Loan, such day shall also be a London Banking Day.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with Applicable Accounting Rules, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Ultimate Parent and its Subsidiaries shall not include:

(i)      expenditures to the extent they are made with proceeds of the issuance of Equity Interests of the Ultimate Parent after the Closing Date or funds that would have constituted any Net Proceeds under the definition of the term “Net Proceeds” (but for the application of the first proviso thereof);

(ii)     expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Ultimate Parent and its Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period);

(iii)     interest capitalized during such period;

(iv)     expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Ultimate Parent or any Subsidiary thereof) and for which neither the Ultimate Parent nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(v)     the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(vi)     the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(vii)     Investments in respect of a Permitted Business Acquisition; or

(viii)   the purchase of property, plant or equipment made or contractually committed to be made within 15 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of such sale.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under Applicable Accounting Rules and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Applicable Accounting Rules.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuers shall agree in their sole discretion, other credit support, or to provide a customary back-to-back letter of credit in support of, in each case pursuant to customary documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers. “Cash Collateral” and “Cash Collateralized” have meanings correlative to the foregoing, and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide an overdraft line or other cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transactions and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” shall be deemed to occur if:

(i)     at any time (A) Ultimate Parent shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of any Holdco, (B) a majority of the seats (other than vacant seats) on the Board of Directors of Ultimate Parent shall at any time be occupied by persons who were neither (i) nominated by the Board of Directors of Ultimate Parent nor (ii) appointed by directors so nominated, (C) except as permitted pursuant to Section 7.11(y), Ravenswood Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Ravenswood, (D) except as permitted pursuant to Section 7.11(y), Wise Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Wise, (E) a majority of the seats (other than vacant seats) on the Board of Directors of any Holdco shall at any time be occupied by persons who were neither (i) nominated by the Board of Directors of such Holdco nor (ii) appointed by directors so nominated, or (E) a “change of control” (or similar event) shall occur under any Material Indebtedness; or

(ii)     any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (other than in the case of any Holdco’s Equity Interests, Ultimate Parent or any Subsidiary thereof) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting interest in Ultimate Parent’s Equity Interests or any Holdco’s Equity Interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date on or after the Effective Date when all the conditions precedent in Section 5.02 are satisfied or waived in accordance with Section 10.01.

“Coca-Cola” means Coca-Cola Bottlers’ Sales and Services Company LLC, a Delaware limited liability company, and its successors and assigns.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document.

“Collateral Agent” means the party acting as collateral agent for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.

“Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, by and among the Borrowers, the Guarantors, the Parent Guarantor and the Administrative Agent.

“Collateral and Guarantee Requirement” means the requirement, subject to the Intercreditor Agreements, that:

(i)     on the Closing Date, the Collateral Agent shall have received (A) from each Borrower and each Guarantor, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (B) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is a Subsidiary of any Borrower (other than any Receivables Subsidiary) but is not a Loan Party;

(ii)     on the Closing Date, (A) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests of each Borrower and (B) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(iii)     (A) all Indebtedness of each Borrower and each Subsidiary (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Holdcos and their Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party (other than the Parent Guarantor) shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (B) the Collateral Agent shall, if any such Indebtedness is evidenced by a promissory note or an instrument, have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(iv)     in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(v)     after the Closing Date, (A) all the outstanding Equity Interests of (i) any person that becomes a Subsidiary Loan Party after the Closing Date (and which are owned by a Borrower) and (ii) subject to Section 6.10(g), any other Person that is acquired by a Borrower after the Closing Date (other than to the extent that a pledge of such Equity Interest would violate applicable law or regulation) shall have been pledged pursuant to the Collateral Agreement; provided that (x) in no event shall more than 65% of the issued and outstanding voting Equity Interests of any FSHCO or “first tier” Foreign Subsidiary that is a CFC (other than a “first tier” Foreign Subsidiary of a FSHCO) be pledged to secure ABL Credit Obligations, (y) in no event shall any of the issued and outstanding Equity Interests of any direct or indirect Subsidiary of a FSHCO or a Foreign Subsidiary that is a CFC be pledged to secure ABL Credit Obligations and

(z) in no event shall the Equity Interests of any Receivables Subsidiary be pledged, and (B) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(vi)     except as otherwise contemplated by any Security Document and subject to Section 5.02(d), all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document, and all taxes, fees, charges and costs in connection with the filing and recording of such Security Documents shall be incurred by the Borrowers;

(vii)    (1) the Collateral Agent shall have received (A) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01(b) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and, if such Mortgaged Property is an improved Real Property, no later than 15 days prior to the execution and delivery of such Mortgage (or such later date as the Collateral Agent shall determine in its sole discretion), address and other identifying information with respect to such Mortgaged Property reasonably satisfactory to the Collateral Agent and (i) if any improvements on such Mortgaged Property are located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area (as may be established by a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property), no later than 5 days prior to the execution and delivery of such Mortgage (or such later date as the Collateral Agent shall determine in its sole discretion), evidence of a flood insurance policy (if such insurance is required by Law and commercially reasonably available) from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee, or (ii) a certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence reasonably satisfactory to the Collateral Agent that none of the improvements on such Mortgaged Property is located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area and (B) such other documents that the Collateral Agent may reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including, but not limited to, any consents, agreements, opinions and confirmations of third parties, surveys, insurance policies, and appraisals (but without duplication of the documents described in clause (viii) below), as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and (2) for the avoidance of doubt, no Real Property shall be taken as Collateral unless each Lender confirms to the Administrative Agent and the Collateral Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender; provided, however, that the provisions of this paragraph (vii) shall not apply with respect to Real Property if the Collateral Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest or adhering to the provisions of this paragraph (vii) are excessive in relation to the value of the security to be afforded thereby;

(viii)     the Collateral Agent shall have received an American Land Title Association Lender’s Extend Coverage policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the applicable Borrower, each policy in an amount not less than 100% or lesser percentage of the fair market value of the applicable Mortgaged Property as reasonably determined by the Collateral Agent, issued by a nationally recognized title insurance company approved by the Collateral Agent, insuring the Lien of each Mortgage in respect of the Mortgaged Property set forth on Schedule 1.01(b) as a valid Lien on the Mortgaged Property described therein, free of any Liens and other title defects except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request, including with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent;

(ix)     upon or prior to the delivery of the Mortgages, the Collateral Agent shall have received evidence of the insurance required by the terms of the Mortgages;

(x)     except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and

(xi)     except as otherwise approved in writing by the Administrative Agent, (i) each Subsidiary of either Borrower (other than any Receivables Subsidiary) that incurs Guarantees to support any Indebtedness for borrowed money in an amount in excess of $15,000,000 of any Loan Party or any Affiliate of any Loan Party shall, within 30 days (or such longer time as the Administrative Agent may agree) after incurring such Guarantees, guaranty the ABL Finance Obligations and (ii) each such Person that grants Liens to support any Indebtedness for borrowed money in an amount in excess of $15,000,000 of any Loan Party or any Affiliate of any Loan Party (including to secure Guarantees of such Person that support such Indebtedness) to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Person’s property to secure the ABL Finance Obligations within 30 days (or such longer time as the Administrative Agent may agree) after granting such Liens;

(xii)     after the Closing Date, the Collateral Agent shall have received (A) such other Security Documents as may be required to be delivered pursuant to Section 6.10, and (B) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 6.10.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that either (i) such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or (ii) such extension of time is otherwise reasonable, necessary or appropriate, and each Lender hereby consents to any such extensions of time. Without limitation of the foregoing, (a) the Borrowers shall not be required to comply with clauses (vii) through (ix) above with respect to the plant owned by Ravenswood located in Ravenswood, West Virginia or any property owned by Wise prior to the date that is 90 days after the Closing Date, or such later date as the Administrative Agent may agree in its sole discretion and (b) in no event shall a Mortgage with respect to the Specified Mill Assets be required.

“Commitments” means (a) with respect to any Lender, such Lender’s Revolving Facility Commitment (including any Incremental Revolving Facility Commitment) and (b) with respect to the Swing Line Lender, its Swing Line Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)     consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments, the interest component of Capital Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Swap Obligations (but excluding unrealized mark-to-market gains and losses attributable to such Swap Obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees), and excluding interest expense attributable to the Factoring Facilities or any Qualified Receivables Financing or other factoring arrangements (to the extent accounted for as interest expense under Applicable Accounting Rules), amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2)     consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; plus

(3)     preferred stock dividends paid in cash in respect of Disqualified Stock of the Ultimate Parent held by persons other than the Ultimate Parent or a Subsidiary; plus

(4)     Commissions based on draws, discounts and yield (but excluding other fees and charges, including commitment fees) incurred in connection with any Receivables Financing which are payable to Persons other than the Ultimate Parent and its Subsidiaries; minus

(5)     interest income for such period.

  For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Ultimate Parent to be the rate of interest implicit in such Capital Lease Obligation in accordance with Applicable Accounting Rules.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)     any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges, in each case, other than those which could be categorized under clause (4) of the definition of “EBITDA” (less all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction of fixed assets and any fees, expenses or charges related to any equity offering, Investment permitted hereunder, acquisition, disposition, receivables financing, recapitalization or issuance, repayment, incurrence, refinancing, amendment or modification of Indebtedness permitted to be incurred by this Agreement (in each case, whether or not successful), in each case, shall be excluded;

(2)     any increase in amortization or depreciation or any non-cash charges, in each case resulting from purchase accounting in connection with any acquisition that is consummated after the Closing Date shall be excluded;

(3)     the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)     any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)     any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrowers) shall be excluded;

(6)     any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness or Swap Obligations or other derivative instruments shall be excluded;

(7)     the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(8)     [Reserved];

(9)     any non-cash impairment charges or asset write-offs resulting from the application of Applicable Accounting Rules and the amortization of intangibles arising pursuant to Applicable Accounting Rules shall be excluded;

(10)     any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights of such Person or any of its Subsidiaries shall be excluded;

(11)     any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses related to employment of terminated employees, (d) [Reserved] or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Subsidiaries, shall be excluded;

(12)     accruals and reserves that are established or adjusted in accordance with Applicable Accounting Rules or changes as a result of the adoption or modification of accounting policies shall be excluded;

(13)     (a)(i) the non-cash portion of “straight line” rent expense shall be excluded and (ii) the cash portion of “straight line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting shall be excluded;

(14)     unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies shall be excluded;

(15)     solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Ultimate Parent calculated in accordance with Applicable Accounting Rules and the actual Consolidated Taxes paid in cash by the Ultimate Parent during any reference period shall be included;

(16)     non-cash charges for deferred tax asset valuation allowances shall be excluded;

(17)     an adjustment (which may be a negative number) shall be made to the extent that Net Income was calculated on an average cost basis with respect to inventory, in order to reflect the additional Net Income (or the reduction to Net Income) which would have been recognized using an approximation of last in first out inventory accounting; and

(18)     any loss on sale of receivables and related assets in a Factoring Facility or other Qualified Receivables Financing shall be excluded.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, accretion and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with Applicable Accounting Rules, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrowers and their consolidated Subsidiaries, determined in accordance with the Applicable Accounting Rules, as set forth on the consolidated balance sheet of the Borrowers as of such date.

“Constellium Entities” means, collectively, Ultimate Parent and its Subsidiaries other than the Holdcos and the Borrowers.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each Deposit Account that is subject to a Deposit Account Control Agreement in form and substance satisfactory to the Administrative Agent and, in the event that such Deposit Account holds Cash Collateral, the L/C Issuers.

“Co-Syndication Agents” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., and Deutsche Bank Securities Inc., in its capacity as a co-syndication agent.

“Credit Event” has the meaning assigned to such term in Article V.

“Crown” means Crown Holdings, Inc., a Pennsylvania corporation, and its successors and assigns.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.13(c).

“Defaulting Lender” means any Lender that (i) has failed (A) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (B) to pay to the Administrative Agent, an L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans or Agent Advances) within two Business Days of the date when due, (ii) has notified the applicable Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has generally defaulted on its funding obligations under other loan agreements or credit agreements or other similar financing agreements, (iv) has failed, within three Business Days after written request by the Administrative Agent or the applicable Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent and such Borrower), or (v) has, or has a direct or indirect parent company that has, (A) become insolvent, or become generally unable to pay its debts as they become due, or admitted in writing its inability to pay its debts as they become due, or made a general assignment for the benefit of its creditors, (B) become the subject of a proceeding under any Debtor Relief Law, (C) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (D) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (v) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and, to the extent permitted by law, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” means a “deposit account” (as defined in the Uniform Commercial Code) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.

“Deposit Account Control Agreement” means a deposit account control agreement among the Collateral Agent, any Borrower or other Loan Party maintaining a Deposit Account at any bank or financial institution (an “Account Bank”) and such Account Bank, which agreement shall be on terms reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the applicable Borrower) of non-cash consideration received by such Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by their terms (or by the terms of any security or other Equity Interests into which such Equity Interests are convertible or for which they are redeemable or exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other ABL Credit Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Facility Maturity Date and (y) the date on which the Loans and all other ABL Credit Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrowers or their respective Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the applicable Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary or a subsidiary listed on Schedule 1.01(a).

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided that the aggregate amount of business optimization expenses and other restructuring charges or expenses added pursuant to this clause (4) shall not exceed the greater of (i) €20.0 million and (ii) 10% of EBITDA for such period;

less, without duplication,

(5) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.11.

“Eligible Accounts” means all Accounts of each Borrower reflected in the most recent Borrowing Base Certificate (but, with respect to each such Account, solely to the extent of the unpaid portion of the obligations stated on the respective Account invoices issued to a customer of such Borrower with respect to inventory sold and shipped or services performed in the ordinary course of business, in each case net of any credits, rebates or offsets owed by such Borrower to the respective customer, and any unapplied cash), except any Account with respect to which any of the exclusionary criteria set forth below applies:

(a)     Accounts of Account Debtors set forth on Schedule 1.01(h);

(b)     with respect to which any of the representations, warranties, covenants, and agreements contained in Section 4.05 of the Collateral Agreement are not or have ceased to be correct or have been breached;

(c)     with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(d)     (i) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (ii) which represents a progress billing; provided that for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon completion of any further performance under the contract or agreement or is subject to the equitable lien of a surety bond issuer;

(e)     with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of an Account Debtor who is an individual; (ii) the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under any Debtor Relief Law; (iii) the making of any general assignment by the Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian”, as defined in the U.S. Bankruptcy Code; (v) the institution by or against the Account Debtor of any other type of insolvency proceeding (under the U.S. Bankruptcy Code, another Debtor Relief Law or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of the Account Debtor; (vii) the nonpayment generally by the Account Debtor of its debts as they become due; or (viii) the cessation of the business of the Account Debtor as a going concern;

(f)     if fifty percent (50.0%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) preceding;

(g)     owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada; (ii) is not organized under the laws of the United States or Canada or any political subdivision, state, or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that (x) such Account is insured by the Export-Import Bank of the United States or other credit insurer acceptable to the Administrative Agent or secured or payable by a letter of credit satisfactory to the Administrative Agent as to form, amount and issuer in its reasonable discretion or (y) such Account is an Eligible Foreign Account; provided that to the extent the aggregate amount of such Eligible Foreign Accounts exceeds $30,000,000 at any time, such excess shall be excluded;

(h)     Intercompany Accounts or other Accounts owed by an Account Debtor which is an Affiliate (other than Constellium-UACJ ABS LLC) or employee of any Borrower or Subsidiary;

(i)     except as agreed by the Administrative Agent as provided in clause (g) preceding or clause (l) following regarding political subdivisions of the United States of America but not the U.S. federal government, with respect to which either the perfection, enforceability, or validity of the Collateral Agent’s Lien in such Account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j)     owed by an Account Debtor to which a Loan Party or any of their respective Subsidiaries is indebted in any way, or which is subject to any right of set-off or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement that the Collateral Agent has accepted in writing in its reasonable discretion to waive set-off rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, set-off, recoupment, dispute, or claim;

(k)     with respect to which such Borrower at the time of determination deems such Account as uncollectible;

(l)     owed by the United States of America, any state or county thereof or any municipality or other political subdivision, department, agency, public corporation or other instrumentality of any of the foregoing (unless such Borrower complies with any applicable assignment of claims act restricting the assignment thereof with respect to such obligation if the Collateral Agent reasonably determines that its Lien therein is not or cannot be otherwise perfected);

(m)     which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or other terms by reason of which the payment by the Account Debtor is conditional;

(n)     which is evidenced by a promissory note or other instrument, by judgment or by chattel paper;

(o)     (i) at any time that the senior, unsecured, non-credit enhanced long term Indebtedness of Anheuser-Busch InBev SA/NV receives a rating less than BBB- from S&P, less than BBB- from Fitch or less than Baa3 from Moody’s, with respect to the AB Receivables, such

Accounts exceed a percentage of the aggregate Eligible Accounts determined by the Administrative Agent in its Permitted Discretion and (ii) when aggregated with all other Accounts (other than AB Receivables) owing by an Account Debtor, such Accounts exceed 25% of the aggregate Eligible Accounts;

(p)     in the Administrative Agent’s Permitted Discretion upon thirty (30) days’ prior notice to the Borrowers, with respect to which the Account Debtor is located in any state requiring the filing of a “Notice of Business Activities Report” or similar report in order to permit the applicable Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a “Notice of Business Activities Report” or equivalent report for the then current year;

(q)     which arises out of a sale of goods or performance of services not made in the ordinary course of such Borrower’s business, including sales of equipment and bulk sales;

(r)     with respect to which the goods giving rise to such Account have not been shipped and delivered to, or have been rejected or objected to, by the Account Debtor or the services giving rise to such Account have not been performed by such Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services, but, in each case, only to the extent of the portion of such Account applicable to goods or services in question;

(s)     which arises out of an enforceable contract or order which, by its terms, validly forbids, restricts, or makes void or unenforceable the granting of a Lien by such Borrower to the Collateral Agent with respect to such Account;

(t)     which is not subject to a first priority and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, or which is subject to any other Lien other than (i) Liens securing Indebtedness that is permitted to be incurred and secured pursuant to the terms of this Agreement and that are subject to the Intercreditor Agreements (or any additional intercreditor agreements, reasonably satisfactory to the Administrative Agent), providing that such Liens are subordinated in right of priority to the Liens securing the ABL Finance Obligations and (ii) Permitted Liens arising by operation of law as described in clauses (d), (e) and (k) of the definition thereof;

(u)     which is an Account owed to a Borrower acquired in a Permitted Business Acquisition under this Agreement, unless either (i) the Administrative Agent has been given the opportunity for a reasonable period (which shall not be required to be longer than thirty (30) days and which shall, at the request of such Borrower, be completed prior to the consummation of such Permitted Business Acquisition; provided that the Administrative Agent shall have been given, for a period of at least thirty (30) days prior to such consummation, all information and access to the properties, records, files and books of account of such Borrower as the Administrative Agent reasonably deems necessary) to complete such due diligence as the Administrative Agent deems, in the exercise of Permitted Discretion, to be necessary in the circumstances, or (ii) at the time of such Permitted Business Acquisition, the sum of the Eligible Accounts and Eligible Inventory of such Borrower then being acquired is less than $5,000,000;

(v)     prior to the Incremental Facility Effective Date, any AB Receivables (other than AB Receivables for which an Eligible Foreign Account Debtor is the Account Debtor);

(w)     any Qualified Receivables subject to a Qualified Receivables Financing;

(x)     with respect to which an invoice has not been sent to the applicable Account Debtor;

(y)     that arise with respect to goods that are sold on a cash-on-delivery basis;

(z)     that are payable in any currency other than Dollars; and

(aa)    that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until fifteen (15) days following the date on which the Administrative Agent gives notice to the Borrowers of such ineligibility, except for calculations of the Borrowing Base for purposes of Section 5.01(c)(ii)(B), in which case such exclusion shall be immediate.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Foreign Account” means an Account of any Borrower with respect to which an Eligible Foreign Account Debtor is the Account Debtor and that would constitute an Eligible Account but for clause (g) of the definition of “Eligible Accounts”, so long as such Account satisfies each of the following criteria: (i) such Account is at all times billed and payable in Dollars, (ii) all payments in respect of such Account are made by such Eligible Foreign Account Debtor to the applicable Borrower in the United States or to an account located in the United States that is subject to a Deposit Account Control Agreement (subject to the post-closing timing requirement specified in Section 6.10(h) of this Agreement) and (iii) such Account is subject to a first priority valid and perfected security interest of the Administrative Agent in the United States; provided that such Borrower shall, promptly upon request of the Administrative Agent, execute and deliver, or cause to be executed and delivered to the Administrative Agent such agreements, documents and instruments as may be required by the Administrative Agent to perfect the security interest of the Administrative Agent in such Account in accordance with the applicable laws of the jurisdiction of formation of such Eligible Account Debtor and take, or cause to be taken, such other and further actions as the Administrative Agent may request to enable the Administrative Agent, as secured party with respect thereto, to collect such Account under the applicable laws of such jurisdiction of formation.

“Eligible Foreign Account Debtors” means Persons designated by the Administrative Agent as “Eligible Foreign Account Debtors” from time to time in its Permitted Discretion, which Persons shall initially be (i) the foreign Affiliates of Coca-Cola, (ii) the foreign Affiliates of Rexam and Ball Corporation, (iii) the foreign Affiliates of Crown (including NAFCEL), (iv) Anheuser-Busch and its foreign Affiliates that are not subject to an AB Receivables Financing and (v) Airbus and its foreign Affiliates for so long as the senior, unsecured, non-credit enhanced long term Indebtedness of Airbus receives a rating greater than or equal to BBB- from S&P, greater than or equal to BBB- from Fitch and greater than or equal to Baa3 from Moody’s. For purposes of clarity, the Administrative Agent may from time to time in its Permitted Discretion remove such designation with respect to any Person that was previously designated as an “Eligible Foreign Account Debtor,” after which time such Person shall no longer constitute an “Eligible Foreign Account Debtor” (unless the Administrative Agent subsequently redesignates such Person as an “Eligible Foreign Account Debtor” in its Permitted Discretion).

“Eligible Inventory” means all Inventory of each Borrower reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies:

(a)     Inventory that is not owned by any Borrower;

(b)     Inventory that is not subject to the Collateral Agent’s Liens, or is subject to any other Lien, other than (i) Liens securing Indebtedness that is permitted to be incurred and secured pursuant to the terms of this Agreement and that are subject to the Intercreditor Agreement (or an additional intercreditor agreement, reasonably satisfactory to the Administrative Agent) providing that such Liens are subordinated in right of priority to the Liens securing the ABL Finance Obligations and (ii) Permitted Liens arising by operation of law as described in clauses (d), (e), (k) and (r) of the definition thereof; provided that, unless such Permitted Liens (A) are junior in priority to the Collateral Agent’s Liens (other than statutory landlord’s Liens to the extent provided otherwise by a requirement of applicable Law) and (B) do not impair directly or indirectly the ability of the Collateral Agent to realize on or obtain the full benefit of the Collateral, the Administrative Agent may, in the exercise of Permitted Discretion, establish a Reserve against Availability with respect to any Inventory subject to such Permitted Liens in an amount not to exceed (on an aggregate basis for all Inventory from time to time subject to such Permitted Liens) (1) in the case of Inventory subject to Liens described in clause (e) of the definition of Permitted Liens, the greater of (x) an amount equal to the amount which would have to be paid to such Lien claimant in order to obtain a release of such Liens, and (y) with respect to landlords’ liens, an amount equal to sixty (60) days’ rent for the properties or facilities on or at which the applicable Inventory is located, (2) in the case of Inventory subject to Liens described in clause (d) or (r) of the definition of Permitted Liens, the amount of such Taxes, fees, assessments, duties or other charges, and (3) in the case of Inventory subject to Liens described in clause (k) of the definition of Permitted Liens, the amount specified in such judgments or notices;

(c)     Inventory that does not consist of finished goods or raw materials (except that “work-in-process” shall constitute Eligible Inventory, other than any cost relating to a conversion of “work-in-process” to finished Inventory);

(d)     Inventory that consists of chemicals, supplies, spare parts, packing and shipping materials, or advertising or marketing materials (including samples), other than coatings and lubricants which shall constitute Eligible Inventory;

(e)     Inventory that is not in good condition, is unmerchantable or fails to meet all material standards imposed by any Governmental Authority having regulatory authority over such goods, its use, or sale;

(f)     Inventory that is not currently either usable or salable in the normal course of any Borrower’s business;

(g)     Inventory that is not located within the United States, other than (x) Eligible In-Transit Inventory not exceeding $25,000,000, and (y) Inventory in which the Collateral Agent’s Liens are continuously perfected pursuant to documentation reasonably acceptable to the Collateral Agent;

(h)     if such Inventory is located in a public warehouse or in possession of a bailee or in a facility leased by such Borrower; provided that such Inventory will be Eligible Inventory if the warehouseman, the bailee, or the lessor has delivered to the Collateral Agent, if requested by the Collateral Agent, a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent (or if such Borrower is unable to obtain any such subordination or such Borrower has notified the Administrative Agent of such warehouse, bailment or lease and such subordination has not been requested, such Inventory shall be Eligible Inventory but the Administrative Agent may, in the exercise of Permitted Discretion, establish a Reserve with respect to any Inventory so located or possessed in an amount not to exceed (on an aggregate basis for all Inventory from time to time so located or possessed) (A) in the case of Inventory located in a public warehouse or leased facility, the greater of (x) an amount equal to the amount which would have to be paid to such claimant in order to obtain a release of any Permitted Lien held by such claimant, or (y) an amount equal to sixty (60) days’ rent or storage fee for the warehouses or facilities on or at which the applicable Inventory is located and (B) in the case of Inventory otherwise in the possession of a bailee, the amount necessary to complete any work being performed on such Inventory and/or to obtain a surrender of the Inventory to the possession of such Borrower or the Collateral Agent);

(i)     if such Inventory contains or bears any Intellectual Property Rights licensed to such Borrower by any third party, the Collateral Agent shall not be reasonably satisfied that it may sell or otherwise dispose of such Inventory in accordance with Article VIII without infringing the rights of the licensor of such Intellectual Property Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if the Collateral Agent deems it necessary, such Borrower shall deliver to the Collateral Agent a consent or sublicense agreement from such licensor in form and substance reasonably acceptable to the Collateral Agent;

(j)     Inventory that is owned by a Borrower acquired in a Permitted Business Acquisition under this Agreement, unless either (i) the Administrative Agent has been given the opportunity for a reasonable period (which shall not be required to be longer than thirty (30) days and which shall, at the request of such Borrower, be completed prior to the consummation of such Permitted Business Acquisition provided that the Administrative Agent shall have been given, for a period of at least thirty (30) days prior to such consummation, all information and access to the properties, records, files, and books of account of such Borrower as the Administrative Agent reasonably deems necessary for such completion) to complete such due diligence as it deems, in the exercise of Permitted Discretion, to be necessary in the circumstances, or (ii) at the time of such Permitted Business Acquisition, the sum of the Eligible Accounts and Eligible Inventory of such Borrower then being acquired is less than $5,000,000;

(k)     Inventory that is unsalable, but solely to the extent the book value of such Inventory exceeds its scrap value;

(l)     Inventory is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(m)     Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(n)     Inventory that consists of packing or shipping materials, or manufacturing supplies;

(o)     Inventory that consists of tooling or replacement parts;

(p)     Inventory that consists of display items;

(q)     Inventory that consists of goods which have been returned by the buyer; provided that, Inventory shall not be excluded from Eligible Inventory pursuant to this clause if such Inventory has been inspected and re-valued by the applicable Borrower upon return and is able to be resold or reused in the ordinary course of business;

(r)     Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; or

(s)     Inventory that is not covered by casualty insurance reasonably acceptable to the Administrative Agent.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until fifteen (15) days following the date on which an Agent gives notice to the Borrowers of such ineligibility, except for calculations of the Borrowing Base for purposes of Section 5.01(c)(ii)(B), in which case such exclusion shall be immediate.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by a Borrower, which Inventory is in transit to the United States or to an Eligible Foreign Account Debtor and (a) for which title and risk of loss has been transferred to or remains with such Borrower, (b) is fully insured as required by Section 6.02, (c) is subject to a first priority perfected security interest in and lien upon such goods in favor of the Collateral Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods) pursuant to documentation reasonably acceptable to the Collateral Agent and (d) is evidenced or deliverable pursuant to documents that have been delivered to the Collateral Agent, as reasonably requested by the Collateral Agent from time to time.

“Embargoed Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by Her Majesty’s Treasury or the

European Union, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) the government or an agency of the government of a Sanctioned Country or (d) any Person owned or Controlled by any Persons or agencies described in any of the preceding clauses (a) through (c).

“Engagement Letter” means that certain Engagement Letter dated as of May 15, 2017 by and among Wells Fargo Capital Finance, LLC, Ravenswood and Wise.

“environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Liabilities” means all Liabilities (including costs of natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the date hereof.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Holdcos, the Borrowers or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan, other than in respect of an event for which advance notice is waived under applicable regulations; (ii) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA; (iii) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (v) the incurrence by the Holdcos, a Borrower, a

Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (vi) the receipt by the Holdcos, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vii) a determination that any Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (viii) the incurrence by the Holdcos, a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (ix) the receipt by the Holdcos, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Holdcos, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (x) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or, if unavailable, other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Base Rate Loan to a Eurodollar Rate Loan) by a Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). Each determination of the Eurodollar Base Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.14) or (B) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or Section 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) or Section 3.06(a) and (iv) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exempt Deposit Accounts” means (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the applicable Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties; or (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, trust or similar accounts and (iii) other non-concentration accounts containing less than $1,000,000 individually and in the aggregate for all such other non-concentration accounts.

“Existing Agent” means, collectively or individually as the context may require, the Existing Ravenswood Agent and the Existing Wise Agent.

“Existing Credit Agreement” means, collectively or individually as the context may require, the Existing Ravenswood Credit Agreement and the Existing Wise Credit Agreement.

“Existing Letters of Credit” means, collectively or individually as the context may require, the letters of credit set forth on Schedule 1.01(g).

“Existing Ravenswood Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent and collateral agent under the Existing Ravenswood Credit Agreement.

“Existing Ravenswood Credit Agreement” means that certain ABL Credit Agreement, dated as of May 25, 2012, among Parent Guarantor, Ravenswood Holdings, Ravenswood, the lenders from time to time party thereto and the Existing Ravenswood Agent.

“Existing Wise Agent” means Wells Fargo, in its capacity as administrative agent under the Existing Wise Credit Agreement.

“Existing Wise Credit Agreement” means that certain Credit Agreement, dated as of December 11, 2013, by and among Wise, the other persons party thereto from time to time designated as credit parties, the financial institutions party thereto from time to time, and the Existing Wise Agent.

“Facility Maturity Date” means the earlier of (i) June 21, 2022 and (ii) 90 days prior to the maturity date of the Secured Notes Obligations; provided, that the foregoing clause (ii) shall not be applicable in the event that the Secured Notes Obligations are repaid in full, the maturity date is extended to a date that is at least 90 days after the date set forth in clause (i) of this definition or the outstanding principal balance thereof has been permanently reduced prior to such 90th day to an amount which does not exceed $50,000,000.

“Facility Termination Date” means the date on which (A) the Commitments have terminated, (B) all ABL Credit Obligations (other than contingent indemnification obligations) have been paid in full, (C) all ABL Finance Obligations arising under Secured Cash Management Agreements and Secured Rate Contracts that the Administrative Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, have been paid in full in cash and (D) all Letters of Credit have expired or terminated (other than Letters of Credit as to which other arrangements, including cash collateralization or backstopping, reasonably satisfactory to the Administrative Agent and the L/C Issuers shall have been made).

“Factoring Facilities” means the receivables purchase facilities granted to certain Subsidiaries of Ultimate Parent pursuant to (a) the agreement dated as of December 3, 2015 between GE Factofrance S.A.S. as purchaser, Constellium Issoire S.A.S., Constellium Neuf Brisach S.A.S. and Constellium Extrusions France S.A.S. as sellers, Parent Guarantor and Constellium Switzerland AG, (b) the agreement dated as of May 27, 2016 between GE Capital Bank AG as purchaser and Constellium Rolled Products Singen GmbH as seller, (c) the agreement dated as of March 26, 2014 between GE Capital Bank AG as purchaser and Constellium Singen GmbH as seller, (d) the agreement dated as of December 16, 2010 between GE Capital Bank AG as purchaser and Constellium Extrusions Deutschland GmbH as seller, (e) the agreement dated as of December 16, 2010 between GE Capital Bank AG as purchaser and Constellium Valais AG as seller, (f) the agreement dated as of June 26, 2015 between GE Capital Bank AG as purchaser and Constellium Extrusions Decin S.R.O. as seller, (g) the agreement dated as of December 15, 2015 between Deutsche Bank Trust Company Americas as purchaser and Constellium Automotive USA, LLC as seller, in each case, as such agreement may be amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original parties or otherwise), restructured, or otherwise modified from time to time. On July 20, 2016, the Banque Fédérative du Crédit Mutuel purchased the Equipment Finance and Receivable Finance businesses of GE. Pursuant to this transaction, GE Factofrance S.A.S. was renamed Factofrance and GE Capital Bank AG was renamed Targo Commercial Financing AG.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) zero (0.00%) per annum and (b) the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and, (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fees” means, collectively, the Commitment Fees, the Incremental Facility Commitment Fees, the Incremental Facility Exercise Fees, the Letter of Credit Fees, the L/C Issuer Fees and the Administrative Agent Fees.

“Financial Covenant Triggering Event” shall occur at any time that Availability is less than 10% of the Maximum Credit; provided that if such Availability shortfall is the result of a contraction of the Borrowing Base (as opposed to an increase of the Revolving Facility Credit Exposure), no Event of Default shall be deemed to have occurred with respect to Section 7.12 unless such Availability shortfall continues for a period of five (5) consecutive Business Days (and, for the avoidance of doubt, no Credit Event shall be permitted during such 5-Business Day period); provided further that a Default will occur immediately upon the occurrence of any such Availability shortfall and shall continue during such 5 Business Day-period unless waived or cured during such period.

“Financial Officer” of any person means the Chief Financial Officer, Treasurer, or Controller of such person.

“Fitch” means Fitch Ratings, Inc.

“Fixed Charge Coverage Ratio” means the ratio of (i) EBITDA of the Ultimate Parent and its Subsidiaries for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Sections 6.04(a) or (b) hereof minus the income taxes paid in cash by the Ultimate Parent and its Subsidiaries and included in the determination of Consolidated Net Income for such period minus Unfinanced Capital Expenditures of the Ultimate Parent and its Subsidiaries during such period to (ii) the sum of (A) scheduled principal payments required to be made during such period in respect of Indebtedness for borrowed money of the Ultimate Parent and its Subsidiaries plus (B) the Consolidated Interest Expense (excluding amortization of any original issue discount, interest paid in kind or added to principal and other noncash interest) of the Ultimate Parent and its Subsidiaries, in each case to the extent paid in cash for such period.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Foreign Lender” means a Lender or L/C Issuer that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations arising in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Facility Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSHCO” means any Subsidiary of the Borrowers all or substantially all of the assets of which are Equity Interests (or Equity Interests and Indebtedness) in one or more CFCs, so long as such Subsidiary (i) does not conduct any material amount of business or activity other than the ownership of such Equity Interests or Indebtedness and (ii) does not incur, and is not otherwise liable for, any Indebtedness or other liabilities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date. For purposes herein, the term “consolidated” means such Person consolidated with the Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, including any supra-national bodies such as the European Union or the European Central Bank.

“Guarantee” of or by any person (the “guarantor”) means (i) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (D) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (E) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (ii) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” has the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantor” means any of the Borrowers, the Holdcos and the Subsidiary Loan Parties, and “Guarantors” means two or more of them, collectively.

“Guaranty” means, collectively, the guaranty made by the Guarantors under the Collateral Agreement in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdcos” means, collectively or individually as the context may require, (a) the Parent Guarantor, (b) with respect to Ravenswood, Ravenswood Holdings and (c) with respect to Wise, Wise Holdings.

“Honor Date” has the meaning specified in Section 2.05(c)(i).

“IFRS” means the accounting and financial reporting standards issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary that, as of the last day of the fiscal quarter of the Borrowers most recently ended, (i) did not have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrowers and their Subsidiaries on a consolidated basis as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrowers and their Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(c).

“Incremental Amount” means $200,000,000.

“Incremental Facility Commitment Fee” has the meaning assigned to such term in Section 2.12(d).

“Incremental Facility Effective Date” has the meaning assigned to such term in Section 2.15.

“Incremental Facility Exercise Fee” has the meaning assigned to such term in Section 2.15.

“Incremental Revolving Facility” means the Incremental Revolving Facility Commitments and the extensions of credit made hereunder by the Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Lender” means a Lender with an Incremental Revolving Facility Commitment.

“Incremental Revolving Facility Commitment” means, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to increase its Revolving Facility Commitment pursuant to Section 2.15. The amount of each Lender’s Incremental Revolving Facility Commitment is set forth on Part I of Schedule 2.15 and the amount of each Lender’s Revolving Facility Commitment on and after the Incremental Facility Effective Date is set forth on Part II of Schedule 2.15, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving

Facility Commitment, as applicable. The aggregate amount of the Lenders’ Incremental Revolving Facility Commitments on the Closing Date is $200,000,000.

“Incremental Revolving Facility Percentage” means, with respect to any Incremental Revolving Facility Lender, the percentage of the total Incremental Revolving Facility Commitments represented by such Lender’s Incremental Revolving Facility Commitment.

“Indebtedness” of any person means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with the Applicable Accounting Rules, (v) all Capital Lease Obligations of such person, (vi) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Contracts, (vii) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (viii) the principal component of all obligations of such person in respect of bankers’ acceptances, (ix) all Guarantees by such person of Indebtedness described in clauses (i) through (viii) above and (x) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations, except to the extent such obligations constitute a liability on the balance sheet of such person in accordance with the Applicable Accounting Rules. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.07.

“Information Memorandum” means the Confidential Information Memorandum dated May 2017, as modified or supplemented prior to the Closing Date.

“Intellectual Property Rights” has the meaning assigned to such term in Section 4.23.

“Intercompany Accounts” means all obligations and liabilities, however arising, which are due to any Loan Party from, which are due from any Loan Party to, or which otherwise arise from any transaction by any Loan Party with, any Affiliate of such Loan Party.

“Intercreditor Agreement” means, collectively or individually as the context may require, the PBGC Intercreditor Agreement, the Wise Intercreditor Agreement and the Ravenswood Intercreditor Agreement.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (i) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (ii) with respect to any Base Rate Loan, the first day of each April, July, October and January.

“Interest Period” means, as to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such interest period), as a Borrower may elect, or the date any Eurodollar Rate Borrowing is converted to a Base Rate Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” has the meaning assigned to such term in the Collateral Agreement.

“Investment” has the meaning assigned to such term in Section 7.04.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the applicable Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunners” means Wells Fargo, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., in their capacities as joint bookrunners.

“Joint Lead Arrangers” means Wells Fargo, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., in their capacities as joint lead arrangers.

“Junior Financing” has the meaning assigned to such term in Section 7.09(b)(i).

“L/C Advance” means, with respect to each Revolving Facility Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Facility Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (i) Wells Fargo in its capacity as issuer of Letters of Credit under Section 2.05(b) and its successor or successors in such capacity and (ii) any other Lender which the Borrowers shall have designated (with such Lender’s consent) as an “L/C Issuer” by notice to the Administrative Agent (including any Lender designated as such as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender) that is reasonably acceptable to the Administrative Agent.

“L/C Issuer Fees” has the meaning specified in Section 2.05(i).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lender” means each financial institution listed on Schedule 2.01 (other than any such person that ceased to be a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.06), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.06; and shall include, as the context may require, the Swing Line Lender in such capacity.

“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder, including, for the avoidance of doubt, any Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit (including a trade letter of credit in support of trade obligations of a Borrower and its Subsidiaries) or a standby letter of credit.

“Letter of Credit Request” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.05(h).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset or (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” means this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreements, and any Note issued under Section 2.09(e), and solely for the purposes of Sections 5.02 and 8.01 hereof, the Engagement Letter.

“Loan Modification Agreement” has the meaning assigned to such term in Section 10.01.

“Loan Modification Offer” has the meaning assigned to such term in Section 10.01.

“Loan Parties” means, collectively or individually as the context may require, the Holdcos (other than the Parent Guarantor), the Borrowers and the Subsidiary Loan Parties.

“Loans” means the Revolving Facility Loans and the Swing Line Loans.

“Local Time” means New York City time.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on the business, property, operations or condition of the Borrowers and their respective Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than Loans) of any one or more of (i) Ultimate Parent or any Subsidiary thereof (other than the Borrowers and their Subsidiaries) in an aggregate principal amount exceeding $50,000,000 and (ii) any Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maximum Credit” means, at any time, the total Revolving Facility Commitments in effect at such time. For the avoidance of doubt, the total Incremental Facility Revolving Commitments shall not be included in the Maximum Credit unless and until the Incremental Facility is exercised and becomes effective in accordance with Section 2.15.

“Maximum Rate” has the meaning assigned to such term in Section 10.10.

“Minimum Borrower EBITDA Contribution” means, for any period, the ratio (expressed as a percentage) of (x) the combined EBITDA of the Borrowers and their Subsidiaries for such period to (y) the consolidated EBITDA of the Ultimate Parent and its Subsidiaries for such period.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of an L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Real Properties owned in fee simple by the Loan Parties and encumbered by a Mortgage that are set forth on Schedule 1.01(b) and each additional Real Property encumbered by a Mortgage pursuant to Section 6.10.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in a form reasonably acceptable to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower, the Holdcos or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions, or otherwise has any outstanding liability.

“NAFCEL” means National Factory for Can Ends Ltd., a limited liability company formed under the laws of Saudi Arabia.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with the Applicable Accounting Rules and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means 100% of the cash proceeds actually received by any Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 7.05(a), (b), (c), (d), (e), (f), (h), (i), (j), (m), (n) or (o)), net of (A) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (B) Taxes paid or payable as a result thereof, and (C) the amount of any reasonable reserve established in accordance with the Applicable Accounting Rules against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (A) above) (x) related to any of the applicable assets and (y) retained by any Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided that, if no Event of Default exists and the applicable Borrower shall deliver a certificate of a Responsible Officer of such Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth such Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of such Borrower and its Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15-month period but within such 15-month period are contractually committed to be used, then, upon the termination of such contract, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000, and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to a Borrower or any Affiliate of a Borrower shall be disregarded.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.05(b)(iii).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.05(b)(iv).

“Note” has the meaning assigned to such term in Section 2.09(e).

“OFAC” means, the U.S. Treasury Department’s Office of Foreign Assets Control.

“Orderly Liquidation Value” means an amount equal to the most recently determined Orderly Liquidation Value Factor multiplied by the book value of all Eligible Inventory of the Borrowers.

“Orderly Liquidation Value Factor” means, with respect to Eligible Inventory of the Borrowers, the net orderly liquidation value thereof (expressed as a percentage of book value) as determined by an Acceptable Appraiser in accordance with Section 6.11, net of all associated costs and expenses of such liquidation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of such Recipient engaging or having engaged in a trade or business in the jurisdiction imposing such Tax or any other present or former connection between such Recipient and such jurisdiction; provided that no such Recipient shall be deemed to be engaged in a trade or business in, or to have any other connection with, any jurisdiction solely as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to an assignment request by the Borrowers under Section 10.14.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

“Outstanding Amount” means, (i) with respect to Revolving Facility Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Facility Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Entity” means any direct or indirect parent of Parent Guarantor.

“Parent Guarantor” has the meaning assigned to such term in the preamble hereto.

“Participant” has the meaning assigned to such term in Section 10.06(d).

“Participant Register” has the meaning assigned to such term in Section 10.06(d).

“Payment Conditions” means, with respect to and after giving effect to any proposed Payment Event on a Pro Forma Basis, (1) prior to the Incremental Facility Effective Date, either (a) (i) Availability is not less than 15% of the Maximum Credit and (ii) the Fixed Charge Coverage Ratio is not less than 1.0 to 1.0 or (b) Availability is not less than 20% of the Maximum Credit and (2) on and after the Incremental Facility Effective Date, either (a) (i) Availability is not less than 12.5% of the Maximum Credit and (ii) the Fixed Charge Coverage Ratio is not less than 1.0 to 1.0 or (b) Availability is not less than 15% of the Maximum Credit, and, in each case, to the extent that Availability is less than 5% more than the minimum Availability required under the relevant preceding clause, the applicable Borrower shall have given prior written notice of such Payment Event to the Administrative Agent (for example, in the case of the preceding clause (1)(a)(i), prior written notice shall be required if Availability is less than 20% of the Maximum Credit).

“Payment Event” means a Permitted Business Acquisition, a designation of a Subsidiary or a Subsidiary Redesignation pursuant to the definition of “Unrestricted Subsidiary”, any Liens permitted pursuant to Section 7.02(u), any Investment permitted pursuant to Section 7.04(i), any

Restricted Payment permitted pursuant to Section 7.06(f), or any prepayment of Indebtedness permitted pursuant to Section 7.09(b)(i)(E).

“Payoff Letter” means, collectively or individually as the context may require, (a) that certain Pay-Off Letter, dated as of the date hereof, from the Existing Ravenswood Agent and accepted and agreed to by Ravenswood, Parent Guarantor, Ravenswood Holdings and the Administrative Agent and (b) that certain Termination Agreement, dated as of the date hereof, from the Existing Wise Agent and accepted and agreed to by Wise and the Administrative Agent.

“Payoff Letter Charges” means “Charges,” as such term is defined in the Payoff Letter.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PBGC Intercreditor Agreement” means that certain Intercreditor Agreement dated as of October 16, 2012 among PBGC, Wells Fargo, as successor in interest to Deutsche Bank Trust Company Americas, in its capacity thereunder as ABL collateral agent, and acknowledged and agreed to by Ravenswood.

“PBGC Lien” means the Lien granted by Ravenswood to the PBGC pursuant to that certain Settlement Agreement, dated as of January 26, 2001, by and between the PBGC and Ravenswood, as in effect on the date hereof.

“Perfection Certificate” means the Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Amendment” has the meaning assigned to such term in Section 10.01.

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in (or that results in a Borrower or its Subsidiaries owning all or substantially all the Equity Interests in), or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), but only if: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the applicable Borrower) in excess of $10,000,000, the Payment Conditions shall have been satisfied; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.01; and (v) to the extent required by Section 6.10, any person acquired in such acquisition, if acquired by a Borrower or a Domestic Subsidiary, shall be merged into such Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party.

“Permitted Discretion” means the reasonable credit judgment of the Administrative Agent exercised in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, and, as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, is based upon its consideration of any factor, including, without limitation, any factor that (a) it reasonably believes could adversely affect the quantity, quality, mix or value of Collateral (including any applicable Laws that may inhibit collection of an Account), the enforceability or priority of the Liens on the Collateral or the amount that the Administrative Agent and the Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party or the Parent Guarantor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any bankruptcy or insolvency proceeding involving a Loan Party or the Parent Guarantor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could increase the credit risk of lending to any Borrower on the security of the Collateral.

“Permitted Investments” means:

(i)      direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(ii)      bank deposits, checking accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(iii)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;

(iv)     commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(v)     securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(vi)     shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (i) through (v) above;

(vii)     money market funds that (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000;

(viii)    time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (ii) above) in an aggregate face amount not in excess of 0.50% of the total assets of the Borrowers and their Subsidiaries, on a consolidated basis, as of the end of the Borrowers’ most recently completed fiscal year; and

(ix)     instruments equivalent to those referred to in clauses (i) through (viii) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” has the meaning assigned to such term in Section 7.02.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the earlier of (x) the weighted average life to maturity of the Indebtedness being Refinanced and (y) 90 days after the Facility Maturity Date, (iii) if the Indebtedness being Refinanced is subordinated in right of payment to the ABL Credit Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such ABL Credit Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (iv) no Permitted Refinancing Indebtedness shall have different obligors (other than entities that are not the Borrowers or Subsidiaries thereof), or greater guarantees or security (other than from entities that are not the Borrowers or Subsidiaries thereof), than the Indebtedness being Refinanced (provided that (x) Indebtedness (A) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party that is reasonably satisfactory to the Administrative Agent and (B) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party and is reasonably satisfactory to the Administrative Agent and (y) other guarantees and security may be added to the extent then independently permitted under Article VII) and (v) if the Indebtedness being Refinanced is secured by any collateral owned by Ravenswood Holdings, Wise Holdings, the Borrowers or a Subsidiary of the Borrowers (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that, with respect to a Refinancing of subordinated Indebtedness permitted to be incurred herein, such Permitted Refinancing Indebtedness shall (x) be subordinated to the guarantee by the Holdcos and the Subsidiary Loan Parties of the Revolving Facility, and (y) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being refinanced.

“Person” and “person” mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) subject to the provisions of Title IV of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Holdcos, any Borrower or any ERISA Affiliate, or (iii) in respect of which the Holdcos, any

Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.08.

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Primary Payment Accounts” has the meaning ascribed to it in Section 6.12.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the Prime Rate shall be deemed to be zero)

“Pro Forma Basis” means, for purposes of making any computation hereunder, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with Applicable Accounting Rules), in each case with respect to an operating unit of a business, and any operational changes that the Ultimate Parent or any of its Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the applicable calculation date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Borrowers or any Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the applicable computation shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, is continued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrowers. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrowers, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described above reasonably expected to result from the applicable pro forma event in the 18-month period following the consummation of the pro forma event.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrowers to be the rate of interest implicit in such Capital Lease Obligation in accordance with Applicable Accounting Rules. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrowers may designate.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the sum of the amounts of such Lender’s Revolving Facility Commitment and Incremental Revolving Facility Commitment, if any (whether or not exercised or effective pursuant to Section 2.15) and the denominator of which is the sum of the amounts of all of the Lenders’ Revolving Facility Commitments and Incremental Revolving Facility Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the principal amount of ABL Credit Obligations owed to such Lender and the denominator of which is the aggregate principal amount of the ABL Credit Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Letters of Credit, Swing Line Loans and Agent Advances.

“Projections” means the projections of the Holdcos, the Borrowers and their respective Subsidiaries included in the Information Memorandum and any other projections and any forward looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Holdcos, the Borrowers or any of their respective Subsidiaries prior to the Closing Date.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified Receivables” means, collectively, Accounts for which the related Account Debtor is the entity set forth on Schedule 1.01(d) and/or its Affiliates; provided that, solely for purposes of Sections 7.02(ee) and 7.05(o), “Qualified Receivables” shall include related assets that are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“Qualified Receivables Financing” means (A) the Receivables Financing pursuant to the Factoring Facilities (including any increase in the amount thereof); (B) prior to the Incremental Facility Effective Date, the AB Receivables Financing and (C) any Receivables Financing that meets the following conditions:

(1) the Ultimate Parent or the applicable Subsidiary thereof shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Ultimate Parent or the applicable Subsidiary thereof in question;

(2) all sales of accounts receivable and related assets are made at fair market value;

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Ultimate Parent or the applicable Subsidiary thereof) and may include Standard Undertakings;

(4) if requested by the Administrative Agent, the lender or purchaser in connection with such Qualified Receivables Financing shall have entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, relating to payments received in respect of the Qualified Receivables; and

(5) payments received in respect of Qualified Receivables that constitute Collateral shall be deposited in accounts and otherwise handled in a manner reasonably acceptable to the Administrative Agent.

“Ravenswood Holdings” has the meaning assigned to such term in the preamble hereto.

“Ravenswood Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among Ravenswood, Ravenswood Holdings, Wells Fargo, in its capacity thereunder as ABL agent, and the Secured Notes Collateral Agent.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Ultimate Parent or its respective Subsidiaries pursuant to which Ultimate Parent or any such Subsidiary may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets, in each case, which are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“Receivables Subsidiary” means the AB Receivables Subsidiary and any Specified Receivables Subsidiary.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” has a meaning correlative thereto.

“Refinancing” means the refinancing of loans outstanding under the Existing Credit Agreements to occur on the Closing Date in accordance with the terms of this Agreement.

“Register” has the meaning assigned to such term in Section 10.06(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” means any documents effectuating the Refinancing.

“Related Parties” means, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, representatives, employees, agents and advisors of such person and such person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment. “Released” has a meaning correlative to the foregoing.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Report” has the meaning assigned to such term in Section 10.21.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(a) of ERISA has been waived under applicable regulations, with respect to a Plan.

“Required Lenders” means, at any time, (1) at any time that there are three or more Lenders under this Agreement, at least two Lenders that are not Affiliates of each other and (2) Lenders having (i) Loans (other than Swing Line Loans) outstanding, (ii) L/C Obligations outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in funded L/C Obligations being deemed “held” by such Lender), (iii) Swing Line Loans outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in funded Swing Line Loans being deemed “held” by such Lender), and (iv) Revolving Facility Commitments, that taken together, represent more than 50% of the sum of all (A) Loans (other than Swing Line Loans) outstanding, (B) L/C Obligations outstanding, (C) Swing Line Loans outstanding, and (D) Revolving Facility Commitments at such time. The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserves” means all reserves against the Borrowing Base that the Administrative Agent has, in the exercise of its Permitted Discretion, established from time to time upon written notice to the Borrowers.

“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” has the meaning assigned to such term in Section 7.06.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” means, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08, (ii) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.06, and (iii) increased as provided under Section 2.15 and set forth on Schedule 2.15. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such

Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $300,000,000.

“Revolving Facility Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the aggregate principal amount of the Swing Line Loans outstanding at such time and (c) the aggregate principal amount of L/C Obligations outstanding at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” means a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” means a Loan made by a Revolving Facility Lender pursuant to Section 2.01.

“Revolving Facility Percentage” means, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment, subject to adjustment as provided in Section 2.15 and Section 2.17. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any subsequent assignments pursuant to Section 10.06.

“Rexam” means Rexam Beverage Can Company, a Delaware corporation, and its successors and assigns.

“Rexam Financing Documents” means, collectively, the Advance Agreement, the “Security Agreement” (as defined in the Advance Agreement) and all other agreements, documents and instruments executed and/or delivered by any Loan Party or any of their respective Affiliates in connection therewith or related thereto.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sanction” has the meaning assigned to such term in Section 4.25(b).

“Sanctioned Country” means, at any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.

“Sale and Lease Back Transaction” has the meaning assigned to such term in Section 7.03.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower or any Subsidiary of a Borrower that is a Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Borrower or any Subsidiary of a Borrower that is a Loan Party and any Hedge Bank.

“Secured Notes Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity (a) with respect to the Ravenswood Intercreditor Agreement, as notes collateral agent under the

Ravenswood Intercreditor Agreement and (b) with respect to the Wise Intercreditor Agreement, as successor noteholder collateral agent under the Wise Intercreditor Agreement.

“Secured Notes Documents” means, collectively, the “Notes Documents” as defined in the Ravenswood Intercreditor Agreement and the “Noteholder Documents” as defined in the Wise Intercreditor Agreement.

“Secured Notes Intercreditor Agreement” means, collectively, the Ravenswood Intercreditor Agreement and the Wise Intercreditor Agreement.

“Secured Notes Obligations” means, collectively, the “Notes Obligations” as defined in the Ravenswood Intercreditor Agreement and the “Noteholder Obligations” as defined in the Wise Intercreditor Agreement.

“Secured Notes Priority Collateral” means, collectively, the “Notes Priority Collateral” as defined in the Ravenswood Intercreditor Agreement and the “Noteholder Priority Collateral” as defined in the Wise Intercreditor Agreement.

“Secured Notes Secured Parties” means, collectively, the “Notes Secured Parties” as defined in the Ravenswood Intercreditor Agreement and the “Noteholder Secured Parties” as defined in the Wise Intercreditor Agreement.

“Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Debt Intercreditor Agreement” has the meaning assigned to such term in Section 10.20.

“Security Documents” means the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10.

“Specified Mill Assets” has the meaning set forth in the Collateral Agreement.

“Specified Person” has the meaning assigned to such term in Section 4.25(b).

“Specified Receivables Subsidiary” means a Wholly Owned Subsidiary of any Borrower which engages in no activities other than in connection with the financing or sale of such Qualified Receivables of such Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the applicable Borrower as a Specified Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrowers or any other Subsidiary of a Borrower (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Undertakings), (ii) is recourse to or obligates the Borrowers or any other Subsidiary of a Borrower in any way other than pursuant to Standard Undertakings, or (iii) subjects any property or asset of the Borrowers or any other Subsidiary of a Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Undertakings;

(b) with which neither the Borrowers nor any other Subsidiary of a Borrower has any material contract, agreement, arrangement or understanding other than on terms which the applicable Borrower reasonably believes to be no less favorable to the Borrowers or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the applicable Borrower; and

(c) to which neither the Borrowers nor any other Subsidiary of a Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Standard Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrowers or any Subsidiary of a Borrower that are determined by the Borrowers in good faith to be customary for a Receivables Financing, including, without limitation, those relating to the servicing of assets of a Subsidiary.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, or (ii) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of a Borrower, provided that (except for purposes of Sections 4.09, 4.13, 4.15, 4.16, 6.03, 6.09 and 8.01(k), and the definition of Unrestricted Subsidiary contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” means (i) each Wholly Owned Domestic Subsidiary of any Borrower (which itself is not a Borrower), whether existing on the Closing Date or formed or acquired thereafter that, in each case, guarantees any other Indebtedness for borrowed money in excess of $15,000,000 of any Loan Party or any Affiliate of any Loan Party, and (ii) each other Subsidiary of any Borrower (which itself is not a Borrower) that, in the sole discretion of such Borrower, becomes a party to the Collateral Agreement (or a comparable agreement mutually agreed, each in their sole discretion, by such Borrower and the Administrative Agent) after the Closing Date; provided, however, that in no event shall a Receivables Subsidiary be a Subsidiary Loan Party.

“Subsidiary Redesignation” has the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Supermajority Lenders” means, at any time, (1) at any time that there are three or more Lenders under this Agreement, at least two Lenders that are not Affiliates of each other and (2) Lenders having (i) Loans (other than Swing Line Loans) outstanding, (ii) L/C Obligations outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in funded L/C Obligations being deemed “held” by such Lender), (iii) Swing Line Loans outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in funded Swing Line Loans being deemed “held” by such Lender), and (iv) Revolving Facility Commitments, that taken together, represent more than 66.67% of the sum of all (A) Loans (other than Swing Line Loans) outstanding, (B) L/C Obligations outstanding, (C) Swing Line Loans outstanding, and (D) Revolving Facility Commitments at such time. The Loans of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Holdcos, the Borrowers or any of their respective Subsidiaries, and (ii) no contract for the purchase of natural gas of which any Loan Party intends to take delivery from a counterparty in the business of supplying natural gas, shall be a Swap Contract.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means the commitment of any Lender, established pursuant to Section 2.04, to make Swing Line Loans to the Borrowers.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swing Line Sublimit” means $30,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means the Related Documents and the Loan Documents.

“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including (i) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (ii) the refinancing (or discharge) of Indebtedness under the Existing Credit Agreements; and (iii) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Ultimate Parent” means Constellium N.V.

“Unfinanced Capital Expenditures” means Capital Expenditures not paid with the proceeds of Indebtedness (other than with the proceeds of Revolving Facility Loans) or with the proceeds of the sale of Equity Interests of Ultimate Parent.

“Unfunded Pension Liability” means the amount by which the present value of a Plan’s obligations (based on the assumptions used for purposes of the Applicable Accounting Rules), as of the date of the most recent financial statements reflecting such amounts, exceeds the fair market value of the Plan’s assets.

“Uniform Commercial Code or UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” has the meaning specified in Section 2.05(c)(i).

“Unrestricted Subsidiary” means (i) any subsidiary of a Borrower identified on Schedule 1.01(e) and (ii) any subsidiary of a Borrower that is acquired or created after the Closing Date and designated by such Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that a Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such reference period), the Payment Conditions shall have been satisfied, (C) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by a Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.04(i), and any prior or concurrent

Investments in such Subsidiary by such Borrower or any of its Subsidiaries shall be deemed to have been made under Section 7.04(i), (D) without duplication of clause (C) above, any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.04(i), and (E) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under any applicable Indebtedness permitted to be incurred hereby and all applicable Permitted Refinancing Indebtedness in respect of any of the foregoing and all applicable Disqualified Stock. A Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such reference period), the Payment Conditions shall have been satisfied, and (iii) the applicable Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of such Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), inclusive, and containing the calculations and information demonstrating compliance with the preceding clause (i).

“Unutilized Commitments” means, at any time, the Maximum Credit at such time minus the sum of (a) the aggregate principal amount of Revolving Facility Loans outstanding at such time and (b) the aggregate principal amount of L/C Obligations outstanding at such time.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and assigns.

“Wholly Owned Domestic Subsidiary” of any person means a subsidiary of such person that is both a Domestic Subsidiary and a Wholly Owned Subsidiary.

“Wholly Owned Foreign Subsidiary” of any person means a subsidiary of such person that is both a Foreign Subsidiary and a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Wise Holdings” has the meaning assigned to such term in the preamble hereto.

“Wise Intercreditor Agreement” means that certain Intercreditor Agreement dated as of December 11, 2013 among Wells Fargo, in its capacity thereunder as ABL agent, the Secured Notes Collateral Agent, and Rexam, and acknowledged and agreed to by Wise and the other grantors from time to time party thereto.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02     Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with the Applicable Accounting Rules, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request, or the Administrative Agent requests or the Required Lenders request, an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in the Applicable Accounting Rules or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in the Applicable Accounting Rules or in the application thereof, then such provision shall be interpreted on the basis of the Applicable Accounting Rules as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03     Effectuation of Transactions. Each of the representations and warranties of the Holdcos and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar stated amount of such Letter of Credit at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

Section 2.01     Commitments. Subject to the terms and conditions set forth herein each Revolving Facility Lender severally and not jointly agrees to make Revolving Facility Loans to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Facility Commitment; provided, however, that, after giving effect to any Revolving Facility Borrowing, (i) the Revolving Facility Credit Exposure shall not exceed the lesser of the Maximum Credit and the Borrowing Base and (ii) the Revolving Facility Credit Exposure of any Revolving Facility Lender shall not exceed such Lender’s Revolving Facility Commitment. Within the limits of each Lender’s Revolving Facility Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.11 and reborrow under this Section 2.01. Revolving Facility Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02     Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the Revolving Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the Revolving Facility (or in the case of Swing Line Loans, in accordance with their respective Swing Line Commitments); provided, however, that Revolving Facility Loans shall be made by Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)      Subject to Section 3.03, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as a Borrower may request in accordance herewith. Each Swing Line Borrowing shall be a Base Rate Borrowing. Each Lender at its option may make any Base Rate Loan or Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 3.01 or 3.04 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)      At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement in respect of Letters of Credit as contemplated by Section 2.05(c). Each Swing Line Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Rate Borrowings outstanding under the Revolving Facility.

(d)      Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Facility Maturity Date.

Section 2.03     Requests for Borrowings. To request a Revolving Facility Borrowing, the applicable Borrower shall notify the Administrative Agent of such request in writing by delivery of a Borrowing Request (which may be electronic) (a) in the case of a Eurodollar Rate Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement in respect of a Letter of Credit as contemplated by Section 2.05(c) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)     the name of the applicable Borrower;

(ii)     the aggregate amount of (A) the requested Borrowing and (B) the Revolving Facility Credit Exposure (after giving effect to the requested Borrowing);

(iii)      the date of such Borrowing, which shall be a Business Day;

(iv)      whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;

(v)       in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)      the location and number of such Borrower’s account to which funds are to be disbursed.

If such Borrower fails to specify a Type of Revolving Facility Loan in a Borrowing Request or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the Revolving Facility Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04     Swing Line Loans.

(a)     The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may make loans (each such loan, a “Swing Line Loan”) to a Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that, (x) after giving effect to any Swing Line Loan, (i) the Revolving Facility Credit Exposure shall not exceed the lesser of the Maximum Credit and the Borrowing Base at such time, and (ii) the Revolving Facility Credit Exposure of any Lender (including the Swing Line Lender) shall not exceed such Lender’s Revolving Facility Commitment, (y) the applicable Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (z) the Swing Line Lender may choose not to make any Swing Line Loan if it has, or by making of such Swing Line Loan may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the Base Rate plus the Applicable Margin for Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Facility Percentage multiplied by the principal amount of such Swing Line Loan.

(b)     Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable written notice to the Swing Line Lender and the Administrative Agent, which may be delivered electronically. Each such notice must be in the form of a Swing Line Loan Notice and be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Local Time, on the requested borrowing date or such later time on the requested borrowing date as may be approved by the Swing Line Lender in its sole discretion, and shall specify (i) the amount to be borrowed, which shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Revolving Facility Lender) prior to 2:00 p.m., Local Time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied or waived (and one or more such conditions are not in fact satisfied or waived), then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., Local Time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to such Borrower in immediately available funds either by (i) crediting the account of such Borrower on the books of the Swing Line Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Swing Line Lender by such Borrower.

(c)     Refinancing of Swing Line Loans.

(i)     The Swing Line Lender at any time in its sole discretion may request, on behalf of any Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Facility Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Facility Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 and 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to sufficient Availability, the unutilized portion of the Revolving Facility and the conditions set forth in Section 5.01. The Swing Line Lender shall furnish such Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Facility Lender shall make an amount equal to its Revolving Facility Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., Local Time, on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made a Base Rate Loan to such Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)     If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Facility Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)     If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)     Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.01.

(d)     Repayment of Participations.

(i)     At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)     If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Facility Lender shall pay to the Swing Line Lender its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the ABL Credit Obligations and the termination of this Agreement.

(e)     Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Revolving Facility Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Revolving Facility Percentage of any Swing Line Loan, interest in respect of such Revolving Facility Percentage shall be solely for the account of the Swing Line Lender.

(f)     Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)     Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.04, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when any Revolving Facility Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements satisfactory to it to eliminate its Fronting Exposure (after giving effect to Section 2.16) with respect to any Defaulting Lender’s risk participations in, and all other obligations in respect of, Swing Line Loans, including by cash collateralizing such Defaulting Lender’s Revolving Facility Percentage of all Swing Line Loans outstanding or to be outstanding hereunder.

Section 2.05     Letters of Credit.

(a)     The Letter of Credit Commitment.

(i)     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower or its Subsidiaries, and to amend or (solely in the case of standby Letters of Credit) extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders severally and not jointly agree to participate in Letters of Credit issued for the account of any Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Facility Credit Exposure shall not exceed the lesser of the Maximum Credit and the Borrowing Base at such time, (y) the Revolving Facility Credit Exposure of any Lender shall not exceed such Lender’s Revolving Facility Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. As of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued under (and shall be governed by the terms of ) this Agreement.

(ii)     No L/C Issuer shall issue any Letter of Credit if:

(A)     subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur, (1) with respect to each standby Letter of Credit, more than twelve months after the date of issuance or last extension or, (2) with respect to each commercial Letter of Credit, more than 180 days after the date of issuance, unless, in each case, the Required Lenders have approved such expiry date; or

(B)     unless such L/C Issuer has otherwise agreed, the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date; provided that if any such Letter of Credit is outstanding on the Letter of Credit Expiration Date, the applicable Borrower shall Cash Collateralize the Outstanding Amount of all L/C Obligations with respect to such Letter of Credit.

(iii)     No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)     the issuance of the Letter of Credit would violate in any material respect one or more policies of the L/C Issuer applicable to letters of credit generally and customary for other issuers of letters of credit;

(C)     except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)     the Letter of Credit is to be denominated in a currency other than Dollars; or

(E)     any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the applicable Borrower or such Lender to eliminate the L/C Issuer’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or reasonably determined potential Fronting Exposure.

(iv)     The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)     The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)     Each L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in

Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(vii)     It is agreed that, in the case of the issuance of any commercial or trade Letter of Credit, such Letter of Credit shall in no event provide for time drafts or bankers’ acceptances, unless a proper Reserve has been established with respect thereto.

(b)     Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Request may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m., Local Time, at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other customary matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other customary matters as the L/C Issuer may reasonably require. Additionally, such Borrower shall furnish to the L/C Issuer and the Administrative Agent such other customary documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)     Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Request from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless one or more applicable conditions contained in Article V shall not then be satisfied or waived, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage times the amount of such Letter of Credit.

(iii)     If any Borrower so requests in any applicable standby Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the L/C Issuer on the effective date of its resignation as L/C Issuer in accordance with Section 10.06(f). Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the applicable L/C Issuer has otherwise agreed, in which case such expiry date may be later than the Letter of Credit Expiration Date, and if any such Letter of Credit is outstanding on the Letter of Credit Expiration Date, such Borrower shall Cash Collateralize the Outstanding Amount of all L/C Obligations with respect to such Letter of Credit); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) one or more of the applicable conditions specified in Section 5.01 is not then satisfied or waived.

(iv)     If any Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) that the Administrative Agent has reasonably determined not to permit such reinstatement or (B) from the Administrative Agent, any Lender or such Borrower that one or more of the applicable conditions specified in Section 5.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)     Drawings and Reimbursements; Funding of Participations.

(i)     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 2:00 p.m., Local Time, on the Business Day (each such date, an “Honor Date”) following the date upon which such Borrower receives such notice from the L/C Issuer of a payment by the L/C Issuer under a Letter of Credit, such Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent who shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Revolving Facility Percentage thereof. In such event, such Borrower shall be deemed to have requested a Revolving Facility Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 5.01 (other than the delivery of a Borrowing Request).

(ii)     Each Revolving Facility Lender shall, upon any notice pursuant to Section 2.05(c)(i), make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in an amount equal to its Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m., Local Time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of Base Rate Loans because the conditions set forth in Section 5.01 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv)     Until each Revolving Facility Lender funds its Revolving Facility Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)     Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Article V (other than delivery by a Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)     If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d)     Repayment of Participations.

(i)     At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)     If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the ABL Credit Obligations and the termination of this Agreement.

(e)     Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, any Issuer Document or any other Loan Document;

(ii)     the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries.

(f)     Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)     Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Borrower for, and the L/C Issuer’s rights and remedies against any Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)     Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for the account of each Revolving Facility Lender, in accordance with its Revolving Facility Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit issued at the request of such Borrower equal to the Applicable Margin for Eurodollar Rate Borrowings effective for each day during any quarter times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit issued at the request of such Borrower equal to the Applicable Margin for Eurodollar Rate Borrowings effective for each day during any quarter times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. Letter of Credit Fees shall be (i) due and payable on the first Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, (ii) computed on a quarterly basis in arrears on the basis of a year of 360 days and (iii) payable for the actual number of days elapsed (including the first day but excluding the last day). If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)     Fronting Fee and Documentary and Processing Charges to L/C Issuers. Each Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued at the request of such Borrower, at the rate of 0.125% per annum (or such lesser amount to any respective L/C Issuer as such Borrower may agree in writing with such L/C Issuer), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit issued at the request of such Borrower, at a rate separately agreed between such Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit issued at the request of such Borrower, at the rate of 0.125% per annum (or such lesser amount to any respective L/C Issuer as such Borrower may agree in writing with such L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit, and payable upon each Credit Event with respect thereto. In addition, each Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit requested by such Borrower as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. The fees in this paragraph are referred to collectively as “L/C Issuer Fees”.

(j)     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)     Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit in accordance with the terms hereof. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)     Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Borrowing, the date and amount of such L/C Borrowing and (iv) on any Business Day on which the applicable Borrower fails to reimburse an L/C Borrowing required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.06     Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swing Line Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower as specified in the Borrowing Request; provided that Base Rate Revolving Facility Loans and Swing Line Borrowings made to finance the reimbursement in respect of Letters of Credit and Swing Line Loans shall be remitted by the Administrative Agent to the applicable L/C Issuer or the Swing Line Lender, as applicable.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally and not jointly agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to Base Rate Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. In the event such Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing (but exclusive of any accrued and unpaid interest thereon).

Section 2.07     Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or, if no Interest Period is specified in such Borrowing Request, an initial Interest Period of one month’s duration. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Borrowings which may not be converted or continued.

(b)     To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election in writing (which may be delivered electronically) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c)     Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)     the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

(v)     If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.08     Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Facility Maturity Date.

(b)     The Borrowers may at any time terminate, or from time to time permanently reduce, the Revolving Facility Commitments and/or the Incremental Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments and/or the Incremental Revolving Facility Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments and/or the Incremental Revolving Facility Commitments) and (ii) the Borrowers shall not terminate or reduce the Revolving Facility Commitments and/or the Incremental Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the Maximum Credit.

(c)     The Borrowers shall notify the Administrative Agent of any election to terminate or permanently reduce the Revolving Facility Commitments and/or the Incremental Revolving Facility Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments and/or the Incremental Revolving Facility Commitments delivered by the Borrowers may state that such notice is conditioned upon one or more events, including, without limitation, the effectiveness of other credit facilities, receivables financing facilities or the consummation of a Change in Control, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09     Agreement to Repay Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender on the Facility Maturity Date and (ii) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the Facility Maturity Date. The Borrowers are jointly and severally liable for all ABL Credit Obligations.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)     Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent and reasonably acceptable to such Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10     Repayment of Loans. (a) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Facility Maturity Date.

(b)     Prior to any repayment of any Revolving Facility Loans, the Borrowers shall select the Borrowing or Borrowings under the Revolving Facility to be repaid and shall notify the Administrative Agent in writing (which may be delivered electronically) of such selection not later than 1:00 p.m., Local Time, (i) in the case of a Base Rate Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Rate Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment). Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swing Line Loan hereunder, the Borrowers shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing (which may be delivered electronically) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Eurodollar Rate Borrowings shall be accompanied by accrued interest on the amount repaid, together with any additional amounts required pursuant to Section 3.05.

Section 2.11     Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 3.05), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(b), which notice shall be irrevocable except to the extent conditioned on the occurrence of one or more events, including, without limitation, a change of control or a refinancing of all or any portion of the Revolving Facility.

(b)     In the event and on each occasion that the total Revolving Facility Credit Exposure exceeds the lesser of (i) the Maximum Credit and (ii) the Borrowing Base in effect at such time (including any reduction of the Borrowing Base as a result of the receipt of Net Proceeds from a sale or other disposition of inventory or receivables outside the ordinary course of business as specified in clause (iii) of the last paragraph of Section 7.05), the Borrowers shall immediately prepay Revolving Facility Borrowings or Swing Line Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral pursuant to Section 2.16) in an aggregate amount equal to such excess.

(c)     In the event and on each occasion that the L/C Obligations exceed (i) the Letter of Credit Sublimit or (ii) the lesser of the Maximum Credit and the Borrowing Base in effect at such time (including any reduction of the Borrowing Base as a result of the receipt of Net Proceeds from a sale or other disposition of inventory or receivables outside the ordinary course of business as specified in clause (iii) of the last paragraph of Section 7.05), the Borrowers shall immediately deposit Cash Collateral pursuant to Section 2.16 in an amount equal to such excess.

(d)     In the event and on each occasion that the Swing Line Loans exceed (i) the Swing Line Sublimit or (ii) the lesser of the Maximum Credit and the Borrowing Base in effect at such time (including any reduction of the Borrowing Base as a result of the receipt of Net Proceeds from a sale or other disposition of inventory or receivables outside the ordinary course of business as specified in clause (iii) of the last paragraph of Section 7.05), the Borrowers shall immediately prepay Swing Line Borrowings in an aggregate amount equal to such excess.

Section 2.12     Fees. (a) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Facility Lender (other than Defaulting Lenders), in accordance with each such Lender’s Revolving Facility Percentage, a quarterly commitment fee (the “Commitment Fee”) equal to the product of (i) the average daily Unutilized Commitments during each calendar quarter (or, with respect to the following clause (ii)(B)(1), during the period specified therein), multiplied by (ii) (A) 0.25% per annum (with respect to each such period during which (x) the average daily Unutilized Commitments during such period divided by (y) the average daily Revolving Credit Commitments for such period is less than 50%) or (B) 0.375% per annum (with respect to (1) the period beginning on the Effective Date and ending on the last day of the first full fiscal quarter after the Closing Date and (2) thereafter, each such period during which (x) the average daily Unutilized Commitments during such period divided by (y) the average daily Revolving Credit Commitments for such period is greater than or equal to 50%), in each case subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the aggregate Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     The Borrowers from time to time agree to pay such Letter of Credit Fees and L/C Issuer Fees as specified in Section 2.05.

(c)     The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Engagement Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d)     The Borrowers shall pay to the Administrative Agent for the account of each Revolving Facility Lender (other than Defaulting Lenders) having commitments in respect of the Incremental Facility, in accordance with each such Lender’s Incremental Revolving Facility Percentage, a quarterly commitment fee (the “Incremental Facility Commitment Fee”) equal to the product of (i) the total Incremental Revolving Facility Commitments multiplied by (ii) 0.25% per annum. The Incremental Facility Commitment Fee shall accrue at all times prior to the effectiveness of the Incremental Facility, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January commencing with the first such date to occur after the Closing Date, and on the effective date of the Incremental Facility. The Incremental Facility Commitment Fee shall be calculated quarterly in arrears, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)     The Borrowers agree to pay such Incremental Facility Exercise Fees as specified in Section 2.15, at the time specified therein.

(f)     All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as applicable, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13     Interest. (a) The Loans comprising each Base Rate Borrowing (including each Swing Line Loan) shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)     The Loans comprising each Eurodollar Rate Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Rate Loans.

(c)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall bear interest, after as well as before judgment, at a rate (the “Default Rate”) per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.0% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.01.

(d)     Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) upon termination of the Revolving Facility Commitments and (iii) on the Facility Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a Swing Line Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Adjusted Eurodollar Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted Eurodollar Rate or

Eurodollar Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14     Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Unless otherwise specified, the applicable Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Obligations, or of amounts payable under Section 3.01, 3.04 or 3.05, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer or the Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.04, 3.05 and 10.04 may be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)     If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Obligations, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swing Line Loans and unreimbursed L/C Obligations then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Obligations then due to such parties and (iii) third, towards payment of principal of Revolving Loans then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) ABL Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such ABL Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the ABL Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the ABL Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time or (ii) ABL Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such ABL Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the ABL Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the ABL Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of ABL Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)     if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swing Line Loans to any assignee or participant.

Each Borrower consents to this Section 2.14(c) and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d)     Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.15     Incremental Commitments. Upon the satisfaction of the following conditions (such date of satisfaction, the “Incremental Facility Effective Date”), the total Revolving Facility Commitments shall be increased by an amount equal to the Incremental Amount:

(i)     no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to the Incremental Facility;

(ii)     the Borrowers shall have paid to the Administrative Agent for the account of each Incremental Revolving Facility Lender (other than Defaulting Lenders) having Incremental Revolving Facility Commitments, ratably in accordance with each such Lender’s Incremental Revolving Facility Percentage, an accordion fee (the “Incremental Facility Exercise Fee”) equal to the product of (i) the total Incremental Revolving Facility Commitments multiplied by (ii) 0.125% per annum;

(iii)     the termination of the AB Receivables Financing and the payment in full or provision for payment in full of all obligations owing to the purchasers under the AB Receivables Financing, in each case in a manner reasonably acceptable to the Administrative Agent;

(iv)     the Administrative Agent shall maintain a senior perfected security interest in substantially all of the AB Receivables owned by Wise; and

(v)     the Administrative Agent shall have received a written notice signed by a Responsible Officer of each Borrower, notifying the Administrative Agent of the Borrowers’ election to exercise the Incremental Facility and certifying as to the matters set forth in this Section 2.15.

On the Incremental Facility Effective Date, (i) each relevant Incremental Revolving Facility Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Facility Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Facility Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Facility Loans as of the Incremental Facility Effective Date (with such reborrowing to consist of the Types of Revolving Facility Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Rate Loan, shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 3.05 if the deemed payment occurs other than on the last day of the related Interest Periods. Notwithstanding any provision herein or in any other Loan Document to the contrary, no Revolving Facility Loans, other Credit Events or any other financial accommodations advanced in excess of the total Revolving Facility Commitments as in effect immediately prior to the

Incremental Facility Effective Date shall be secured by any Real Property unless and until the flood diligence required by Sections 6.02 and 10.01 has been completed in a manner satisfactory to each Lender, as confirmed by written notice from each such Lender to the Administrative Agent and the Borrowers after the Incremental Facility Effective Date.

Section 2.16     Cash Collateral.

(a)     Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.01, or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)     Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or an L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts held with Wells Fargo. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.04, 2.05, 2.17 or Section 8.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)     Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C

Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17     Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro-rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro-rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any Commitment Fee or any Incremental Facility Commitment Fee for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)     With respect to any fee payable under Section 2.12(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable L/C Issuers and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuers’ or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Revolving Facility Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment) but only to the extent that (x) the conditions set forth in Section 5.01 are satisfied at the time of such reallocation (and, unless the applicable Borrower shall have otherwise notified the Administrative Agent at such time, such Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non- Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)     Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)     Defaulting Lender Cure. If each Borrower, the Administrative Agent, the Swing Line Lender and one or more applicable L/C Issuers, in their sole discretion, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro-rata basis by the Lenders in accordance with their Revolving Facility Percentages (carried out to the ninth decimal place) (without giving effect to Section 2.17(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18     Agent Advances.

(a)     Subject to the limitations set forth in the provisos contained in this Section 2.18, the Administrative Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article V have not been satisfied, to make Revolving Facility Loans to the Borrowers on behalf of the Lenders which the Administrative Agent, (1) in its Permitted Discretion, deems necessary or desirable to preserve or protect the Collateral, or any portion thereof, (2) in its Permitted Discretion, deems necessary or desirable to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Facility Loans and other ABL Credit Obligations, or (3) in its reasonable business judgment, deems necessary or desirable to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 10.04 (any of the advances described in the foregoing clauses (1) and (2) being hereinafter referred to as “Protective Advances”; any of the advances described in the foregoing clause (3) being hereinafter referred to as “Overadvances”, and such Overadvances together with any Protective Advances, collectively, “Agent Advances”); provided that (x) the Revolving Facility Credit Exposure after giving effect to any Agent Advance shall not exceed the Maximum Credit and (y) Agent Advances outstanding and unpaid at no time will exceed 10% of the Borrowing Base then in effect in the aggregate; provided, further, that the Required Lenders may revoke the Administrative Agent’s authorization contained in this Section 2.18 to make additional Overadvances at any time after any Overadvances have been outstanding for thirty (30) consecutive days, any such revocation to be in writing and to become effective upon the Administrative Agent’s receipt thereof provided further that no Protective Advances shall be revocable.

(b)     The Agent Advances shall be repayable on demand and secured by the Collateral Agent’s Liens in and to the Collateral, shall constitute Revolving Facility Loans and ABL Credit Obligations hereunder, and shall bear interest at the rate applicable to Base Rate Loans from time to time. The Administrative Agent shall notify each Lender in writing of each Agent Advance; provided that any delay or failure of the Administrative Agent in providing any such notice to any Lender shall not result in any liability or constitute the breach of any duty or obligation of the Administrative Agent hereunder.

Section 2.19     Settlement. Except as may be specifically provided otherwise herein, it is agreed that each Lender’s funded portion of the Revolving Facility Loans is intended by the Lenders to be equal at all times to such Lender’s applicable Pro Rata Share of the outstanding Revolving Facility Loans of such Type. Notwithstanding such agreement, the Administrative Agent, the Swing Line Lender, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Facility Loans, including the Swing Line Loans and the Agent Advances, shall take place on a periodic basis in accordance with the following provisions:

(i)     The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swing Line Lender, with respect to each outstanding Swing Line Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by fax, telephone, or other means of written electronic communication, no later than 12:00 noon, Local Time, on the date of such requested Settlement (the “Settlement Date”). Each Revolving Facility Lender (other than the Swing Line Lender, in the case of Swing Line Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Swing Line Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent at the Administrative Agent’s Office not later than 3:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article V have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swing Line Loan or Agent Advance and, together with the portion of such Swing Line Loan or Agent Advance representing the Swing Line Lender’s Pro Rata Share thereof, shall constitute Revolving Facility Loans of the Lenders, respectively. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swing Line Lender with respect to each outstanding Swing Line Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the interest rate then applicable to Revolving Facility Loans that are Base Rate Loans.

(ii)     Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swing Line Loan or Agent Advance), each Lender (A) shall irrevocably and unconditionally purchase and receive from the Swing Line Lender or the Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Swing Line Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Swing Line Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swing Line Loans or Agent Advances, upon demand by the Swing Line Lender or the Administrative Agent, as applicable, shall pay to the Swing Line Lender or the Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Swing Line Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the interest rate then applicable to Base Rate Loans.

(iii)     From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swing Line Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swing Line Loan or Agent Advance.

(iv)     Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to the Swing Line Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Facility Loans, for application to the Swing Line Lender’s Revolving Facility Loans including Swing Line Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swing Line Lender’s Revolving Facility Loans (other than to Swing Line Loans or Agent Advances in which a Lender has not yet funded its purchase of a participation, as provided for in the previous sentence), the Swing Line Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Facility Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Facility Loans. During the period between Settlement Dates, the Swing Line Lender with respect to Swing Line Loans, the Administrative Agent with respect to Agent Advances, and each Lender with respect to the Revolving Facility Loans other than Swing Line Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swing Line Lender, the Administrative Agent, and the Lenders.

(v)     Unless the Administrative Agent has received written notice from a Lender to the contrary, the Administrative Agent may assume that the applicable conditions precedent set forth in Article V have been satisfied and the requested Borrowing will not exceed Availability on any date for funding a Revolving Facility Loan or Swing Line Loan. If any Lender makes available to the Administrative Agent funds for any Revolving Facility Loan to be made by such Lender as provided in the provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01     Taxes.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)     Any and all payments by or on account of any obligation of any Loan Party or the Parent Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent, Loan Party or the Parent Guarantor) require the deduction or withholding of any Tax from any such payment by the Administrative Agent, a Loan Party or the Parent Guarantor, then the Administrative Agent, such Loan Party or the Parent Guarantor shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)     If any Loan Party, the Parent Guarantor or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment under any Loan Documents, then (A) such Loan Party, the Parent Guarantor or the Administrative Agent shall withhold or make such deductions as are determined by such Loan Party, the Parent Guarantor or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party, the Parent Guarantor or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party or the Parent Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01(ii)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b)     Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties or the Parent Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     Tax Indemnifications.

(i)     Without duplication of any additional amounts paid pursuant to Section 3.01(a) or (b), each of the Loan Parties and the Parent Guarantor shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii)     Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that any Loan Party or the Parent Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties or the Parent Guarantor to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)     Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party, the Parent Guarantor or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)     Status of Lenders; Tax Documentation.

(i)       Each Lender and L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender and L/C Issuer, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s, L/C Issuer’s or Swing Line Lender’s reasonable judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.

(ii)       Without limiting the generality of the foregoing:

(A)     each Lender or L/C Issuer that is a U.S. Person (or, if such Lender or L/C Issuer is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or L/C Issuer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender or L/C Issuer or such U.S. Person, as applicable, is exempt from U.S. federal backup withholding Tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) relying on the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the Person treated as its owner for U.S. federal income tax purposes);

(3)     in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) relying on the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)     to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) is a partnership and one or more direct or indirect partners of such Foreign Lender (or owner) are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

provided that, for the absence of doubt, in the event a Foreign Lender is eligible for more than one benefit or exemption described in the above clauses, such Foreign Lender shall deliver to the Borrowers and the Administrative Agent properly completed and executed documentation described in whichever of the clause above would establish an exemption from or the greatest reduction of withholding Tax with respect to payments made under any Loan Document;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to any Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)     Each Lender or L/C Issuer agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(iv)     Each Lender, L/C Issuer and Swing Line Lender shall promptly (A) notify the Borrowers, the Holdcos and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or L/C Issuer, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers, the Holdcos or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender or L/C Issuer.

(f)     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)     FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, each Borrower and the Administrative Agent shall treat (and the Lenders and the L/C Issuer hereby authorize the Administrative Agent to treat) the obligations under the Loan Documents as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h)     Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other ABL Credit Obligations.

Section 3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Each Lender agrees to notify the Administrative Agent and the Borrowers in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03     Inability to Determine Rates. If the Required Lenders advise the Administrative Agent prior to a Eurodollar Rate Borrowing or a conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the

Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (iii) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will as promptly as practicable so notify the applicable Borrower (by telephone and/or fax) and each Lender. Thereafter, (x) any Interest Election Request that requests the conversion of any Base Rate Loan to a Eurodollar Rate Loan or the continuation of a Eurodollar Rate Loan shall be ineffective, (y) if any Borrowing Request requests a Eurodollar Rate Borrowing, then such Borrowing shall be made as a Base Rate Borrowing and (z) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Notwithstanding anything to the contrary herein, upon receipt of such notice, such Borrower may revoke any pending request for a Eurodollar Rate Borrowing, conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04     Increased Costs.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement, including any compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder) or any L/C Issuer;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender (or its applicable Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, any L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or such other Recipient, the applicable Borrower will pay to such Lender, L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender or an L/C Issuer determines that any Change in Law affecting such Lender or an L/C Issuer or its applicable Lending Office or such Lender’s or an L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or an L/C Issuer’s capital or on the capital of such

Lender’s or an L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05     Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)     any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower pursuant to this Agreement; or

(iii)     any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 2.15 or Section 10.14;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Such Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate for such Loan by a matching deposit or, other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any event gives rise to the operation of Section 3.02, such Lender or L/C Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) would not subject such Lender or L/C Issuer to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be, in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or L/C Issuer has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), such Borrower may replace such Lender or L/C Issuer in accordance with Section 10.14.

Section 3.07     Survival. All of each Borrower’s obligations under this Article III shall survive repayment of all other ABL Credit Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event as provided in Section 5.01, each Holdco and each Borrower represents and warrants to each of the Lenders that:

Section 4.01     Organization; Powers. Except as set forth on Schedule 4.01, each Holdco, each Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 4.02     Authorization. The execution, delivery and performance by the Holdcos, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Holdcos, such Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of the Holdcos, any such Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Holdcos, any such Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 4.02(b), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 4.03     Enforceability. This Agreement has been duly executed and delivered by the Holdcos and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party and the Parent Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party and the Parent Guarantor enforceable against each such Loan Party and the Parent Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 4.04     Governmental Approvals. No action, consent, exemption or approval of, registration or filing with or any other action by, or notice to, any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent, any L/C Issuer or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 4.04.

Section 4.05     Financial Statements. The audited combined balance sheets of Ultimate Parent and its consolidated Subsidiaries as at the end of the 2015 and 2016 fiscal years, and the related audited combined statements of income, stockholders’ equity, and cash flows for such fiscal years, reported on by and accompanied by a report from the auditors thereof, copies of which have heretofore been furnished to each Lender, (i) present fairly in all material respects the combined financial position of Ultimate Parent and its consolidated Subsidiaries as at such date and the combined results of operations, stockholders’ equity, and cash flows of the Ultimate Parent and its Subsidiaries for the years then ended and (ii) were prepared in accordance with the Applicable Accounting Rules consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein.

Section 4.06     No Material Adverse Effect. Since December 31, 2016, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.07     Title to Properties; Possession Under Leases. (a) Each Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has good and valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Properties to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

(b)     Each Borrower and each of its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.07(b), each Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)     As of the Closing Date, no Borrower nor any of their respective Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d)     No Borrower nor any of their respective Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted by Section 7.02 or 7.05.

Section 4.08     Subsidiaries. (a) Schedule 4.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of the Holdcos (other than the Parent Guarantor) and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdcos (other than the Parent Guarantor) or by any such subsidiary.

(b)     As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Borrower or any of its Subsidiaries, except as set forth on Schedule 4.08(b).

Section 4.09     Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or, to the knowledge of any Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Holdcos or any Borrower, threatened in writing against or affecting the Ultimate Parent, the Holdcos or the Borrowers or any of their respective Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     No Borrower nor any of their respective Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 4.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)     No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 4.10     Federal Reserve Regulations. (a) None of the Holdcos, the Borrowers or the Borrowers’ Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)     No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 4.11     Investment Company Act. None of the Holdcos, the Borrowers and the Borrowers’ Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.12     Use of Proceeds. The Borrowers will use the proceeds of each Credit Event for general corporate purposes and to effect the Refinancing.

Section 4.13     Taxes. Except as set forth on Schedule 4.13:

(i)     except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each of the Holdcos, each Borrower and its Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (y) each such Tax return is true and correct;

(ii)     each of the Holdcos, each Borrower and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a)(i) above and all other Taxes or assessments (or made adequate provision (in accordance with the Applicable Accounting Rules) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 6.03 and for which the Holdcos, any Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with the Applicable Accounting Rules), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii)     other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect as of the Closing Date, with respect to each of the Holdcos, each Borrower and its Subsidiaries, there are no claims being asserted in writing by any Governmental Authority with respect to any Taxes.

Section 4.14     No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Holdcos, the Borrowers, their respective Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)     The Projections and estimates and information of a general economic nature prepared by or on behalf of any Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by such Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by such Borrower.

Section 4.15     Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:(i) each Plan is in compliance in all respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years; (iii) no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Holdcos, the Borrowers, their respective Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is insolvent or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be insolvent or to be terminated or (B) has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b)     Each of the Holdcos, the Borrowers and their respective Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c)     Within the last five years, no Plan of the Holdcos, Borrowers, any Subsidiaries or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, that would reasonably be expected to result in liability to the Holdcos, Borrowers, any Subsidiaries or the ERISA Affiliates in excess of $1,000,000, nor has any Plan of the Holdcos, Borrowers, any Subsidiaries or the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) of the Holdcos, Borrowers, any Subsidiaries or the ERISA Affiliates, in either case, that has or would reasonably be expected to result in a Material Adverse Effect.

Section 4.16     Environmental Matters. Except as set forth in Schedule 4.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by any Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to such Borrower’s knowledge, threatened, which allege a violation of or liability under any Environmental Laws, in each case relating to such Borrower or any of its Subsidiaries, (ii) each Borrower and each of its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to any Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by such Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of such Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by such Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of such Borrower or any of its Subsidiaries under any Environmental Laws, (iv) there are no agreements in which any Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof and (v) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Borrower or any Subsidiary of any Borrower and, to the knowledge of the Borrowers, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property.

Section 4.17     Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the ABL Finance Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person (except for Permitted Liens and subject to the Intercreditor Agreements).

(b)     When the Collateral Agreement, a summary thereof or one or more intellectual property security agreements in form and substance satisfactory to the Administrative Agent is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in all domestic Intellectual Property, in each case prior and superior in right to any other person (except Permitted Liens and subject to the Intercreditor Agreements), it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date.

(c)     The Mortgages to be executed and delivered after the Closing Date pursuant to Section 6.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a valid Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, subject to the Intercreditor Agreements and except with respect to the rights of a person pursuant to Permitted Liens.

(d)     Notwithstanding anything herein (including this Section 4.17) or in any other Loan Document to the contrary, neither any Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender with respect thereto, under foreign law.

Section 4.18     Location of Real Property and Leased Premises. (a) The Perfection Certificate correctly sets forth and identifies, in all material respects, as of the Closing Date all material Real Property owned by the Holdcos (other than the Parent Guarantor), the Borrowers and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the Holdcos (other than the Parent Guarantor), the Borrowers and the Subsidiary Loan Parties own in fee simple all the Real Property set forth as being owned by them on the Perfection Certificate.

(b)     The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, as of the Closing Date, all material Real Property leased by the Holdcos (other than the Parent Guarantor), the Borrowers and the Subsidiary Loan Parties and the addresses thereof and the leases pursuant to which the Real Property is leased.

Section 4.19     Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date or prior to the date this representation and warranty is made or remade, (i) the fair value of the assets of each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of such Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)     On the Closing Date, neither the Holdcos nor any Borrower intends to, and neither the Holdcos nor any Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

Section 4.20     Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against any Holdco (other than the Parent Guarantor), any Borrower or any of their respective Subsidiaries; (b) the hours worked by and payments made to employees of each Holdco (other than the Parent Guarantor), each Borrower and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Holdco (other than the Parent Guarantor), any Borrower or any of their respective Subsidiaries or for which any claim may be made against any Holdco (other than the Parent Guarantor), any Borrower or any of their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Holdco, such Borrower or such Subsidiary to the extent required by the Applicable Accounting Rules. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any Holdco (other than the Parent Guarantor), any Borrower or any of their respective Subsidiaries (or any predecessor) is a party or by which any Holdco (other than the Parent Guarantor), any Borrower or any of their respective Subsidiaries (or any predecessor) is bound.

Section 4.21     Insurance. Schedule 4.21 sets forth a true, complete and correct description, in all material respects, of all material insurance maintained by or on behalf of the Holdcos (other than the Parent Guarantor), the Borrowers and their respective Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 4.22     No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.23     Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 4.23, (a) each Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of each Borrower, neither such Borrower nor its Subsidiaries nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Borrower or its Subsidiaries infringes upon Intellectual Property Rights of any other person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Borrower, threatened.

Section 4.24     Senior Debt. The ABL Credit Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any outstanding Indebtedness, if any, permitted to be incurred hereunder constituting Indebtedness that, by its terms, is expressly subordinated in right of payment to the ABL Credit Obligations pursuant to written agreement.

Section 4.25     Anti-Money Laundering and Economic Sanction Laws.

(a)     Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its subsidiaries or its Affiliates and none of the respective officers, directors or agents of such Loan Party, subsidiary or Affiliate has violated or is in violation of any applicable Anti- Money Laundering Laws.

(b)     No Loan Party nor any of its subsidiaries or its Affiliates nor, to its knowledge, any director, officer, employee, agent, Affiliate or representative of such Loan Party or Subsidiary (each, a “Specified Person”) is an individual or entity that is, or is owned or controlled by individuals or entities that are currently the subject of any sanctions or trade embargoes imposed, administered or enforced by OFAC, the U.S. Department of State, or any other Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by Her Majesty’s Treasury, the United Kingdom or the European Union (collectively, “Sanctions”), nor is any Loan Party or any of its subsidiaries or its Affiliates or any individuals or entities that own or control such person located, organized or resident in a Sanctioned Country.

(c)     Except to the extent permitted for a Person required to comply with Sanctions, no Specified Person will, directly or indirectly, use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (i) for the purpose of financing the activities or business of or with any Person or in any country or territory that, at the time of financing, is an Embargoed Person or a Sanctioned Country or (ii) in any other manner that would result in a violation of Sanctions by any Loan Party.

(d)     Except to the extent conducted in accordance with applicable Law, no Loan Party, nor any of its subsidiaries and Affiliates and, to its knowledge, none of the respective officers, directors, brokers or agents of such Loan Party, such subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth under Sanctions.

Section 4.26     Anti-Corruption Laws. None of the Holdcos, any Borrower or any of their respective Subsidiaries nor, to their knowledge, any director, officer, agent, employee or Affiliate of the Holdcos, any Borrower or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Each Borrower, its Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

Section 4.27     Borrowing Base Matters. The calculation by the Borrowers of the Borrowing Base in each Borrowing Base Certificate delivered hereunder is complete and accurate in all material respects as of the time such calculation was made. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, and which Inventory is Eligible Inventory, on all statements and representations by the Borrowers and their respective Subsidiaries with respect thereto, as contained in the Borrowing Base Certificate, and in any other Loan Document.

Section 4.28     EEA Financial Institution. None of the Holdcos or any Borrower is an EEA Financial Institution.

ARTICLE V

CONDITIONS OF LENDING

The obligations of (a) the Lenders to make Loans and (b) any L/C Issuer to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction or waiver (in accordance with Section 10.01 hereof) of the following conditions:

Section 5.01     All Credit Events. On the date of each Credit Event:

(a)     The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03 or with Section 2.04(c)(i)) or, in the case of the issuance of a Letter of Credit, the applicable L/C Issuer and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05.

(b)     The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or, to the extent that any such representations and warranties are qualified by materiality, in all respects) as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, to the extent that any such representations and warranties are qualified by materiality, in all respects) as of such earlier date).

(c)     At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, (i) no Event of Default or Default shall have occurred and be continuing or would result therefrom and (ii) the Revolving Facility Credit Exposure shall not exceed the lesser of (A) the Maximum Credit and (B) Borrowing Base.

Each such Credit Event shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal, as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 5.01.

Section 5.02     First Credit Event. On or prior to the Closing Date.

(a)     The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document to be executed on or prior to the Closing Date, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and such other applicable Loan Documents.

(b)     The Administrative Agent shall have received, on behalf of itself, the Lenders and the L/C Issuer on the Closing Date, a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP and other counsel set forth on Schedule 5.02(b), in each case addressed to the Administrative Agent, the Lenders and the L/C Issuer, which shall be in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request.

(c)     The Administrative Agent shall have received in the case of each Loan Party and the Parent Guarantor each of the items referred to in clauses (i), (ii), (iii) and (iv) below, to the extent applicable:

(i)     a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), a copy of the deed of incorporation of the Parent Guarantor and a recent extract from the Dutch Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Parent Guarantor;

(ii)     a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party and the Parent Guarantor dated the Closing Date and certifying;

(A)     that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party and the articles of association of the Parent Guarantor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;

(B)     that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party and the Parent Guarantor (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(C)     that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;

(D)     as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (other than the Parent Guarantor); and

(E)     as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party and the Parent Guarantor or, to the knowledge of such person, threatening the existence of such Loan Party and the Parent Guarantor;

(iii)     a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above (other than the certificate with respect to the Parent Guarantor); and

(iv)     such other documents as the Administrative Agent, the Lenders and any L/C Issuer on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

(d)     The Administrative Agent shall have received evidence that the elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date have been satisfied and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.

(e)     The Administrative Agent and the Lenders shall have received a solvency certificate substantially in the form of Exhibit B-1 and signed by the Chief Financial Officer or Treasurer, as applicable, of each Borrower.

(f)     The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Borrower certifying as to the matters set forth in Section 5.01 and Section 5.02(i) and (j).

(g)     All amounts due or outstanding in respect of each Existing Credit Agreement shall have been (or substantially with the closing under this Agreement shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof discharged and released, and the Administrative Agent shall have received a “pay-off” letter in respect thereof other than the Existing Letters of Credit, which shall remain outstanding on the Effective Date and continue as Letters of Credit under (and shall be governed by the terms of) this Agreement.

(h)     The Administrative Agent and the Lenders shall have received the financial information (i) referred to in Section 4.05, (ii) described in Section 6.04(e), on a quarterly basis through the end of the 2018 fiscal year and on an annual basis through the end of the 2021 fiscal year and (iii) described in Section 6.04(b) for each quarterly period ended since the last period for which audited financial statements are available, in the case of the foregoing clauses (i) and (ii), the results and assumptions set forth therein in form and substance reasonably satisfactory to the Administrative Agent.

(i)     On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, (x) no Borrower shall have outstanding any Indebtedness and each Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (i) the extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 7.01, (y) the Holdcos (other than the Parent Guarantor) shall have no Indebtedness for borrowed money for which they are liable as primary obligor and (z) after giving effect to the issuance of any Letters of Credit hereunder to backstop or otherwise replace any letters of credit outstanding under any Existing Credit Agreement, the Borrowers shall have remaining Availability in an amount of not less than $100,000,000.

(j)     Since December 31, 2016 there shall not have been any event, development or circumstance that, individually or in the aggregate, has, had or would reasonably be expected to have a Material Adverse Effect.

(k)     All fees and expenses due and payable on or prior to the Closing Date, pursuant to the Engagement Letter or as may otherwise be agreed between the Borrowers and the Joint Lead Arrangers shall have been paid (which amounts, at the option of the Borrowers, may be offset against the proceeds of the Revolving Facility), including, to the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses (including reasonable fees, charges and disbursements of Sidley Austin LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(l)     The Administrative Agent shall have received all insurance certificates satisfying the requirements of Section 6.02 of this Agreement.

(m)     The Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act to the extent requested not less than seven (7) Business Days prior to the Closing Date.

(n)     Each Borrower shall have delivered, or cause to be delivered, to the Administrative Agent an inventory appraisal from an Acceptable Appraiser and a field examination for each Borrower, in each case that are reasonably satisfactory in form and substance to the Administrative Agent on or prior to the Closing Date, and the Administrative Agent shall have received a Borrowing Base Certificate effective as of the last day of the month immediately preceding the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 5.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees with each Lender that unless and until (i) all Commitments shall have been terminated, (ii) all ABL Credit Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been repaid and (iii) all Letters of Credit have been canceled or have expired (or shall have been Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent) and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will, and will cause each of the Material Subsidiaries to:

Section 6.01     Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of a Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 7.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by a Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b)     Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the rights, privileges, qualifications, permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary in the normal conduct of its business, (ii) at all times maintain and preserve all property necessary in the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, and (iii) conduct its business and affairs without infringement of or interference with any Intellectual Property Right of any other Person in any respect (in each case except as expressly permitted by this Agreement).

Section 6.02     Insurance. (a) Maintain, with financially sound and reputable insurance companies (that are not Affiliates of any Loan Party), insurance in such amounts, providing such coverage as is sufficient and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause, subject to the time periods set forth in clause (ix) of the definition of “Collateral and Guarantee Requirement” and Schedule 6.10, if applicable, the Administrative Agent to be listed as a loss payee on property policies and as an additional insured on liability policies. All such policies of insurance will contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent (Form CP 1218 or equivalent and naming the Administrative Agent as lenders loss payee as agent for the Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to the Administrative Agent, will provide that the insurance companies will give the Administrative Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Loan Parties or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Each Loan Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Administrative Agent. Subject to the terms of the Intercreditor Agreements, if any insurance proceeds are paid by check, draft or other instrument payable to any Loan Party and the Administrative Agent jointly, the Administrative Agent may endorse such Loan Party’s name thereon and do such other things as the Administrative Agent may deem advisable to reduce the same to cash. The Administrative Agent reserves the right at any time, upon review of each Loan Party’s risk profile, to reasonably require additional forms and limits of insurance. All flood insurance on Mortgaged Properties (including all related diligence, documentation and coverage) shall comply with the Flood Laws, or otherwise shall be reasonably satisfactory to all Lenders.

(b)     With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), maintain, subject to the time periods and other requirements regarding flood insurance set forth in clause (vii) of the definition of “Collateral and Guarantee Requirement” to the extent commercially reasonably available, flood insurance from such providers, on such terms, and in amounts no less than that maintained by the Borrowers and the Material Subsidiaries as of the Closing Date or in such other total amount as the Administrative Agent may from time to time reasonably require or as otherwise required by the Lenders, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(c)     In connection with the covenants set forth in this Section 6.02, it is understood and agreed that:

(i)     none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Holdcos and the Borrowers, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and

(ii)     the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 6.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Holdcos, the Borrowers and their respective Subsidiaries or the protection of their properties.

(d)     Unless the Loan Parties provide the Administrative Agent with evidence of the insurance coverage required by this Agreement (including, without limitation, flood insurance), the Administrative Agent may purchase insurance (including, without limitation, flood insurance) at the Loan Parties’ expense to protect the Administrative Agent’s and Lenders’ interests in the Loan Parties’ and their Subsidiaries’ properties with ten (10) days’ prior written notice to the Loan Parties. This insurance may, but need not, protect the Loan Parties’ and their Subsidiaries’ interests. The coverage that the Administrative Agent purchases may not pay any claim that any Loan Party or any Subsidiary of any Loan Party makes or any claim that is made against such Loan Party or any Subsidiary in connection with said Property. The Loan Parties may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that there has been obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance, the Loan Parties will be responsible for the costs of that insurance, including interest and any other charges the Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the ABL Credit Obligations. The costs of the insurance may be more than the cost of insurance the Loan Parties may be able to obtain on their own.

Section 6.03     Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof, except to the extent the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Holdcos, the Borrowers or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with the Applicable Accounting Rules with respect thereto and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.04     Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)     Within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Ultimate Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national (in the United States of America) or international standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Ultimate Parent as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Ultimate Parent and its Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Rules;

(b)     within 65 days after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending June 30, 2017, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Ultimate Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Ultimate Parent on behalf of the Ultimate Parent as fairly presenting, in all material respects, the financial position and results of operations of the Ultimate Parent and its Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Rules (subject to normal year-end audit adjustments and the absence of footnotes);

(c)     within 35 days after the end of each fiscal month of each fiscal year (including the last fiscal month of each fiscal year) beginning with the fiscal month ending June 30, 2017, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of each Borrower and its Subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of each Borrower on behalf of such Borrower as fairly presenting, in all material respects, the financial position and results of operations of such Borrower and its Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Rules (subject to normal year-end audit adjustments and the absence of footnotes);

(d)     concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of each Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) solely with respect to any fiscal period for which the average daily Availability during such fiscal period is less than 25% of the Maximum Credit, setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Fixed Charge Coverage Ratio and the Minimum Borrower EBITDA Contribution, (iii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Average Quarterly Excess Availability, (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term Immaterial Subsidiary and (v) certifying a list of names of all Unrestricted Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;

(e)     within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for each fiscal quarter during such fiscal year (including a projected consolidated balance sheet of each Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of each Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f)     upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 6.10(f);

(g)     (i) promptly, from time to time, such other information regarding the operations, collateral, business affairs and financial condition of the Holdcos, the Borrowers or any of the Borrowers’ respective Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (ii) prior written notice in the event that any Borrower changes its fiscal year end or any other material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(h)     promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB or MB (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Holdcos, the Borrowers, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and

(i)     Borrowing Base Certificates, at the times specified in Section 6.13.

Section 6.05     Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Holdcos or any Borrower obtains actual knowledge thereof:

(i)     any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)     the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Holdcos, any Borrower or any of the Borrowers’ respective Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)     any other development (including, without limitation, any development related to litigation or labor controversies) specific to the Holdcos, any Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)     the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(v)     the creation, establishment or acquisition of any direct or indirect Subsidiary of a Borrower; and

(vi)     the termination of, amendment to, or event of default under, any Secured Notes Document.

Section 6.06     Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 6.06 shall not apply to Environmental Laws, which are the subject of Section 6.09, or to laws related to Taxes, which are the subject of Section 6.03.

Section 6.07     Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with the Applicable Accounting Rules and permit the Administrative Agent (and its consultants or agents), accompanied by any Lender which so elects, upon reasonable advance notice and at reasonable times during regular business hours, and at any time when an Event of Default exists, to have access to, examine, audit, make extracts from or copies of, and inspect any or all of the Loan Parties’ records, files, and books of account and the Collateral, and discuss the Loan Parties’ affairs with the Loan Parties’ officers and senior management; provided that, (i) unless an Event of Default is continuing, such access, examinations, audits and inspections shall be limited to two instances in any calendar year and (ii) all such access, examinations, audits and inspections will be at the Loan Parties’ expense. The Loan Parties will deliver to the Administrative Agent any instrument necessary for the Administrative Agent to obtain records from any service bureau maintaining records for the Loan Parties. The Administrative Agent may, and at the direction of the Required Lenders shall, at any time when an Event of Default exists, and at the Loan Parties’ expense, make copies of all of the Loan Parties’ books and records, or require the Loan Parties to deliver such copies to the Administrative Agent. Upon reasonable request to senior management of the applicable Borrower, the Administrative Agent may, without expense to the Administrative Agent, use such of the Loan Parties’ respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Collateral Agent’s Liens. The Administrative Agent shall have the right, at any time, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount, or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise; provided, however, in the absence of an Event of Default, the Collateral Agent agrees that it will not attempt to verify more than ten (10) Accounts each month.

Section 6.08     Use of Proceeds. Use the proceeds of each Credit Event solely for (a) working capital, capital expenditures, Permitted Business Acquisitions and other general corporate purposes not in violation of this Agreement or the other Loan Documents, (b) the Refinancing, (c) costs, expenses and fees in connection with the Revolving Facility and (d) upon the effectiveness of the Incremental Facility, the repayment of obligations owing to the purchasers under the AB Receivables Financing.

Section 6.09     Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, complete any investigation, study, sampling and testing and undertake any clean up, removal, remediation or other response necessary to remove and clean up Hazardous Materials, to the extent such actions are required under any applicable Environmental Laws, and make an appropriate response to any notice, request for information, order, or complaint that alleges a violation of or liability under any Environmental Laws, except, in each case with respect to this Section 6.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.10     Further Assurances; Additional Security. (a) Promptly execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law or to carry out more effectively the purposes of this Agreement or any other Loan Document, including, for the avoidance of doubt, the post-closing items required to satisfy the Collateral and Guarantee Requirement set forth on Schedule 6.10, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)     If any asset (including any Real Property (other than Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value (as determined in good faith by the applicable Borrower) in an amount greater than $1,000,000 is acquired by a Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 6.10(g) or the Security Documents) (i) notify the Collateral Agent thereof, and (ii) cause such asset to be subjected to a Lien securing the ABL Finance Obligations (subject, as the case may be, to the Intercreditor Agreements and Permitted Liens) and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, (subject, as the case may be, to the Intercreditor Agreements and Permitted Liens), including actions described in paragraph (a) of this Section 6.10, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c)     Promptly notify the Collateral Agent of the acquisition of, and grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in, such Real Property of such Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $25,000,000 in the aggregate, and, to the extent requested by the Collateral Agent, pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent pursuant to the post-closing timing requirement specified in the definition of “Collateral and Guarantee Requirement” or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens and subject to the Intercreditor Agreements, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the applicable Borrower shall deliver to the Collateral Agent (i) if such Real Property is an improved Real Property, prior to the execution and delivery of such Additional Mortgage, (x)(1) address and other identifying information with respect to such Real Property reasonably satisfactory to the Collateral Agent and (2) if any improvements on such Mortgaged Property are located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area (as may be established by a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property), evidence of a flood insurance policy (if such insurance is required by applicable Law and commercially reasonably available) from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee or (y) a certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence reasonably satisfactory to the Collateral Agent that none of the improvements on such Mortgaged Property is located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area and (ii) contemporaneously therewith a title insurance policy and a copy of any survey obtained by such Borrower with respect to each Real Property subject to an Additional Mortgage.

(d)     If any additional direct or indirect Subsidiary of any Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), and if such Subsidiary is a Subsidiary Loan Party, within ten Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(e)     If any additional Foreign Subsidiary of any Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to the Intercreditor Agreements and paragraph (g) below.

(f)     (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s or the Parent Guarantor’s corporate or organization name or jurisdiction of organization or formation, (B) in any Loan Party’s or the Parent Guarantor’s identity or organizational structure or (C) in any Loan Party’s or the Parent Guarantor’s organizational identification number; provided that no Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(g)     The Collateral and Guarantee Requirement and the other provisions of this Section 6.10 need not be satisfied with respect to (i) any motor vehicle, (ii) Exempt Deposit Accounts, (iii) any Equity Interests issued or acquired after the Closing Date (other than Equity Interests in each Borrower or, in the case of any person which is a Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity

Interests of such person and the person holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate applicable law or a contractual obligation binding on or with respect to such Equity Interests or such Subsidiary and (C) with respect to such contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on or with respect to such Equity Interests or such Subsidiary in contemplation of or in connection with the acquisition of such Equity Interests or Subsidiary, (iv) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 7.01(i) that is secured by a Permitted Lien) or (v) those assets as to which the Collateral Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby; provided that, upon the reasonable request of the Collateral Agent, the applicable Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iii) and (iv) above.

(h)     Within 60 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its discretion), each Borrower shall execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each Deposit Account of such Borrower and the Loan Parties in existence as of the Closing Date, other than any Exempt Deposit Account.

(i)     Prior to any Loan Party establishing and funding a Deposit Account following the Closing Date, the applicable Borrower shall notify the Collateral Agent thereof and execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each such Deposit Account, other than any Exempt Deposit Account.

(j)     Following the Closing Date (and subject to the time period provided for in Section 6.10(h)), the Loan Parties shall maintain effective Deposit Account Control Agreements with respect to each Deposit Account, other than Exempt Deposit Accounts, of the Loan Parties, at all times unless and until the Security Interest (as defined in the Collateral Agreement) with respect to such Deposit Account is released in accordance with this Agreement.

Section 6.11     Appraisals and Field Examinations. Whenever an Event of Default exists, and at other times not more frequently than once per consecutive 12-month period so long as Availability during such period is at all times greater than 12.5% of the Maximum Credit, the Loan Parties shall, at their expense and upon the Administrative Agent’s request, provide the Administrative Agent with appraisals and field examinations or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by requirements of Law and by the internal policies of the Lenders; provided that the Loan Parties shall provide, at the expense of the Loan Parties, during any time within a consecutive 12-month period that the Availability is less than 12.5% of the Maximum Credit, a second such appraisal or field examination or update during such period; provided, further, that upon the request of the Administrative Agent, the Loan Parties shall provide, at the expense of the Administrative Agent and the Lenders, any other such appraisal or field examination or update. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than once per year) to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or field examinations or updates shall be used in connection with the determination of the Orderly Liquidation Value and the calculation of the Borrowing Base hereunder.

Section 6.12     Collection of Accounts; Payments. Subject to the post-closing timing requirement specified in Section 6.10 of this Agreement, establish a payment account for each Borrower, or designate an existing deposit account for each Borrower in form and substance reasonably satisfactory to the Administrative Agent (in either case, collectively, the “Primary Payment Accounts”), which shall each be a Controlled Account and into which all Account collections (other than, prior to the effectiveness of the Incremental Facility, with respect to Wise, collections from the AB Receivables) and other proceeds of ABL Priority Collateral with respect to the applicable Borrower will be deposited (it being understood that the Loan Parties shall promptly transfer to the applicable Primary Payment Account any such collections or proceeds on deposit in or credited to any other payment account or other account, or received directly by any Loan Party), and the Loan Parties hereby agree that, during an Accounts Availability Triggering Event, the Collateral Agent will have exclusive control over each Primary Payment Account; provided, however, that, in the absence of an Accounts Availability Triggering Event, the Loan Parties will have exclusive right to make withdrawals from the Primary Payment Accounts.

Section 6.13     Collateral Reporting. (a) Provide, or cause to be provided, to the Administrative Agent, a Borrowing Base Certificate (i) on or before the twelfth (12th) Business Day of each calendar month for the preceding calendar month-end and (ii) during the continuance of an Availability Triggering Event, on each Friday (with respect to the week ending the previous Friday) or any later date approved by the Administrative Agent in its sole discretion. If any of the Loan Parties’ records or reports of the Collateral required to be delivered pursuant to this Agreement or any other Loan Document are prepared by an accounting service or other agent, each Loan Party hereby authorizes such service or agent to deliver such records or reports to the Administrative Agent, for distribution to the Lenders. Without limiting the foregoing, a Borrower may, at or prior to the closing of a Permitted Business Acquisition (but subject to any review of the acquired company’s Eligible Accounts and Eligible Inventory as required by the definitions of such terms), deliver a revised Borrowing Base Certificate showing the Borrowing Base on a Pro Forma Basis after giving effect to such acquisition, which would be effective for purposes of Borrowing as of the time of the closing of such Permitted Business Acquisition and, for the avoidance of doubt, demonstrating compliance with the requirements of clause (iii) of the definition thereof. The applicable Borrower shall be permitted upon notice of such election to the Administrative Agent to deliver an updated Borrowing Base Certificate more frequently than monthly (as specified in such notice); provided that in such case, such Borrower shall, for the immediately following 90 days, deliver an updated Borrowing Base Certificate with the same frequency as the frequency specified in such notice.

(b)     Deliver to the Administrative Agent (i) concurrently with the delivery of each Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report consistent with past practice; (ii) concurrently with the delivery of each Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from due date as follows: current, 1 to 30 days, 31 to 60 days and 61 days or more, (iii) from time to time, such other information with respect to the Borrowing Base or any other reports delivered under this Section 6.13 as shall be requested by the Administrative Agent in its reasonable discretion; and (iv) at the time of delivery of each of the monthly financial statements delivered pursuant to Section 6.04(c): (A) a reconciliation of the most recent Borrowing Base and month-end Inventory reports by location each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 6.04(c); (B) a reconciliation of the accounts receivable aging to the Borrowers’ most recent Borrowing Base Certificate, general ledger and monthly financial statements delivered pursuant to Section 6.04(c); (C) an aging of accounts payable and a reconciliation of such accounts payable aging to each Borrower’s general ledger and monthly financial statements delivered pursuant to Section 6.04(c); and (D) in the case of any monthly financial statements delivered for the last month of a fiscal quarter, a listing of government contracts, including those that are subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law.

Section 6.14     Anti-Money Laundering and Economic Sanction Laws; Anti-Corruption Laws. Each Loan Party shall comply, and each Loan Party shall cause each of its Subsidiaries to comply, in all material respects, with all laws, regulations and executive orders referred to in Sections 4.25 and 4.26 so as to make such representations and warranties true and correct in all material respects.

ARTICLE VII

NEGATIVE COVENANTS

Each Borrower (and for purposes of Section 7.11, each Holdco) covenants and agrees with each Lender that unless and until (i) all Commitments shall have been terminated and (ii) all ABL Credit Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been paid and (iii) all Letters of Credit have been canceled or have expired (or have been Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent) and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will not, and will not permit any of the Material Subsidiaries to:

Section 7.01     Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness existing on the Closing Date and set forth on Schedule 7.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with such Borrower or any Subsidiary);

(b)     (i) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; and (ii) Guarantees by the Borrowers and the Material Subsidiaries of Indebtedness of Ultimate Parent, Parent Guarantor or any Subsidiary thereof;

(c)     obligations (contingent or otherwise) arising under a Swap Contract if such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates(or to allow any customer to do so); provided, however, to the extent that such Indebtedness is incurred under a Secured Hedge Agreement, such Secured Hedge Agreement was entered into in connection with the execution of customer contracts to hedge currency and commodity risk thereunder;

(d)     Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)     unsecured Indebtedness of any Borrower to the Ultimate Parent, any Subsidiary of Ultimate Parent or any Subsidiary and of any Subsidiary to Ultimate Parent, any Subsidiary of Ultimate Parent, the Borrowers or any other Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations among Ultimate Parent and its subsidiaries, Indebtedness of any Loan Party to any Person incurred under this clause (e) shall be subordinated to the ABL Credit Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)     (i)(x) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with any Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (y) Indebtedness incurred to finance Permitted Business Acquisitions permitted pursuant to Section 7.04(j) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(i)     Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by any Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 7.03(b), would not exceed $125,000,000 at any time outstanding;

(j)     Capital Lease Obligations incurred by any Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 7.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k)     other Indebtedness of any Borrower or any Subsidiary, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed $25,000,000 at any time outstanding; provided that any Indebtedness incurred pursuant to this clause (k) that by its terms is subordinated in right of payment to the ABL Credit Obligations shall not, pursuant to the terms thereof, be required to be repaid (other than pursuant to customary change of control, asset sale proceeds and similar provisions), in whole or in part, prior to the date that is 91 days following the Facility Maturity Date;

(l)     Indebtedness arising from agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or

the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m)     Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(n)     Indebtedness supported by a Letter of Credit in a principal amount not in excess of the stated amount of such Letter of Credit;

(o)     Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)     Indebtedness of Subsidiaries that are not Subsidiary Loan Parties; provided that the aggregate amount of Indebtedness incurred under this clause (p), when aggregated with all other Indebtedness incurred and outstanding pursuant to this clause (p), shall not exceed $10,000,000 at the time of such incurrence;

(q)     Indebtedness representing deferred compensation to employees and directors of any Borrower or any Subsidiary incurred in the ordinary course of business;

(r)     Indebtedness consisting of obligations of any Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(s)     Indebtedness incurred under any Qualified Receivables Financing;

(t)     Indebtedness of Wise to Rexam evidenced by or arising under the Rexam Financing Documents in an amount not to exceed the amount outstanding on the Closing Date, less the aggregate amount of all repayments, repurchases, redemptions, rebates or credits, whether optional or mandatory, in respect thereof, plus interest thereon (whether or not capitalized) at the rate provided in the Rexam Financing Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; and

(u)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

Section 7.02     Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)     Liens on property or assets of any Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(a) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 7.01(a)) and shall not subsequently apply to any other property or assets of any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b)     (i) Liens created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations under Secured Hedge Agreements incurred pursuant to Section 7.01(c) and securing obligations under Cash Management Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and (ii) Liens securing Indebtedness incurred pursuant to Section 7.01(b)(ii) (including Liens securing Swap Agreements secured under the documents governing such Indebtedness), which Liens are subject to the Intercreditor Agreements or any other intercreditor agreement substantially consistent with and no less favorable to the Revolving Facility Lenders in any material respect than the Intercreditor Agreements;

(c)     Liens on any property or asset of any Borrower or any Subsidiary securing Indebtedness permitted under Section 7.01(h)(i)(x) or Permitted Refinancing Indebtedness in respect thereof if permitted by Section 7.01(h)(ii), in each case, subject to the Intercreditor Agreement; provided that such Lien (i) does not apply to any other property or assets of any Borrower or any of its Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition, and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, subject to compliance with clause (iv) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)     Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in compliance with Section 6.03;

(e)     Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, any Borrower or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Rules;

(f)     (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any Subsidiary;

(g)     deposits and other customary Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)     zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary;

(i)     Liens securing Indebtedness permitted by Section 7.01(i) (limited to the assets subject to such Indebtedness);

(j)     Liens arising out of sale and lease-back transactions permitted under Section 7.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)     Liens securing judgments that do not constitute an Event of Default under Section 8.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l)     Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 6.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)     any interest or title of a lessor or sublessor under any leases or subleases entered into by any Borrower or any Subsidiary in the ordinary course of business;

(n)     Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Subsidiary in the ordinary course of business;

(o)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(p)     Liens securing obligations in respect of trade related letters of credit or bank guarantees permitted under Section 7.01(g) or (m) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof;

(q)     leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of any Borrower and its Subsidiaries, taken as a whole;

(r)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)     Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)     Liens with respect to property or assets of any Subsidiary that is not a Subsidiary Loan Party securing Indebtedness permitted under Section 7.01(p);

(u)     other Liens with respect to property or assets of any Borrower or any Subsidiary provided that either (i) the obligations secured by any such Liens shall not exceed $50,000,000 at any time outstanding or (ii) the Payment Conditions shall have been met; provided further that (i) no such Lien shall secure any Swap Obligation, (ii) at the time of the incurrence of such Lien no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (iv) to the extent such Liens extend to ABL Priority Collateral, such Liens shall be subordinated to the Liens securing the ABL Finance Obligations pursuant to the Intercreditor Agreements (or an additional intercreditor agreement reasonably satisfactory to the Administrative Agent);

(v)     the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w)     Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x)     Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y)     Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (iii) of the definition thereof;

(z)     the PBGC Lien;

(aa)     Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of any Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of such Borrower or such Subsidiaries in respect of such letter of credit or bank guarantee to the extent permitted under Section 7.01;

(bb)     Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(cc)     Liens on deposits securing Swap Contracts permitted under Section 7.01(c) not to exceed $1,000,000 in the aggregate;

(dd)     Liens on the Specified Mill Assets securing Indebtedness under the Rexam Financing Documents to the extent such Indebtedness is permitted hereunder; and

(ee)     Liens on AB Receivables and other Qualified Receivables in connection with Qualified Receivables Financings permitted hereunder.

Section 7.03     Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided that a Sale and Lease

Back Transaction shall be permitted so long as the aggregate fair market value of all such property subject to a Sale and Lease Back Transaction does not exceed $25,000,000 in the aggregate at any time.

Section 7.04    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a)     (i) Investments by any Borrower or any Subsidiary in the Equity Interests of any Borrower or any Subsidiary; (ii) intercompany loans from any Borrower or any Subsidiary to any Borrower or any Subsidiary; and (iii) Guarantees by any Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Borrower or any Subsidiary, provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees after the Closing Date by Loan Parties of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to $5,000,000 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b));

(b)     Permitted Investments and Investments that were Permitted Investments when made;

(c)     Investments arising out of the receipt by any Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 7.05;

(d)     loans and advances to officers, directors, employees or consultants of any Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $1,000,000 at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Holdcos (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to such Borrower in cash as common equity;

(e)     accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f)     Swap Contracts permitted hereunder;

(g)     Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 7.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (g) is not increased at any time above the amount of such Investment existing or contractually committed to on the Closing Date;

(h)     Investments resulting from pledges and deposits under Sections 7.02(f), (g), (k), (r), (s) and (u);

(i)     other Investments by any Borrower or any Subsidiary if (i) the Payment Conditions shall have been met and (ii) no Event of Default shall have occurred and be continuing or would result therefrom;

(j)     Investments constituting Permitted Business Acquisitions;

(k) intercompany loans between Subsidiaries that are not Subsidiary Loan Parties and Guarantees by such Subsidiaries to the extent permitted by Section 7.01(l);

(l)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Borrower as a result of a foreclosure by such Borrower or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)     Investments of a Subsidiary acquired after the Closing Date or of an entity merged into any Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, to the extent permitted under this Section 7.04 and, in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 7.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(n)     acquisitions by any Borrower of obligations of one or more current or former officers, directors or other employees of the Holdcos, any Parent Entity, such Borrower or its Subsidiaries and their respective estates, spouses or former spouses in connection with such person’s acquisition of Equity Interests of the Holdcos or any Parent Entity, so long as no cash is actually advanced by such Borrower or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o)     Guarantees by any Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Borrower or any Subsidiary in the ordinary course of business;

(p)     Investments to the extent that payment for such Investments is made with Equity Interests of the Holdcos (or any Parent Entity);

(q)     Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by the Holdcos, the applicable Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided that (i) the fair market value (as determined in good faith by such Borrower) of such assets, determined on an arms’- length basis, so contributed pursuant to this paragraph (q) shall not in the aggregate exceed $1,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the applicable Borrower shall certify (x) no Default or Event of Default shall have occurred and be continuing or would result from such contribution, (y) the fair market value (as determined in good faith by such Borrower) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(r)     Investments consisting of Restricted Payments permitted under Section 7.06;

(s)     Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(t)     Investments in Subsidiaries that are not Loan Parties not to exceed $1,000,000 at any time outstanding (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (u)), as valued at the fair market value (as determined in good faith by the applicable Borrower) of such Investment at the time such Investment is made;

(u)     Investments consisting of the licensing or contribution of intellectual property licenses pursuant to joint marketing arrangements with other persons;

(v)     Guarantees permitted under Section 7.01 (except to the extent such Guarantee is expressly subject to Section 7.04);

(w)     advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Borrower or Subsidiary;

(x)     Investments by any Borrower and its Subsidiaries, including loans and advances, to any direct or indirect parent of such Borrower, if such Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 7.06 for all purposes of this Agreement);

(y)     Investments received substantially contemporaneously in exchange for Equity Interests of the Holdcos or any Parent Entity;

(z)     Investments in joint ventures not in excess of $5,000,000 in the aggregate (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this clause (z)); provided that if any Investment pursuant to this clause (z) is made in any person that is not a Subsidiary of any Borrower at the date of the making of such Investment and such person becomes a Subsidiary of any Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 7.04(a) and shall cease to have been made pursuant to this clause (z) for so long as such person continues to be a Subsidiary of a Borrower; and

(aa)     Reasonable and customary Investments (including, to the extent reasonable and customary, capital contributions, intercompany debt or other extensions of credit) in any Receivables Subsidiary in connection with any Qualified Receivables Financing.

Section 7.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person or any division, unit or business of any person, except that this Section shall not prohibit:

(a)     (i) the purchase and sale of inventory in the ordinary course of business by any Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by any Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by any Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)     if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(i)     the merger, consolidation or amalgamation of any Subsidiary with or into any Borrower or any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is such Borrower or, if a Borrower is not a party to such transaction, a Subsidiary Loan Party, and no person other than a Borrower or Subsidiary Loan Party receives any consideration;,

(ii)     the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any Subsidiary that is not a Subsidiary Loan Party,

(iii)     the liquidation or dissolution or change in form of entity of any Subsidiary if the applicable Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of such Borrower and is not materially disadvantageous to the Lenders, or

(iv)     any Subsidiary may merge, consolidate or amalgamate with or into any other person in order to effect an Investment permitted pursuant to Section 7.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 6.10;

(c)     sales, transfers, leases or other dispositions to a Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 7.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate fair market value of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance on clause (g) below, shall not exceed, in any fiscal year of the Borrowers, $5,000,000;

(d)     Sale and Lease Back Transactions permitted by Section 7.03;

(e)     Investments permitted by Section 7.04 and Permitted Liens and Restricted Payments permitted by Section 7.06;

(f)     the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivables financing transaction;

(g)     sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 7.05 (or required to be included in this clause (g) pursuant to Section 7.05(c)); provided that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance upon this clause (g) shall not exceed, in any fiscal year of the Borrowers, $10,000,000 and (ii) no Default or Event of Default exists or would result therefrom;

(h)     Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that following any such merger, consolidation or amalgamation (i) involving a Borrower, such Borrower is the surviving corporation or such merger, consolidation or amalgamation shall otherwise satisfy the requirements of subsection (b)(i) above and (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary;

(i)     leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the ordinary course of business;

(j)     sales, leases or other dispositions of inventory of any Borrower and its Subsidiaries determined by the management of such Borrower to be no longer useful or necessary in the operation of the business of such Borrower or any of its Subsidiaries;

(k)     any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract tort or other claims of any kind to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(l)     any exchange of assets for services and/or other assets of comparable or greater value; provided that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the applicable Borrower) in excess of $2,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of such Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the applicable Borrower) in excess of $5,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of the applicable Holdco or such Borrower; provided that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (n) shall not exceed, in any fiscal year of the Borrowers, $10,000,000 and (B) no Default or Event of Default exists or would result therefrom;

(m)     any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than each Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition) in a Permitted Business Acquisition, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(n)     any merger, consolidation, conveyance, transfer, lease or other disposition of the Equity Interests of, or undertaken by, Alabama Electric Motor Services, LLC, Wise Alloys Finance Corporation or Listerhill Total Maintenance Center, LLC, so long as the assets attributable to such entities do not have a book value or fair market value in an aggregate amount in excess of $4,000,000 measured at the time of each such disposition; and

(o)     with respect to any Receivables Subsidiary, the sale of all or substantially all of the applicable receivables of such Receivables Subsidiary in one or more transactions pursuant to any Qualified Receivables Financing.

Notwithstanding anything to the contrary contained in Section 7.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 7.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties pursuant to paragraph (c) of this Section 7.05) unless such disposition is for fair market value (as determined in good faith by the applicable Borrower), or if not fair market value, the shortfall is permitted as an Investment under Section 7.04, (ii) no sale, transfer or other disposition of assets in excess of $1,000,000 shall be permitted by paragraph (g) of this Section 7.05 unless such disposition is for at least 75% cash consideration; provided that, for purposes of this clause (ii), (a) the amount of any liabilities (as shown on any Borrower’s or any Subsidiary’s most recent balance sheet delivered pursuant to Section 6.04(c)) of any Borrower or any Subsidiary of any Borrower (other than liabilities that are by their terms subordinated to the ABL Credit Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by such Borrower or such Subsidiary of such Borrower from such transferee that are converted by such Borrower or such Subsidiary of such Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by such Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value (as determined in good faith by the applicable Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash and (iii) in respect of any sale, transfer or other disposition of Accounts and/or Inventory made in any case outside of the ordinary course of business of any Borrower or any other applicable Loan Party, such Borrower shall notify the Administrative Agent thereof in writing and the amount set forth in clause (x) of the definition of “Borrowing Base” shall be reduced by the Net Proceeds thereof until receipt by the Administrative Agent of the next Borrowing Base Certificate delivered pursuant to Section 6.13 hereof. To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 7.05 to any Person other than the Holdcos, the Borrowers or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the applicable Borrower in order to evidence the foregoing.

Section 7.06     Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a)     any Subsidiary of any Borrower may make Restricted Payments to such Borrower or to any Wholly Owned Subsidiary of such Borrower (or, in the case of non-Wholly Owned Subsidiaries, to such Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of such Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not such Borrower or a Subsidiary is permitted under Section 7.04);

(b)     each Borrower may make Restricted Payments to its applicable Holdco in respect of (i) overhead, legal, accounting and other professional fees and expenses of such Holdco, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of such Holdco whether or not consummated, (iii) franchise Taxes or similar Taxes and fees and expenses in connection with the maintenance of such Holdco’s existence and such Holdco’s ownership of such Borrower, (iv) payments permitted by Section 7.07(b), (v) the portion (which shall be 100% for so long as such Holdco owns no assets other than the Equity Interests in such Borrower) of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such Holdco attributable to such Borrower or its Subsidiaries, (vi) tax liabilities of such Holdco incurred as a result of transactions occurring prior to the Closing Date, and (vii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such Holdco, in each case in order to permit such Holdco to make such payments; provided that, in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to such Borrower and its Subsidiaries (which shall be 100% for so long as such Holdco, owns no assets other than the Equity Interests in such Borrower);

(c)     non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(d)     each Borrower may make Restricted Payments to its applicable Holdco or any Parent Entity to finance any Investment permitted to be made pursuant to Section 7.04; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (ii) such parent shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to such Borrower or a Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted in Section 7.05) of the Person formed or acquired into such Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 6.10;

(e)     Restricted Payments made within 60 days after the date of declaration thereof, if at the date of declaration such payment would have been permitted under (and was counted against any applicable basket under) this Agreement; and

(f)     each Borrower may make any Restricted Payment; provided that (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Payment Conditions shall have been satisfied.

Section 7.07     Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of the Holdcos or any Borrower in a transaction involving aggregate consideration in excess of $1,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate. For purposes of this Section 7.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the disinterested members of the Board of Directors of the Holdcos or such Borrower.

(b)     The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)     any issuance of securities, or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Holdcos or of any Borrower,

(ii)     loans or advances to employees or consultants of the Holdcos (or any Parent Entity), any Borrower or any of its Subsidiaries in accordance with Section 7.04(d),

(iii)     transactions among any Borrower or any Subsidiary or any entity that becomes a Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iv)     the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Holdcos, any Parent Entity, any Borrower and its Subsidiaries in the ordinary course of business (limited, in the case of the Holdcos or any Parent Entity, to the portion of such fees and expenses that are allocable to the applicable Borrower and its Subsidiaries),

(v)     (A) any employment agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vi)     Restricted Payments permitted under Section 7.06, including payments to the Holdcos (and any Parent Entity),

(vii)     any purchase by a Holdco of the Equity Interests of the applicable Borrower, or contributions by a Holdco to the capital of the applicable Borrower; provided that any Equity Interests of such Borrower purchased by such Holdco shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(viii)     transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(ix)     any transaction in respect of which any Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of such Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of such Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate,

(x)     transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business,

(xi)     without duplication of any amounts otherwise paid with respect to Taxes, payments by the Holdcos (and any Parent Entity), any Borrower and its Subsidiaries pursuant to tax sharing agreements among the Holdcos (and any such Parent Entity), such Borrower and its Subsidiaries on customary terms that require each party to make payments when such Taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xii)     the provision to subsidiaries, or by Affiliates, of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith (as certified in an officer’s certificate executed by a Responsible Officer of the applicable Borrower) and not for the purpose of circumventing any covenant set forth in this Agreement,

(xiii)     intercompany transactions undertaken in good faith (as certified in an officer’s certificate executed by a Responsible Officer of the applicable Borrower) for the purpose of improving the consolidated tax efficiency of such Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, or

(xiv)     any transactions between or among any Holdco, Borrower or any of its Subsidiaries and any other Constellium Entity.

Section 7.08     Business of the Borrowers and their respective Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 7.09     Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders (as determined in good faith by the Administrative Agent), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Administrative Agent)), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Borrower or any of its Subsidiaries.

(b)     (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money on which a Borrower or a Subsidiary of a Borrower is a primary obligor prior to its scheduled maturity, except for (A) the ABL Finance Obligations, (B) Refinancings with the proceeds of Permitted Refinancing Indebtedness, (C) prepayments of other Indebtedness (excluding any Indebtedness which by its terms is subordinated in right of payment to the ABL Credit Obligations) in amounts not to exceed $1,000,000 in the aggregate, (D) prepayments of intercompany Indebtedness of the Loan Parties in amounts, when combined with any prepayments made pursuant to the following clause (E), not to exceed $10,000,000 in the aggregate and (E) other prepayments of Indebtedness in amounts, when combined with any prepayments made pursuant to the preceding clause (D), not to exceed $10,000,000 in the aggregate, provided, that (I) no Default or Event of Default has occurred and is continuing or would result therefrom and (II) the Payment Conditions shall have been satisfied; or

(ii)     Amend or modify, or permit the amendment or modification of, (A) any provision of any Secured Notes Document, except to the extent permitted by the Secured Notes Intercreditor Agreement or (B) any provision of Junior Financing, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (1) are not in any manner materially adverse to Revolving Facility Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Revolving Facility Lenders and (2) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c)     Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to any Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by any Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)     restrictions imposed by applicable law;

(B)     contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 7.01 or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C)     any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)     customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)     any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)     customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)     customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H)     customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)     customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien in an amount less than $5,000,000 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09;

(J)     customary net worth provisions contained in Real Property leases entered into by Subsidiaries of any Borrower, so long as such Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of such Borrower and its Subsidiaries to meet their ongoing obligations;

(K)     any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(L)     restrictions in agreements representing Indebtedness permitted under Section 7.01 of a Subsidiary of any Borrower that is not a Subsidiary Loan Party;

(M)     customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(N)     restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(O)     any encumbrances or restrictions of the type referred to in Sections 7.09(c)(i) and 7.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the applicable Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.10    Margin Stock; Use of Proceeds. (a) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any applicable Law or in violation of this Agreement.

(b)     No Borrower shall, nor shall it permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans or any Letter of Credit in a manner that would make the representations and warranties referred to in Sections 4.25 and 4.26 fail to be true and correct in all material respects at any time.

Section 7.11    Holdcos Covenants. Each Holdco covenants and agrees with each Lender that unless and until (i) all Commitments shall have been terminated and (ii) all ABL Credit Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been repaid, unless the Required Lenders shall otherwise consent in writing, no Holdco (x) will create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 7.02(b), (d), (e) or (k)) on any of the Equity Interests issued by the applicable Borrower other than the Liens created under the Loan Documents or (y) will merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Borrower or any Subsidiary, except that (1) Wise Holdings and Ravenswood Holdings shall each be permitted to merge into or consolidate or amalgamate with any other Subsidiary of

Ultimate Parent that is organized under the laws of the United States or any political subdivision, state, or province thereof, in a transaction in which any of Wise Holdings, Ravenswood Holdings, or such Subsidiary is the surviving or resulting entity and (2) Parent Guarantor shall be permitted to merge into, or convert its jurisdiction of formation to, any Subsidiary of Ultimate Parent organized under the laws of the European Union, Switzerland, or United States or any political subdivision, state, or province thereof, provided that, in the case of clauses (1) and (2), the applicable surviving Person (if other than the applicable Holdco) shall promptly reaffirm its obligations, and, as applicable, its grant of security interests, under the Guaranty and the Collateral Agreement, as applicable, and otherwise comply with Section 6.10 to ensure that such Person remains a Loan Party or the Parent Guarantor hereunder, as applicable, and in the case of clause (2), shall promptly deliver to the Administrative Agent a favorable written opinion of its legal counsel qualified in its jurisdiction of organization addressed to the Administrative Agent, the Lenders and the L/C Issuer, which shall be in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request.

Section 7.12    Financial Covenants. If a Financial Covenant Triggering Event has occurred and is continuing:

(a)     permit the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 for the most recently ended four fiscal quarters for which the Administrative Agent has received financial statements pursuant to Section 6.04(a) or (b); or

(b)     permit the Minimum Borrower EBITDA Contribution to be less than 25% for the four most recently ended fiscal quarters for which the Administrative Agent has received financial statements pursuant to Section 6.04(a) or (b).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)     any representation or warranty made or deemed made by the Holdcos, any Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (without duplication of other materiality qualifiers contained therein) when so made or deemed made;

(b)     default shall be made in the payment of any principal of any Loan or any L/C Obligation or the deposit of any funds as Cash Collateral in respect of L/C Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)     default shall be made in the payment of any interest on any Loan or any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)     default shall be made in the due observance or performance by the Holdcos, any Borrower or any of its Subsidiaries of any covenant, condition or agreement contained in any of Section 6.01(a), 6.05(i), 6.08 or 6.10(h), 6.12 or in Article VII;

(e)    default shall be made in the due observance or performance by the Holdcos, any Borrower or any of its Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or (i) 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement; (ii) 5 Business Days in the case of any covenant, condition or agreement contained in Section 6.07, 6.11 or 6.13 or (iii) 10 Business Days in the case of any covenant, condition or agreement contained in Section 6.04) after notice thereof from the Administrative Agent to any Borrower;

(f)    (i) any Loan Party, the Parent Guarantor or any Subsidiary of any thereof (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and beyond any applicable grace period, regardless of amount, in respect of the Secured Notes Obligations or any Material Indebtedness (other than in respect of Swap Contracts), (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to the Secured Notes Obligations or any Material Indebtedness, if the effect of such failure, event or condition (giving effect to any applicable grace period) is to cause, or to permit the holder or holders or beneficiary or beneficiaries of the Secured Notes Obligations or such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, the Secured Notes Obligations or such Material Indebtedness to be declared to be due and payable prior to its stated maturity or (C) shall be required by the terms of the Secured Notes Obligations or such Material Indebtedness to offer to prepay or repurchase such Secured Notes Obligations or Material Indebtedness (or any portion thereof) prior to the stated maturity thereof; or (ii) there occurs under any Swap Contract or Swap Obligation an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which any Loan Party, the Parent Guarantor or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by a Loan Party, the Parent Guarantor or any Subsidiary thereof as a result thereof is greater than $15,000,000 (in the case of Borrower and its Subsidiaries) or $50,000,000 (in the case of any other Loan Party, the Parent Guarantor or Subsidiary thereof); provided that this clause (f) shall not apply to secured Indebtedness that becomes due, or which any Loan Party or the Parent Guarantor shall be required to prepay or repurchase, as a result of the sale or transfer (including by way of condemnation or casualty) of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)     there shall have occurred a Change in Control;

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Holdcos, any Borrower or any of its Subsidiaries, or of a substantial part of the property or assets of the Holdcos, any Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Holdcos, any Borrower or any of its Subsidiaries or for a substantial part of the property or assets of the Holdcos, any Borrower or any of its Subsidiaries or (iii) the winding up or liquidation of the Holdcos, any Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 7.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Holdcos, any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Holdcos, any Borrower or any of its Subsidiaries or for a substantial part of the property or assets of the Holdcos, any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)    the failure by the Holdcos, any Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $15,000,000 (in the case of a Borrower and its Subsidiaries) or $50,000,000 (in the case of any other Loan Party, the Parent Guarantor or Subsidiary of any thereof) (in each case to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(k)    (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) the Holdcos, any Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, (v) the Holdcos, any Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)    (i) any Loan Document shall for any reason be asserted in writing by the Holdcos, any Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Holdcos, any Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 4.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the Holdcos, the Borrowers or the Subsidiary Loan Parties of any of the ABL Finance Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Holdcos or any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(m)    any Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (except in accordance with its terms), or any of the Loan Parties or the Parent Guarantor party thereto shall deny or disaffirm their respective obligations thereunder or default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof;

(n)    then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event,

the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments (and any obligations to make L/C Credit Extensions), (ii) declare the Loans and L/C Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and the L/C Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), and (iv) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable law or in equity; and in any event with respect to the applicable Borrower described in paragraph (h) or (i) above, the Commitments (and any obligations to make L/C Credit Extensions) shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.02    Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i), (j) or (l) of Section 8.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and as set forth in Section 8.01), any amounts received on account of the ABL Finance Obligations shall, subject to the provisions of Section 2.17 and the Intercreditor Agreement, be applied by the Administrative Agent in the following order:

first, to payment of that portion of the ABL Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

second, to payment of that portion of the ABL Finance Obligations constituting accrued and unpaid interest and unpaid principal of the Swing Line Loans payable to the Swing Line Lender and Agent Advances payable to the Administrative Agent, ratably among the Swing Line Lender and Administrative Agent in proportion to the respective amounts described in this clause Second held by them;

third, to payment of that portion of the ABL Finance Obligations constituting accrued and unpaid Letter of Credit Fees and unpaid principal of the L/C Borrowings, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Third held by them;

fourth, to payment of that portion of the ABL Finance Obligations constituting fees (other than amounts paid under preceding clauses) payable to the Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.05 and 2.16;

sixth, to payment of that portion of the ABL Finance Obligations, other than amounts paid under preceding clauses, constituting (i) accrued and unpaid interest on the Loans and other ABL Credit Obligations and (ii) unpaid principal of the Loans, in each case, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;

seventh, to payment of that portion of the ABL Finance Obligations constituting unpaid amounts then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the relevant Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Seventh held by them;

eighth, to payment of that portion of the ABL Finance Obligations constituting indemnities and other amounts (other than amounts paid under preceding clauses) payable to the Lenders and the L/C Issuers, ratably among them in proportion to the respective amounts described in this clause Eighth payable to them; and

last, the balance, if any, after all of the ABL Finance Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.05(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other ABL Finance Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, ABL Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE AGENCY PROVISIONS

Section 9.01    Appointment and Authority.

(a) Administrative Agent. Each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as a potential Hedge Bank and a potential Cash Management Bank) and L/C Issuers hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (including, without limitation, the making of one or more Agent Advances). The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and L/C Issuers. No Borrower shall have rights as a third party beneficiary of any of such provisions (except as expressly provided in Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender on behalf of itself and its Affiliates and as a potential Hedge Bank and a potential Cash Management Bank) and L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the ABL Finance Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents (and subject to the Intercreditor Agreements), or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Wells Fargo resigns as an L/C

Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer which are outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

Section 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, but all such parties shall be entitled to the benefits of this Article IX.

Section 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or the Parent Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other ABL Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.05(h) and (i), 2.12 and 10.04) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the ABL Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10     Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09 each of the Lenders (in its capacities as a Lender and as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorizes the Administrative Agent, at its option and in its discretion, to:

(i)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) with respect to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or (C) if approved, authorized or ratified in writing in accordance with Section 10.01;

(ii)    release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents;

(iii)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(a), (b), (c), (i) or (j); and

(iv)    execute and deliver the Intercreditor Agreements, any amendments, supplements or joinders thereto, and any other intercreditor agreement necessary or desirable to permit the incurrence by the Loan Parties of secured indebtedness permitted to be incurred hereunder with the priority permitted hereunder and perform its obligations and duties, and exercise its rights and remedies, thereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Agreement and the other Loan Documents or to subordinate its interest in such item, or to release such Subsidiary Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

In addition, Agent and the Secured Parties agree to release all Liens over any accounts receivable in connection with their transfer to a Receivables Subsidiary or their sale, transfer or pledge under any Qualified Receivables Financing permitted to be entered into pursuant to the Loan Documents, and will execute any documents and prepare and make any filings reasonably requested by the Borrowers (at the sole cost and expense of the Borrowers), and in form and substance approved by Agent in its reasonable discretion, as may be necessary to evidence such release.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the ABL Finance Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including any sale or disposition conducted under a plan of reorganization), any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender, Hedge Bank or Cash Management Bank in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the ABL Finance Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the ABL Finance Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party. The Administrative Agent, in its capacity as “ABL Collateral Agent” under the PBGC Intercreditor Agreement, in its capacity as “ABL Agent” under the Wise Intercreditor Agreement and in its capacity as “ABL Agent” under the Ravenswood Intercreditor Agreement shall be entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Administrative Agent under this Article IX and under Section 10.04.

Section 9.11     Secured Hedge Agreements and Secured Cash Management Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Security Document, no Hedge Bank or Cash Management Bank that obtains the benefits of Section 8.01, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, ABL Finance Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements unless the Administrative Agent has received written notice of such ABL Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.01     Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and each Borrower may, with the consent of the Administrative Agent and each Borrower, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer, to comply with local law or the advice of local counsel or to cause one or more Loan Documents to be consistent with other Loan Documents and (y) no such amendment, waiver or consent shall:

(i)    without the written consent of each Lender, (A) waive any condition set forth in Section 5.02 or (B) without limiting the generality of the preceding clause (A), waive any condition set forth in Section 5.01 as to any Credit Event under the Revolving Facility (it being understood that the waiver of any Default or Event of Default or the amendment or waiver of any covenant or representation contained herein shall not constitute a waiver of any condition set forth in Section 5.01 or Section 5.02);

(ii)    extend or increase (other than pursuant to Section 2.15) the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender directly and adversely affected thereby;

(iii)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(iv)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby;

(v)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(vi)    change any provision of this Section 10.01, the definition of “Required Lenders” or the definition of “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)    modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 2.14(c) without the written consent of each Lender;

(viii)    release the Collateral Agent’s Liens on all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(ix)    except as otherwise permitted under this Agreement, permit any Loan Party or the Parent Guarantor to assign its rights under this Agreement or any other Loan Document to which it is a party;

(x)    release all or substantially all of the value of the Guaranties, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(xi)    subordinate the Collateral Agent’s Liens on the ABL Priority Collateral (other than with respect to Permitted Liens) or subordinate the payment of the ABL Finance Obligations, in each case, without the written consent of each Lender;

(xii)    increase the advance rates set forth in the definition of Borrowing Base or otherwise modify the definition thereof without the written consent of the Supermajority Lenders; or

(xiii)    except as otherwise set forth in the definitions of Eligible Accounts and Eligible Inventory, add new asset categories to the Borrowing Base, or otherwise cause the Borrowing Base availability under the Revolving Facility to be increased beyond the level permissible under this Agreement as then in effect, in each case without the written consent of the Supermajority Lenders (it being understood and agreed that the Administrative Agent’s release or reduction of a Reserve shall not constitute an amendment, waiver or consent under this Section 10.01);

provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent; and (v) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, the Borrowers may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan

Modification Offer”) to all the Lenders under the Revolving Facility (as subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans under such Affected Facility as to which such Lender’s acceptance has been made. Each Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders under the Affected Facility. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent shall have received any corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 5.02 reasonably requested by the Administrative Agent. As used in this paragraph, “Permitted Amendments” shall be limited to (i) an extension of the final maturity date of the applicable Loans of the Accepting Lenders (provided that such extension may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent), (ii) a reduction, elimination or extension, of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) a change in rate of interest (including a change to the Base Rate or Eurodollar Rate and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement) and (iv) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iii) of this sentence.

If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent, release, discharge or termination with respect to any Loan Document that, pursuant to the terms of this Section 10.01, requires the consent of each Lender (or each affected Lender) and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 10.14.

No Real Property shall be taken as Collateral unless the Lenders receive 45 days prior written notice and each Lender confirms to the Administrative Agent and the Collateral Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender. At any time that any Real Property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any Loan, Commitment or other Credit Event hereunder (other than pursuant to Section 2.15) until the completion of flood due diligence, documentation and coverage as confirmed to the Administrative Agent and the Collateral Agent by all Lenders and as required by the Flood Laws or as otherwise satisfactory to all Lenders.

Section 10.02     Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Borrower, the Holdcos or any other Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender and L/C Issuers or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A

PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Joint Bookrunners, the Co-Syndications Agents or any of their respective Related Parties (collectively, “Agent Parties”) have any liability to the Holdcos, any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d)    Change of Address, Etc. Each of the Holdcos, each Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to each Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Requests, Letter of Credit Requests and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of such Borrower in the absence of gross negligence or willful misconduct by the Administrative Agent in relying on any notice purportedly given by or on behalf of such Borrower, such Lender or Related Party, as applicable, as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03     No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject to the Intercreditor Agreements, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents,

(ii) any L/C Issuer and the Swing Line Lender from exercising the rights and remedies that inure to its benefit solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be, hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.14) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04     Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties and the Parent Guarantor, jointly and severally, agree to pay, upon the Administrative Agent’s demand, (i) all reasonable and documented out-of-pocket expenses and customary administrative charges incurred by the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and their respective Affiliates (including the reasonable and invoiced fees, charges and disbursements of Sidley Austin LLP, as counsel for the Administrative Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction), in connection with the syndication and arrangement of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence and initial ongoing Collateral examination to the extent incurred in compliance with this Agreement, filing and search charges, recording taxes, appraisals, environmental assessments and field examination charges and expenses (including a charge at the then-standard rate of the Administrative Agent per person per day for the examiners of the Administrative Agent in the field and in the office, which, as of the Closing Date, is not to exceed $1,000 per person per day for examinations with respect to Loan Parties) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses and customary administrative charges incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and invoiced fees, charges and disbursements of any special counsel (limited to one firm for the Administrative Agent, the Lenders and the L/C Issuers unless, in the reasonable opinion of the Administrative Agent or any such Lender or L/C Issuer seeking reimbursement, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case the Administrative Agent or any such Lender or L/C Issuer, as the case may be, shall inform the Borrowers of such conflict and the Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Administrative Agent, the Lenders and the L/C Issuers as is necessary to avoid any actual or potential conflict of interest)) and local counsel (limited to one firm for the Administrative Agent, the Lenders and the L/C Issuers in each relevant jurisdiction unless, in the reasonable opinion of the Administrative Agent or any such Lender or L/C Issuer seeking reimbursement, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case the Administrative Agent or any such Lender or L/C Issuer, as the case may be, shall inform the Borrowers of such conflict and the Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Administrative Agent, the Lenders and the L/C Issuers as is necessary to avoid any actual or potential conflict of interest for the Administrative Agent, the Lenders and the L/C Issuer), in connection with the enforcement, collection or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification. The Loan Parties and the Parent Guarantor, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents, each Lender, each L/C Issuer, and each of its respective Affiliates and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable legal counsel fees, charges and disbursements of not more than one counsel, plus, if necessary, one local counsel per jurisdiction (except the allocated costs of in-house counsel) unless, in the reasonable opinion of any such Indemnitee seeking indemnity, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case such Indemnitee or Indemnitees, as the case may be, shall inform the Borrowers of such conflict and the Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Indemnitees as is necessary to avoid any actual or potential conflict of interest), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party or the Parent Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01)), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto or (iv) any payment of Payoff Letter Charges made or required to be made by the Administrative Agent to the Existing Agents pursuant to the Payoff Letters; provided that, with respect to clauses (i), (ii) and (iii) above, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, any L/C Issuer, the Swing Line Lender or any Lender shall be treated as several and separate Indemnitees, but each of them, together with its respective directors, trustees, officers and employees, shall be treated as a single Indemnitee) or (y) any material breach of any Loan Document by such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, each Loan Party and the Parent Guarantor agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Loan Parties or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the (1) gross negligence, bad faith or willful misconduct of such Indemnitee or (2) any material breach of any Loan Document by such

Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, any L/C Issuer, the Swing Line Lender or any Lender shall be treated as several and separate Indemnitees, but each of them together, together with its respective directors, trustees, officers and employees, shall be treated as a single Indemnitee). None of the Indemnitees (or any of their respective Affiliates) shall be responsible or liable to the Loan Parties or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Revolving Facility or the Transactions. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). The provisions of this Section 10.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the ABL Credit Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender or L/C Issuer. All amounts due under this Section 10.04 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties or the Parent Guarantor for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s outstanding Loans and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ percentage (carried out to the ninth decimal place) of the Revolving Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), an L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) an L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.02(a).

(d)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, and acknowledges that no other Loan Party or the Parent Guarantor shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor; provided, however, any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.04.

(f)     Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments of all the Lenders and the repayment, satisfaction or discharge of all the other ABL Credit Obligations.

(g)     Revolving Loans for Payment of Payoff Letter Charges. If, and to the extent that, any Borrower fails to reimburse the Administrative Agent within one Business Day after demand therefor for any applicable Payoff Letter Charges paid or required to be paid by the Administrative Agent pursuant to the Payoff Letters, and provided that the conditions set forth in Section 5.01 are satisfied, such Borrower shall be deemed to have requested that the Administrative Agent make, and the Administrative Agent shall make, a Revolving Facility Loan in the amount of such Payoff Letter Charges, the proceeds of which Revolving Facility Loan shall be applied to reimburse the Administrative Agent for payment of, or pay the applicable Existing Agent amount of, as applicable, such Payoff Letter Charges.

Section 10.05     Payments Set Aside. To the extent that any payment by or on behalf of any Borrower or any other Loan Party or the Parent Guarantor is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Lender or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the ABL Credit Obligations and the termination of this Agreement.

Section 10.06     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party nor the Parent Guarantor (except as otherwise permitted by this Agreement) may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Revolving Facility and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)     the consent of each Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Revolving Facility;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)     the consent of each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(v)     No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Affiliates or Subsidiaries of any Loan Party, (B) to any Defaulting Lender or any of its Subsidiaries, or (C) to any natural person.

(vi)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Facility Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 10.06 would be entitled to any payments under Sections 3.01, 3.04 or 3.05 in an amount greater than the assignor would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments.

(c)     Register. (i) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and L/C Issuers, and the Commitments of, and principal amounts (and stated interest) of the Loans, L/C Borrowings and Swing Line Loans owing to, each Lender and L/C Issuer pursuant to the terms hereof from time to time (the “Register”).The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Lenders and L/C Issuers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender, L/C Issuer or Swing Line Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender or L/C Issuer may request and receive from the Administrative Agent a copy of the Register.

(ii)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b)(iv) of this Section 10.06 (unless waived in accordance with such paragraph) and any written consent to such assignment required by paragraph (b)(iii) of this Section 10.06, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (c)(ii).

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a known Defaulting Lender or a Loan Party or any Affiliates or Subsidiaries of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant and requires the consent of each Lender directly affected thereby. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A participant shall not be entitled to the benefits of Section 3.01 to the extent such Participant fails to comply with Section 3.01(e) as though it were a Lender. Each Lender that sells a participation agrees, at a Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Borrowings, Swing Line Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Borrowing, Swing Line Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)     Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Facility Commitment and Revolving Facility Loans pursuant to Section 10.06(b), Wells Fargo may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Wells Fargo as an L/C Issuer or the Swing Line Lender, as the case may be. If Wells Fargo resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)). If Wells Fargo resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

Section 10.07     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any applicable regulatory authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing confidentiality provisions substantially the same (and at least as restrictive) as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any assignee invited to be a Lender pursuant to Section 2.15 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the obligations under this Agreement, (vii) to (A) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, in each case on a confidential basis, (viii) with the consent of the Borrowers or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any L/C Issuer or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Holdcos, any Borrower or any Subsidiary. For purposes of this Section, “Information” means all information received from the Holdcos, any Borrower or any Subsidiary relating to the Holdcos, any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a non-confidential basis prior to disclosure by the Holdcos, any Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.07 shall survive with respect to the Administrative Agent and each Lender and L/C Issuer until the second anniversary of the Administrative Agent or Lender ceasing to be the Administrative Agent or a Lender or an L/C Issuer, respectively.

Section 10.08     Platform; Borrower Materials. Each of the Holdcos and each Borrower hereby acknowledges that the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Holdcos and any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”).

Section 10.09     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower, any other Loan Party or the Parent Guarantor against any and all of the obligations of such Borrower, such Loan Party or the Parent Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or an L/C Issuer or such Affiliate, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower, such Loan Party or the Parent Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the ABL Finance Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.10     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the ABL Credit Obligations hereunder.

Section 10.11     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or an L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender and L/C Issuer, regardless of any investigation made by the Administrative Agent or any Lender or L/C Issuer or on their behalf and notwithstanding that the Administrative Agent or any Lender or L/C Issuer may have had notice or knowledge of any Default or Event of Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other ABL Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.14     Replacement of Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)     unless waived, the Borrowers or such assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)     such Lender shall have received payment of an amount equal to the outstanding par principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)     in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)     such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent, as applicable, by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 10.14 may be effected pursuant to, and recorded on the Register after execution of, an Assignment and Assumption executed by each Borrower, the Administrative Agent and the assignee and the Lender required to make such assignment need not be a party thereto. Each Lender agrees that, if the Borrowers elect to replace such Lender in accordance with this Section, it shall promptly deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption. Nothing in this Section

10.14 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.

Section 10.15     Governing Law; Jurisdiction Etc.

(a)     Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

(b)     Submission to Jurisdiction. EACH BORROWER, EACH OTHER LOAN PARTY AND THE PARENT GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER, THE PARENT GUARANTOR OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents and the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Joint Lead Arranger, each Joint Bookrunner, each Co-Syndication Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, any Co-Syndication Agent nor any Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, any Co-Syndication Agent nor any Lender has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18     Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19     USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties and the Parent Guarantor that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the “Patriot Act”)), it is required to obtain, verify and record information that identifies each Loan Party and the Parent Guarantor, which information includes the name and address of each Loan Party and the Parent Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party and the Parent Guarantor in accordance with the Patriot Act. Each Borrower shall, and shall cause each other Loan Party and the Parent Guarantor to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.20     Intercreditor Agreements. Each Lender party hereto understands, acknowledges and agrees that it is the intention of the parties hereto that each of the ABL Finance Obligations and the Secured Notes Obligations are intended to constitute a distinct and separate class from the other, and, as between the Secured Parties, on the one hand, and the Secured Notes Secured Parties, on the other hand, it is the intention of the parties that (i) the ABL Finance Obligations (including all post-petition interest with respect thereto) have a first priority security interest in all ABL Priority Collateral and that the Secured Notes Obligations (including all post-petition interest with respect thereto) have a second priority security interest in all ABL Priority Collateral, and (ii) the Secured Notes Obligations (including all post-petition interest with respect thereto) have a first priority security interest in all Secured Notes Priority Collateral and that the ABL Finance Obligations (including all post-petition interest with respect thereto) have a second priority security interest in all Secured Notes Priority Collateral. Each Lender further understands, acknowledges and agrees that the provisions setting forth the priorities as between the Secured Notes Secured Parties, on the one hand, and the Secured Parties, on the other hand, are set forth in the Secured Notes Intercreditor Agreement.

Each Lender agrees that it will be bound by, and will take no actions contrary to, the provisions of each Intercreditor Agreement. Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Security Documents and the Intercreditor Agreements on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by the Administrative Agent or the Collateral Agent in accordance with the terms of the Security Documents and the Intercreditor Agreements.

The provisions of this Section 10.20 are not intended to summarize all relevant provisions of the Intercreditor Agreements. Reference must be made to each Intercreditor Agreement itself to understand all terms and conditions thereof. Each Lender is responsible for making its own analysis and review of each Intercreditor Agreement and the terms and provisions thereof, and neither the Administrative Agent nor the Collateral Agent or any of their respective affiliates, representatives, advisors, attorneys or other Person makes any representation to any Lender as to the sufficiency or advisability of the provisions contained in any Intercreditor Agreement. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, this Agreement is subject to the terms and provisions of each Intercreditor Agreement. In the event of an inconsistency between the provisions of this Agreement and any Intercreditor Agreement, the provisions of such Intercreditor Agreement shall prevail.

Each Lender further agrees that it will be bound by, and will take no actions contrary to, the provisions of any intercreditor agreement contemplated by Section 7.02(b) and (u) (each, a “Secured Debt Intercreditor Agreement”). Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Secured Debt Intercreditor Agreement on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by the Administrative Agent or the Collateral Agent in accordance with the terms of such Secured Debt Intercreditor Agreement.

Section 10.21     Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender: (i) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Administrative Agent; (ii) expressly agrees and acknowledges that neither Wells Fargo nor the Administrative Agent (A) makes any representation or warranty as to the accuracy of any Report, or (B) shall be liable for any information contained in any Report; (iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent, Wells Fargo, or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel; (iv) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Borrower; and (B) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts incurred by or on behalf of the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.22     Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 7.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Holdcos or any Borrower and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 7.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under the Loan Documents shall be automatically terminated and the Administrative Agent shall promptly (and the Lender hereby authorizes the Administrative Agent to) take such action and execute such documents at the Borrowers’ expense as may be reasonably requested by the Holdcos or any Borrower to terminate such Subsidiary Loan Party’s obligations under the Loan Documents. In addition, the Administrative Agent agrees (a) to take such actions as are reasonably requested by any Borrower and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the ABL Credit Obligations (other than contingent indemnification obligations) are paid in full, all Commitments to lend hereunder are terminated and all Letters of Credit have been either cancelled or cash collateralized as required hereunder and (b) to enter into any Secured Debt Intercreditor Agreement (in the circumstances and on those terms contemplated by this Agreement) and to take such actions (and execute all documents) as are reasonably requested by the Holdcos or any Borrower in connection with such Secured Debt Intercreditor Agreement.

Section 10.23     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.24     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.25     Power of Attorney

(a)     A party may appoint an attorney to represent it for purposes of signing this Agreement or any agreement or document it enters into in connection with this Agreement.

(b)     If the power of attorney is expressed to be governed by Dutch law, each other party accepts that choice of law, in accordance with article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CONSTELLIUM HOLDCO II B.V.

By:	/s/ Mark Kirkland
Name: Mark Kirkland
Title: Authorised Signatory

Signature Page to the Credit Agreement

(Wise/Ravenswood)

WISE METALS GROUP LLC

By:	/s/ Rina E. Teran
Name: Rina E. Teran
Title: Vice President

WISE ALLOYS LLC

By:	/s/ Rina E. Teran
Name: Rina E. Teran
Title: Vice President

CONSTELLIUM US HOLDINGS I, LLC

By:	/s/ Rina E. Teran
Name: Rina E. Teran
Title: Vice President

CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC

By:	/s/ Rina E. Teran
Name: Rina E. Teran
Title: Vice President

Signature Page to the Credit Agreement

(Wise/Ravenswood)

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and Lender

By:	/s/ Robert H. Milhorat
Name: Robert H. Milhorat
Title: Director

Signature Page to the Credit Agreement

(Wise/Ravenswood)

Bank of America, N.A.,
as Lender

By:	/s/ Bailey E. Falls
Name: Bailey E. Falls
Title: Sr. Vice President

Signature Page to the Credit Agreement

(Wise/Ravenswood)

Deutsche Bank AG New York Branch, as Lender

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By:	/s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

Signature Page to the Credit Agreement

(Wise/Ravenswood)

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

Signature Page to the Credit Agreement

(Wise/Ravenswood)

BMO HARRIS BANK N.A.
as Lender

By:	/s/ Quinn Heiden
Name: Quinn Heiden
Title: Director

Signature Page to the Credit Agreement

(Wise/Ravenswood)

BARCLAYS BANK PLC,
as Lender

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

Internal Only

Signature Page to the Credit Agreement

(Wise/Ravenswood)

HSBC BANK USA, N.A.,
as Lender

By:	/s/ Frederic Fournier
Name: Frederic Fournier
Title: Senior Vice President # 20013

Signature Page to the Credit Agreement

(Wise/Ravenswood)

CITIBANK, N.A.,
as Lender

By:	/s/ Shane Azzara
Name: Shane Azzara
Title: Vice President and Director

Signature Page to the Credit Agreement

(Wise/Ravenswood)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

Signature Page to the Credit Agreement

(Wise/Ravenswood)

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for its consent (if required) and for recording pursuant to the Credit Agreement, effective as of the Effective Date. Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXHIBIT A

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	Wise Alloys LLC and Constellium Rolled Products Ravenswood, LLC

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

[7. Trade Date:                                         ]10

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Facility Commitment,” “Incremental Revolving Facility Commitment,” etc.)

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

EXHIBIT A

Effective Date:                              , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:
Title:

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

EXHIBIT A

Consented To:	Consented To:
WISE ALLOYS LLC[14]	CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC[15]

By:	By:

	Name:	Name:
	Title:	Title:

Consented To:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as L/C Issuer and Swing Line
Lender[16]

By:
Name:
Title:

Title:

14	Include to the extent the consent of the Borrowers is required under Section 10.06(b)(iii)(A) of the Credit Agreement.
15	Include to the extent the consent of the Borrowers is required under Section 10.06(b)(iii)(A) of the Credit Agreement.
16	Include to the extent the consent of the L/C Issuer and Swing Line Lender is required under Section 10.06(b)(iii)(C) of the Credit Agreement.

EXHIBIT A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender17 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest,

17 The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

EXHIBIT A

fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

FORM OF SOLVENCY CERTIFICATE

                          , 20

Reference is made to that certain Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company (“Wise”), CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company (“Ravenswood”, and together with Wise, each a “Borrower” and collectively, the “Borrowers”), WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders. This Certificate is furnished to the Administrative Agent pursuant to Section 5.02(e) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Each of the undersigned, being the Chief Financial Officer or Treasurer, as applicable, of each Borrower, in that capacity only and not in any individual capacity (and without personal liability), DOES HEREBY CERTIFY on behalf of such Borrower that as of the date hereof, after giving effect to the Transactions on the Closing Date (including the execution and delivery of the Credit Agreement, the making of Loans and the use of proceeds of such Loans on the date hereof):

1. the fair value of the assets of each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries, on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of such Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries, on a consolidated basis, respectively;

2. the present fair saleable value of the property of each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of such Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries, on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3. each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

4. each Borrower (individually) and the Holdcos, the Borrowers and their respective Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date set forth above.

WISE ALLOYS LLC

By:

Name:
Title:

CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC

By:

Name:
Title:

[Signature Page for Solvency Certificate]

EXHIBIT B-2

FORM OF BORROWING BASE CERTIFICATE

See attached.

Summary Page Borrowing Base Certificate

Date	6/13/17
Name	Wise Alloys, LLC and Constellium Rolled Products Ravenswood, LLC

A/R As of:	5/31/17
Inventory As of:	5/31/17

The undersigned,                            (“Borrowers”), pursuant to that certain Credit Agreement dated as of                              (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit
Agreement”), entered into among Borrowers, the lenders signatory thereto from time to time and Wells Fargo Bank, N.A. as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrowers are in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance	-

Less Ineligibles (detailed on page 2)	#N/A
Eligible Accounts Receivable	#N/A

Accounts Receivable Availability before Sublimit(s)	#N/A

Net Available Accounts Receivable after Sublimit(s)	#N/A

Inventory

Inventory Balance Assigned To Wells Fargo Capital Finance	-
Less Ineligibles (detailed on page 5)	-
Eligible Inventory	-

Inventory Availability before Sublimit(s)	-

Net Available Inventory after Sublimit(s)	-

Summary & Other Assets

Reserves
	Wise Alloys, LLC Reserves
	Wise Alloys, LLC Reserves	(1,097,264.67)
	RWD Reserves - Warehousemen / Convertor Offset
	RWD Reserves	(1,097,264.67)

Total Reserves Calculated before the Credit Line
Total Collateral Availability			#N/A
Suppressed Availability
Availability before Reserves	Total Credit Line 300,000,000.00		#N/A

Reserves
Wise Alloys, LLC Reserves
Wise Alloys, LLC Reserves
RWD Reserves
	RWD Reserves	-

Total Reserves Calculated after the Credit Line

Total Availability after Reserves before Loan Balance and LCs			#N/A

Wise Alloys, LLC Letter of Credit Balance	As of:	4/30/17
Wise Alloys, LLC Loan Ledger Balance	As of:	4/30/17
RWD Letter of Credit Balance	As of:	6/10/17	750,000.00
RWD Loan Ledger Balance	As of:	6/10/17	37,700,000.00

Net Availability			#N/A

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer Date	(mm/dd/yyyy)

Accounts Receivable Availability Detail
Name:.	Wise Alloys, LLC and Constellium Rolled Products Ravenswood, LLC

Report based on Aging dated:

Loan ID #:	TBD	TBD

Division Name:	Wise Alloys	RWD	Total
Aging Spreads:
Post dated		-	-
Current			-
1-30 DPD			-
31-60 DPD			-
61-90 DPD			-
91+ DPD			-

A/R Aging Balance:	-	-	-
Ineligibles:
Past Due (60 DPD and 120 DOI)			-
AB Past Due			-
Past Due Credits			-
CrossAge (50%)			-
Intercompany			-
Foreign > $30,000,000			-
Government			-
COD			-
Debit Memo			-
Employee Sales			-
Progress Billing			-
Extended Terms			-
Finance Charges			-
Guaranteed			-
Samples			-
Consignment Sales			-
Bill & Hold			-
Bankrupt/Doubtful			-
Shortpay			-
Claims by Customers			-
Concentration Limit	#N/A	#N/A	#N/A
Penalty Clause			-
Accrued Rebates			-
Defaulted Accounts			-
Non-Ordinary Course Sales			-
Other			-
Other (Contras)			-
Other (Foreign sales w/o credit insurance)			-
Other			-
Other			-
Other			-
Other			-
Other			-
Other			-
Other			-
Other	#N/A		#N/A
Other			-
Other			-
Other			-
Other			-

Total Ineligible A/R:	#N/A	#N/A	#N/A

Eligible A/R	#N/A	#N/A	#N/A
Advance Rate	85%	85%
A/R Availability before Sublimit(s)	#N/A	#N/A	#N/A

Line Limit or Sublimit(s)

Net A/R Availability	#N/A	#N/A	#N/A

Page 2 - AR Detail

AR CONCENTRATIONS

Wise Alloys, LLC	As of:

												Ineligibles
#	Customer Name Calc	% or $ Allowed of Eligible AR	% of Eligible	% of AR	Total	Post dated	Current	1-30 DPD	31-60 DPD	61-90 DPD	91+ DPD	Credits in Past Due	Other Foreign	Offset	Adjustments	Total	Eligible A/R	Conc Cap	Conc IE	% of Balance
1		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
2		25%	#N/A	#N/A	-											- +	-	#N/A	#N/A
3		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
4		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
5		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
6		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
7		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
8		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
9		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
10		25%	#N/A	#N/A	-											-	-	#N/A	#N/A
	Total Analyzed		#N/A	#N/A	-	-	-	-	-	-	-	-	-		-	-	-		#N/A

	CONSOLIDATED TOTAL AR			#N/A	–	–	–	–	–	–	–

	Ineligible AR Prior to Concentration Ineligible

	Net Eligible AR Prior to Concentration Ineligible -				-

Concentration Caps or Limits per LSA:
	Names (Customer_Name_Calc)	% or Dollar Cap

	All Others	25%

Page 2b - AR Concentrations-Wise

AR CONCENTRATIONS

Constellium Rooled products Ravenswood, LLC	As of:5/31/2017

												Ineligibles
#	Customer Name Calc	% or $ Allowed of Eligible AR	% of Eligible	% of AR	Total	Post dated	Current	1-30 DPD	31-60 DPD	61-90 DPD	91+ DPD	Credits in Past Due	Cross-Aged	Other Foreign	Offset	Adjustments	Total	Eligible A/R	Conc Cap	Conc IE	% of Balance
1		25%	#N/A	#N/A													-	$-	#N/A	#N/A
2		25%	#N/A	#N/A													-	$-	#N/A	#N/A
3		25%	#N/A	#N/A													-	$-	#N/A	#N/A
4		25%	#N/A	#N/A													-	$-	#N/A	#N/A
5		25%	#N/A	#N/A													-	$-	#N/A	#N/A
6		25%	#N/A	#N/A													-	$-	#N/A	#N/A
7		25%	#N/A	#N/A													-	$-	#N/A	#N/A
8		25%	#N/A	#N/A													-	$-	#N/A	#N/A
9		25%	#N/A	#N/A													-	$-	#N/A	#N/A
10		25%	#N/A	#N/A													-	$-	#N/A	#N/A
	Total Analyzed		#N/A	#N/A	-	-	-	-	-	-	-	-	-	-		-	-	-		#N/A

	CONSOLIDATED TOTAL AR			#N/A	-	-	-	-	-	-	-

	Ineligible AR Prior to Concentration Ineligible				#N/A

	Net Eligible AR Prior to Concentration Ineligible				#N/A

Concentration Caps or Limits per LSA:
	Names (Customer_Name_Calc)	% or Dollar Cap

	All Others	25%

Page 2b - AR Concentrations - RWD

Inventory Availability Detail
Name:	Wise Alloys, LLC and Constellium Rolled Products Ravenswood, LLC

	Based on the Inventory Perpetual dated:	5/31/17

	Loan ID #:	TBD	TBD	TBD	TBD	TBD	TBD	TBD	TBD	TBD

	Inventory Category:	Wise RM	Wise Semi-Finished Goods	Wise FG	Wise In Transit	RWD RM	RWD Semi-Finished Goods	RWD FG	RWD Other	RWD In-Transit	Total

	Inventory Total:										-

	Inventory Total:										-

	Total Gross Inventory:	-	-	-	-	-	-	-	-	-	-

Ineligibles:
	Freight-In Charges										-
	Other Inventory (Chemicals/Supplies)										-
	Foreign										-
	Toll Conversion Costs										-
	Slow Moving										-
	Inventory locations < $100										-
	Excess/Obsolete										-
	Consignment										-
	Packaging										-
	Tooling/Replacement Parts										-
	Display Items										-
	Returns										-
	Other - In-transit RAW (RWD)										-
	Other - In-transit WIP (RWD)										-
	Other - In-transit FG (RWD)										-
	Other - Conversion cost in toll material (RWD)										-
	Other-Slow Moving Inv Reserve already in NOLV										-
	Other										-
	Appraisal Reserve (grossed up)										-
	Total Ineligible Inventory:	-	-	-	-	-	-	-	-	-	-

	Eligible Inventory	-	-	-	-	-	-	-	-	-	-
	Advance Rate	72.59%	61.03%	76.59%	0.00%	78.97%	61.97%	80.00%	0.00%	80.00%
	Availability before Sublimit	-	-	-	-	-	-	-	-	-	-

	Sublimits									25,000,000.00

	Net Inventory Availability	-	-	-	-	-	-	-	-	-	-

Appraisal Review
As of:	6/6/17
		Wise RM	Wise Semi-Finished Goods	Wise FG	Wise In Transit	RWD RM	RWD Semi-Finished Goods	RWD FG
	Eligible Inventory per Appraisal	-	-	-	-	-	-	-
	Appraised NOLV %	85.40%	71.80%	90.10%	0.00%	92.90%	72.90%	101.40%	0.00%
	% times the NOLV	85%	85%	85%	85%	85%	85%	85%
	% of NOLV	72.59%	61.03%	76.59%	0.00%	78.97%	61.97%	86.19%
	Appraised Value	-	-	-	-	-	-	-
Appraisal Reserve
Appraisal Ineligible (grossed up)

Page 3 - Inventory Detail

Inventory by Location (Top 20)

Wise Alloys, LLC
	Period	Activity date	Location_calc	Extended_value_calc	Location_type_calc

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

16

17

18

19

20
			Subtotal top 20	-
			All others	-
			Grand total inventory	-

Constellium Rolled Products Ravenswood, LLC

	Period	Activity date	Location_calc	Extended_value_calc	Location_type_calc

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

16

17

18

19

20
			Subtotal top 20	-
			All others	-
			Grand total inventory	-

Top Inventory Locations

WELLS FARGO CAPITAL FINANCE

ACCOUNTS RECEIVABLE ACTIVITY REPORT

Name: 0	Report #:
Cutoff:	Date Prepared:	6/13/2017

A/R Collateral Activity
Wise Alloys, LLC
A/R Beginning Balance
(Ending A/R Balance from previous report)
	Sales		(+)

	DILUTIVE Credits		(-)

	Non Dilutive / Adjustment (+)		(+)

	Dilutive / Adjustment (-)		(-)

	Gross Collection		(-)

	Discount		(-)

	Non-AR Cash		(+)

A/R Ending Balance		-

Aging Balance

Variance		-

GL Balance

Reconciling items

Adjusted Balance		-

Variance		-

                             AR Transactions -Wise

WELLS FARGO CAPITAL FINANCE

ACCOUNTS RECEIVABLE ACTIVITY REPORT

Name: Constellium Rolled Products Ravenswood, LLC	Report #:	2886

Cutoff: 5/31/2017	Date Prepared:	6/13/2017

A/R Collateral Activity
Constellium Rolled Products Ravenswood, LLC
A/R Beginning Balance
(Ending A/R Balance from previous report)
	Sales		(+)

	DILUTIVE Credits		(-)

	Non Dilutive / Adjustment (+)		(+)

	Dilutive / Adjustment (-)		(-)

	Gross Collection		(-)

	Discount		(-)

	Non-AR Cash		(+)

A/R Ending Balance		-

Aging Balance

Variance		-

GL Balance

Reconciling items

Adjusted Balance		-

Variance		-
AR Transactions -RWD

Consolidated AP Analysis
Wise Alloys, LLC	Currency:	USD

AP Concentrations
#	Vendor Name Calc	% of Total AP	Total as of	Post Dated/ Unvouchered	Current	0-30 DPD	31-60 DPD	61-90 DPD	91+ DPD	Total 91+DPD
1		#N/A	-							-
2		#N/A	-							-
3		#N/A	-							-
4		#N/A	-							-
5		#N/A	-							-
6		#N/A	-							-
7		#N/A	-							-
8		#N/A	-							-
9		#N/A	-							-
10		#N/A	-							-

Total Analyzed		#N/A	-	-	-	-	-	-	-	-

			#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A

		#N/A	-							-

		#N/A	-							-

		#N/A	-							-

		#N/A	-							-

		#N/A	-							-

	Total AP	#N/A	-	-	-	-	-	-	-	-

			#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A

	Remaining AP	#N/A	-	-	-	-	-	-	-	-

			#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A

AP Analysis over 90 days from due date
#	Vendor Name Calc	% of Total Past Due	Total Balance	Post Dated/ Unvouchered	Current	0-30 DPD	31-60 DPD	61-90 DPD	91+ DPD	Total -91+DPD
1		#N/A								-
2		#N/A								-
3		#N/A								-
4		#N/A								-
5		#N/A								-
6		#N/A								-
7		#N/A								-
8		#N/A								-
9		#N/A								-
10		#N/A								-

Total Analyzed		#N/A	-	-	-	-	-	-	-	-

Consolidated AP Analysis

Consolidated AP Analysis
Constellium Rolled Products Ravenswood, LLC	Currency:	USD

AP Concentrations
#	Vendor Name Calc	% of Total AP	Total as of	Post Dated/ Unvouchered	Current	0-30 DPD	31-60 DPD	61-90 DPD	91+ DPD	Total 91+DPD
1		#N/A					-	-	-	-
2		#N/A					-	-	-	-
3		#N/A					-	-	-	-
4		#N/A					-	-	-	-
5		#N/A					-	-	-	-
6		#N/A					-	-	-	-
7		#N/A					-	-	-	-
8		#N/A					-	-	-	-
9		#N/A					-	-	-	-
10		#N/A					-	-	-	-

Total Analyzed		#N/A	-	-			-	-	-	-
			#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A

	Total AP	#N/A

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

Manual		#N/A	-							-

	Total AP	#N/A	-	-	-	-	-	-	-	-
			#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A

	Remaining AP	#N/A	-	-	-	-	-	-	-	-

			#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A	#N/A

AP Analysis over 90 days from due date
#	Vendor Name Calc	% of Total Past Due	Total Balance	Post Dated/ Unvouchered	Current	0-30 DPD	31-60 DPD	61-90 DPD	91+ DPD	Total - 91+DPD

1		#N/A								-

2		#N/A								-

3		#N/A								-

4		#N/A								-

5		#N/A								-

6		#N/A								-

7		#N/A								-

8		#N/A								-

9		#N/A								-

10		#N/A								-

Total Analyzed		#N/A	-	-	-	-	-	-	-	-

Consolidated AP Analysis

EXHIBIT C-1

FORM OF

BORROWING REQUEST

Wells Fargo Bank, National Association

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower (as defined below) hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(a)	Name of requesting Borrower: (the “Borrower”)

(b)	Aggregate Amount of Borrowing:[18]

(c)	Aggregate Amount of Revolving Facility Credit Exposure (after giving effect to the requested Borrowing):

(d)	Date of Borrowing (which shall be a Business Day):

(e)	Type of Borrowing (Base Rate or Eurodollar Rate):

(f)	Interest Period (if a Eurodollar Rate Borrowing):

(g)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 5.01 of the Credit Agreement are satisfied.

[Remainder of page intentionally left blank.]

[18]	Such amount to be not less than $1,000,000 and an integral multiple of $250,000.

C-1-1

Very truly yours,
[CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC][WISE ALLOYS LLC]

By:
Name: Title:

[Signature page to Borrowing Request]

EXHIBIT C-2

FORM OF

SWING LINE LOAN NOTICE

Wells Fargo Bank, National Association

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meanings. This notice constitutes a Swing Line Loan Notice and the Borrower (as defined below) hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

(A)	Name of requesting Borrower: (the “Borrower”)

(B)	Aggregate Amount of Borrowing[19]:

(C)	Date of Borrowing (which shall be a Business Day):

(D)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 5.01 of the Credit Agreement are satisfied.

Very truly yours,
[CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC][WISE ALLOYS LLC]

By:
Name:
Title:

[1][9]	Such amount to be not less than $250,000 and an integral multiple of $250,000.

EXHIBIT C-3

FORM OF LETTER OF CREDIT REQUEST

Dated

Wells Fargo Bank, National Association

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

Attention:

L/C Issuer: Wells Fargo Bank, N.A.

  401 Research Pkwy, 1st Floor

  Winston Salem, NC 27101

Dear Ladies and Gentlemen:

We hereby request that the L/C Issuer, in its individual capacity, issue a [standby] [trade] Letter of Credit for the account of the undersigned on        1        (the “Date of Issuance”), which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of        2       .

For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in that certain Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders, shall have the respective meanings provided such terms in the Credit Agreement.

The beneficiary of the requested Letter of Credit will be        3        , and such Letter of Credit will be in support of        4        and will have a stated expiration date of        5        .

1	Date of Issuance, which shall be at least two (2) Business Days after the date hereof (or such shorter period as is reasonably acceptable to the L/C Issuer).
2	Aggregate initial amount of the Letter of Credit.
3	Insert name and address of beneficiary.
4	Insert brief description of supportable obligations.
5	Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 2.05 of the Credit Agreement.

We hereby certify that the conditions specified in paragraphs (b) and (c) of Section 5.01 of the Credit Agreement are satisfied.

[WISE ALLOYS LLC][CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC]

By
Name:
Title:

[Signature page to Letter of Credit Request]

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes and Lenders that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is not a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes and Participants that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is not a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes and Participants that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. Federal income Tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

[Signature page to Tax Compliance Certificate]

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes and Lenders that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISE ALLOYS LLC, a Delaware limited liability company, CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company, WISE METALS GROUP LLC, a Delaware limited liability company, CONSTELLIUM US HOLDINGS I, LLC, a Delaware limited liability company, CONSTELLIUM HOLDCO II B.V., a private limited liability company incorporated under Dutch law, having its corporate seat in Amsterdam, The Netherlands and having its registered office address at 1119 NW Schiphol Rijk, Tupolevlaan 41, The Netherlands, registered with the register of the chamber of commerce in Amsterdam, The Netherlands under number 34393946, the LENDERS party thereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. Federal Income Tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

EXHIBIT D-4

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page to Tax Compliance Certificate]

EXHIBIT D-4

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

[Signature page to Tax Compliance Certificate]

Schedule 1.01(a)

Certain U.S. Subsidiaries

1.	Wise Alloys Finance Corporation
2.	Wise Alloys Funding LLC
3.	Wise Alloys Funding II LLC

Schedule 1.01(b)

Mortgaged Properties

Name of Borrower/Guarantor	Address/City/State/Zip Code	County
Constellium Rolled Products Ravenswood, LLC	859 Century Road, Ravenswood, WV 26164	Jackson
Wise Alloys LLC	4805 Second Street, Muscle Shoals, AL 35661	Colbert
Wise Alloys LLC	1009 Ford Rd, Muscle Shoals, AL 35661	Colbert
Wise Alloys LLC	501 West 20th Avenue, Sheffield, AL 35660	Colbert

Schedule 1.01(c)

Immaterial Subsidiaries

1.	Wise Alloys Funding LLC
2.	Wise Alloys Funding II LLC
3.	Wise Alloys Finance Corporation

Schedule 1.01(d)

Qualified Receivables

Ball Corporation

Schedule 1.01(e)

Unrestricted Subsidiaries

None

Schedule 1.01(f)

Acceptable Appraisers

Sector3 Appraisals, Inc.

8802 69th Road

Flushing, NY 11375

Tel:      (718) 268-4376

Fax:     (718) 425-9784

Hilco Appraisal Services

5 Revere Drive, Suite 206

Northbrook, IL 60062

Tel:      (847) 509-1100

Fax:     (847) 509-1150

Schedule 1.01(g)

Existing Letters of Credit

1.	Letter of Credit issued by Wells Fargo Bank, National Association in favor of AIG on behalf of Wise Alloys LLC in the amount of $83,131

2.	Letter of Credit issued by Wells Fargo Bank, National Association in favor of ACE on behalf of Wise Alloys LLC in the amount of $243,000

Schedule 1.01(h)

Account Debtor Restrictions

In the case of Accounts of Account Debtors other than Anheuser-Busch, with respect to which more than one hundred twenty (120) days have elapsed since the date of the original invoice therefor or which is more than sixty (60) days past due and after the Incremental Facility Effective Date, in the case of AB Receivables, with respect to which more than one hundred thirty-five (135) days have elapsed since the date of the original invoice therefor or which is more than twenty -five (25) days past due

SCHEDULE 2.01

Commitments

Lender	Revolving Facility Commitment as of the Closing Date
Wells Fargo Bank, National Association	$96,000,000
Bank of America, N.A.	$60,000,000
Deutsche Bank AG New York Branch	$30,000,000
JPMorgan Chase Bank, N.A.	$30,000,000
BMO Harris Bank N.A.	$27,000,000
Barclays Bank PLC	$19,500,000
HSBC Bank USA, N.A.	$19,500,000
Citibank, N.A.	$12,000,000
Credit Suisse AG, Cayman Islands Branch	$6,000,000

Total	$300,000,000

SCHEDULE 2.15

Incremental Revolving Facility Commitments

Part I

Lender	Incremental Revolving Facility Commitment
Wells Fargo Bank, National Association	$64,000,000
Bank of America, N.A.	$40,000,000
Deutsche Bank AG New York Branch	$20,000,000
JPMorgan Chase Bank, N.A.	$20,000,000
BMO Harris Bank N.A.	$18,000,000
Barclays Bank PLC	$13,000,000
HSBC Bank USA, N.A.	$13,000,000
Citibank, N.A.	$8,000,000
Credit Suisse AG, Cayman Islands Branch	$4,000,000

Total	$200,000,000

Part II

Lender	Revolving Facility Commitment on and after the Incremental Facility Effective Date
Wells Fargo Bank, National Association	$160,000,000
Bank of America, N.A.	$100,000,000
Deutsche Bank AG New York Branch	$50,000,000
JPMorgan Chase Bank, N.A.	$50,000,000
BMO Harris Bank N.A.	$45,000,000

Barclays Bank PLC	$32,500,000
HSBC Bank USA, N.A.	$32,500,000
Citibank, N.A.	$20,000,000
Credit Suisse AG, Cayman Islands Branch	$10,000,000

Total	$500,000,000

Schedule 4.01

Organization and Good Standing

None

Schedule 4.04

Governmental Approvals

Any Mortgage in respect of the Ravenswood Property or any Lien in respect of any other assets of Constellium
Rolled Products Ravenswood, LLC that is subject to a Lien in favor of the PBGC on the Closing Date may only be granted after (i) obtaining the consent of the PBGC to such Mortgage or Lien and (ii) intercreditor arrangements satisfactory to the PBGC have been entered into or are otherwise permitted under the existing terms of the PBGC Intercreditor Agreement.

Schedule 4.07(b)

Leased Properties

None

Schedule 4.08(a)

Subsidiaries

	Subsidiaries	Jurisdiction of Formation	Record Owner	Percentage of Equity Interest Owned
1.	Constellium-UACJ ABS LLC	Delaware	Constellium US Holdings I, LLC	51%
2.	Constellium Rolled Products Ravenswood, LLC	Delaware	Constellium US Holdings I, LLC	100%
3.	Alabama Electric Motor Services, LLC	Delaware	Wise Metals Group LLC	100%
4.	Listerhill Total Maintenance Center LLC	Delaware	Wise Metals Group LLC	100%
5.	Wise Alloys LLC	Delaware	Wise Metals Group LLC	100%
6.	Wise Alloys Finance Corporation	Delaware	Wise Alloys LLC	100%
7.	Wise Alloys Funding LLC	Delaware	Wise Alloys LLC	100%
8.	Wise Alloys Funding II LLC	Delaware	Wise Alloys LLC	100%

Schedule 4.08(b)

Subscriptions

None

Schedule 4.13

Taxes

None

Schedule 4.16

Environmental Matters

None

Schedule 4.21

Insurance

See attached.

			Constellium Schedule of Insurance		6/2/2017

Line of Business	Policy Number	Carrier/ Underwriting Paper	Effective Dates	Limits of Liability	Deductible / SIR / Commission

Global Program Lines

Property US Underlyer to Global Program negotiated by Aon Paris. Various sublimits and deductibles apply

Commercial Property - Primary (1st Layer) *Not Finalized	CPD11737-06	HDI Gerling America Ins. Co.	1/4/2017-1/4/2018	$426,440,000 Limit of Liability

Commercial Property - Excess (2nd Layer) *Not Finalized	7534105	AIG/Insurance Co. of the State of PA	1/4/2016-1/4/2018	$213,220,000 xs $426,440,000	Key Deductibles: $5,330,500 - PI/BD Ravenswood 4805 Second St. Muscle Shoals $1,066,100 - PI/BD Van Buren Bowling Green All Others - Please refer to imbedded spreadsheet

Builders Risk US Underlyer to Global Program negotiated by Aon Paris. Various sublimits and deductibles apply
Builders Risk M99041-120 Mill HAGC	BIPI08140480	Ace American Insurance Co.	8/15/2016-2/2/2017	Project Sum Insured: $2,580,000	$500,000 Per Occurrence incl. Flood Earth Movement Water Damage Named Windstorm
Builders Risk Stand Qualification M99016	BIPI08140443	Ace American Insurance Co.	7/21/2016-6/30/2017	Project Sum Insured: $16,000,000	$500,000 Per Occurrence incl. Flood Earth Movement Water Damage Named Windstorm
Builders Risk MS Level 1& 2 Upgrade	BIPI07332452	Ace American Insurance Co.	10/1/2016-12/15/2017	Project Sum Insured: $5,020,677	$500,000 Per Occurrence incl. Flood Earth Movement Water Damage Named Windstorm

Casualty US Underlyer to Global Program negotiated by Aon Paris. Various sublimits and deductibles apply
General Liability	PCS00157(17)	Axa Insurance Co.	1/4/2017-1/4/2018	$2,000,000 Aggregate Products/Completed Ops $1,000,000 Each Occurrence Employee Benefit Liability Damage to Premises Rented to You Personal & Advertising Injury $10,000 Medical Expense	$100,000 BI/PD Combined Deductible

Umbrella	XS001571(16)	Axa Insurance Co.	1/4/2017-1/4/2018	$24,000,000 Lead Umbrella	$25,000 SIR

Financial Services Policies US Underlyer to Global Program negotiated by Aon Paris. Various sublimits and deductibles apply

Directors & Officers	32456599	AIG/National Union Fire Ins. Co. of Pittsburgh, PA	07/01/2016-01/04/2018	$1,000,000 Fronted Limit	$1,000,000 Deductible

Directors & Officers Excess Side-A DIC	US00066592DO16A	XL Specialty Insurance Co.	07/01/2016-01/04/2018	$1,000,000xs$1,000,000 Fronted Limit

Employment Practices Liability	32456600	AIG/National Union Fire Ins. Co. of Pittsburgh, PA	07/01/2016-01/04/2018	$1,000,000 Fronted Limit	$500,000 Deductible

Marine Cargo US Underlyer to Global Program negotiated by Aon Paris. Various sublimits and deductibles apply
Marine Cargo	MAR001618(17)	Axa Insurance Co.	1/4/2017-1/4/2018

$7,420,000 any one shipment

$3,180,000 any one exhibition/trade fair

$1,000 any one sending by mail/parcel post

Export from US to Mexico

$72,000 Truck/Trailer

$280,000 Railroad (per convoy)

            Bonded Warehouse or Custom (per event)

$5,300 Deductible in respect of shipment by either vessel, air, truck, rail or ferry

Business Travel Accident US Underlyer to Global Program negotiated by Aon Paris. Various sublimits and deductibles apply
Business Travel Accident	GTP-9134252-B	AIG	1/1/2017-1/1/2018	$10,000 Per Accident/Terrorism/War Risk Class I - 3x Salary up to $250k Class II - 3x Salaray up to $1.5M	N/A

Standalone Local Lines
Business Auto	CBA1004235	QBE Insurance Co.	1/4/2017-1/4/2018	$1,000,000 CSL $10,000 Medical Payments $1,000,000 UM/UIM $1,000 Compehensive/Collision	Nil

Workers’ Compensation	CWC1004236	North Pointe Insurance Co.	1/4/2017-1/4/2018	Statutory: Coverage A $1,000,000 Employers Liability	Nil

Workers’ Compensation - CT	CWC3977273	Praetorian Insurance Co.	1/4/2017-1/4/2018	Statutory: Coverage A $1,000,000 Employers Liability	Nil

1

			Constellium Schedule of Insurance		6/2/2017

Line of Business	Policy Number	Carrier/Underwriting Paper	Effective Dates	Limits of Liability	Deductible / SIR / Commission

Environmental Site Liability	PPLG27418090001	AIG/Illinois Union Ins. Co.	1/05/2015-1/05/2018	$25,000,000 Per Pollution Condition $25,000,000 Aggregate - All Pollution Conditions	$100,000 SIR (aggregated 4x; maintenance of $25,000)

ERISA Bond	8223-2225	Federal Ins. Co.	1/04/2017-1/04/2018	$5,000,000 Limit of Liability	Nil

US Customs Bond	*000525003	American Casualty Co. of Reading PA	6/21/2016-6/21/2017	Obligee: United States Customs Service Principal: Wise Metals Group LLC

Contractors Professional Liability Listerhill Total Maintenance Center	16017295	Lexington Ins. Co.	1/04/2017-6/30/2017	$1,000,000 Per Claim $1,000,000 Aggregate	$25,000 Deductible

Run-Off (Wise Metals)

Directors & Officers Run-Off	14239358	AIG/National Union Fire Ins. Co. of Pittsburgh	1/05/2015-1/05/2021	$10,000,000 Directors & Officers $5,000,000 Employment Practices $2,000,000 Fiduciary	$50,000 Directors & Officers $150,000 Employment Practices Nil Fiduciary

Directors & Officers Excess Run-Off	DOX0051860001	Arch Ins. Co.	1/05/2015-1/05/2021	$10,000,000X$10,000,000

Fiduciary Liability Run-Off	FDC005186401	Arch Ins. Co.	1/05/2015-1/05/2021	$3,000,000X$2,000,000

2

Schedule 4.23

Intellectual Property

None

Schedule 5.02(b)

Local Counsel

Stibbe London B.V., as counsel with respect to matters of Netherlands law to Holdco II B.V.

Schedule 6.10

Post-Closing Deliveries

Within 60 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its discretion), each Borrower shall execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each Deposit Account of such Borrower and the Loan Parties in existence as of the Closing Date, other than any Exempt Deposit Account.

Within 90 days after the Closing Date, each Borrower shall execute and deliver the documents required by clause (vii) through (ix) of the definition of “Collateral and Guarantee Requirement.”

Schedule 7.01

Indebtedness

1.	Capital lease obligations of Wise Alloys LLC in the amount of $550,000.

2.	Loan by and between Alabama Saves LLC and Wise Alloys LLC in the amount of $1,546,000

3.	Credit Facility Agreement by and between Constellium Finance and Wise Alloys LLC in the amount of $180,000,000.

4.	Intragroup Loan Agreement by and between Constellium Finance and Wise Metals Group LLC in the amount of $547,550,000.

5.	Intra-Group Loan Agreement by and between Constellium Finance SAS and Constellium Rolled Products Ravenswood, LLC in the amount of $20,000,000.

Schedule 7.02(a)

Liens

1.

Constellium Rolled Products Ravenswood, LLC holdS US Treasury Bills at BB&T on behalf of the State of West
Virginia as security for its legacy self-insured workers compensation liability. On March 31, 2017 the Company purchased T Bills with an original cost of $7,977,460.29 with a maturity value of $8,058,000 on March 29, 2018
(CUSIP # 912796LS6). It is anticipated these treasury bills will be replaced with a Wells Fargo letter of credit shortly after closing.

2.

Trust Agreement between Constellium Rolled Products Ravenswood, LLC and United Bank, Inc. to secured liabilities of Constellium Rolled Products Ravenswood, LLC in respect of a hazardous waste management facility
(storage ponds). The trust is to be funded in an amount of $472,616 with annual payments over a ten-year period, commencing on January 17, 2008. The environmental escrow account has a balance of $478,183.96 as of
May 31, 2017.

3.	Other Liens:

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Constellium Rolled Products Ravenswood, LLC	TFS Capital Funding	DE	Financing Statement	2011 4480201	11/22/2011	Certain equipment
Constellium Rolled Products Ravenswood, LLC	HYG Financial Services, Inc.	DE	Financing Statement	2012 2304071	06/14/2012	Certain equipment
Constellium Rolled Products Ravenswood, LLC	Noble Americas Corp.	DE	Financing Statement	2014 4719738	11/21/2014	Aluminum RSI/Prime
Constellium Rolled Products Ravenswood, LLC	Pension Benefit Guaranty Corporation	DE	Financing Statement	2016 2405619	04/22/2016	Real property described on Exhibit B to financing statement, all equipment, fixtures, water and utility rights
Constellium Rolled Products Ravenswood, LLC	Glencore Ltd.	DE	Financing Statement	20170235140	01/11/2017	Glencore Ltd.’s Aluminum
Wise Alloys LLC	Wells Fargo Equipment Finance, Inc.	DE	Financing Statement	20103454547	10/04/2010	New Mazak Variaxis 815/120R Vertical Machining Center S/N 223937
Wise Alloys LLC	Capital One, N.A.; CSC Leasing Co.	DE	Financing Statement	20104625210	12/29/2010	Certain equipment
Wise Alloys LLC	Caterpillar Financial Services Corporation	DE	Financing Statement	20110165764	01/14/2011	Caterpillar 962H Wheel Loader S/N: K6K00510
Wise Alloys LLC	De Lage Landen Financial Services, Inc.	DE	Financing Statement	20120499162	02/08/2012	Certain equipment

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Wise Alloys LLC	IBM Credit LLC	DE	Financing Statement	20123218866	08/20/2012	Certain equipment
Wise Alloys LLC	Rexam Beverage Can Company	DE	Financing Statement	20123258979	08/22/2012	Certain equipment and fixtures
Wise Alloys LLC	General Electric Capital Corporation	DE	Financing Statement	20123788652	10/02/2012	Certain equipment
Wise Alloys LLC	The McPherson Companies, Inc.	DE	Financing Statement	20130258419	01/18/2013	Certain equipment
Wise Alloys LLC	Rexam Beverage Can Company	DE	Financing Statement	20130448515	02/04/2013	Certain equipment
Wise Alloys LLC	Caterpillar Financial Services Corporation	DE	Financing Statement	20130613191	02/15/2013	1 Exodus MX457R Material Handler s/n/: 457-12-017
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20130891276	03/07/2013	Certain equipment
Wise Alloys LLC	AlabamaSaves, LLC	DE	Financing Statement	20131591974	04/25/2013	Certain equipment
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20131592139	04/25/2013	Certain equipment
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20132337591	06/18/2013	Certain equipment
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20132344183	06/19/2013	1 2006 Taylor THC-400L Forklift with S/N: 32656 and 60 “Kissing Forks
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20132344191	06/19/2013	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20132349539	06/19/2013	Hitachi ZX210 Excavator S/N 330005 with 42” Bucket Manual Thumb 60: Ditch Bucket W/BOE
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20132359181	06/19/2013	2013 Freightline M2106 Tractor 3ALACXDT3DDFH979 8
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20132419720	06/24/2013	Certain equipment
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20133617934	09/17/2013	Certain equipment
Wise Alloys LLC	Gt Commodities LLC	DE	Financing Statement	20134392768	11/07/2013	Aluminum
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20140733220	02/25/2014	Certain equipment
Wise Alloys LLC	Nations Fund I, Inc.	DE	Financing Statement	20142937498	07/23/2014	Certain equipment

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Wise Alloys LLC	General Electric Capital Corporation	DE	Financing Statement	20143429552	08/26/2014	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20144432480	11/04/2014	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20150235506	01/20/2015	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20150235589	01/20/2015	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20150741651	02/23/2015	Certain equipment
Wise Alloys LLC	General Electric Credit Corporation of Tennessee	DE	Financing Statement	20151042729	03/12/2015	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20152587656	06/17/2015	Certain equipment
Wise Alloys LLC	LaSalle Systems Leasing, Inc.; MB Financial Bank, N.A.; Beverly Bank & Trust Company N.A.	DE	Financing Statement	20153300950	07/30/2015	Certain equipment
Wise Alloys LLC	Alpert & Alpert Iron & Metal, Inc., a California corporation	DE	Financing Statement	20154086665	09/15/2015	Aluminum owned by Secured Party
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20161255833	03/02/2016	Certain equipment
Wise Alloys LLC	Hitachi Capital America Corp	DE	Financing Statement	20161577012	03/16/2016	Certain receivables
Wise Alloys LLC	Wells Fargo Vendor Financial Services, LLC	DE	Financing Statement	20162861522	05/12/2016	1 Caterpillar Wheel Mounted Cable Log Skidder, Serial# EMB00860, Model# 950M
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20168031328	12/27/2016	Certain equipment
Wise Alloys LLC	Harbor Capital Leasing, Inc.	DE	Financing Statement	20171109930	02/17/2017	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20172941489	05/04/2017	Certain equipment
Wise Alloys LLC	Deere Credit, Inc.	DE	Financing Statement	20172941554	05/04/2017	Certain equipment
Wise Alloys Funding II LLC	Hitachi Capital America Corp.	DE	Financing Statement	20161577228	03/16/2016	Accounts and proceeds; Chattel Paper and proceeds

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Wise Alloys Funding II LLC	Intesa Sanpaolo S.P.A., New York Branch	DE	Financing Statement	20167258773	11/22/2016
Wise Alloys LLC	Toyota Motor Credit Corporation	DE	Financing Statement	20121927732	05/02/2012	Certain vehicles
Wise Alloys LLC	Louis J. JR. Capano	DE	Financing Statement	20091553434	07/22/2009	Notice of Bailment
Constellium Rolled Products Ravenswood, LLC	Deutsche Bank Trust Company Americas	DE	Financing Statement	20163453063	06/08/2016	All assets

Schedule 7.04

Investments

None

Schedule 10.02

Notice Information

Constellium Rolled Products Ravenswood, LLC

Constellium Rolled Products Ravenswood, LLC

P.O. Box 68

859 Century Road

Ravenswood, WV 26164

Attn:	Derek Scantlin

Stephanie Kay

Tel:	(304) 273-6262

(304) 273-7134

Fax:	(304) 273-6846

Email: derek.scantlin@constellium.com

With a copy to:

Paul Weiss Rifkind Wharton & Garrison LLP

1286 Sixth Avenue

New York, NY 10019

Attn:	Austin Witt
Tel:	(212) 373-3181

Email: awitt@paulweiss.com

Wise Alloys LLC

Wise Alloys LLC

4805 Second Street

Muscle Shoals, Alabama 35661

Attn:	Alex Godwin

Tel: +1 256 386 6169

Email : alex.godwin@constellium.com

With a copy to:

Paul Weiss Rifkind Wharton & Garrison LLP

1286 Sixth Avenue

New York, NY 10019

Attn:	Austin Witt
Tel:	(212) 373-3181

Email: awitt@paulweiss.com

Wise Metals Group LLC

Wise Metals Group LLC

4805 Second Street

Muscle Shoals, Alabama 35661

Attn:	Alex Godwin
Tel:	+1 256 386 6169

Email : alex.godwin@constellium.com

With a copy to:

Paul Weiss Rifkind Wharton & Garrison LLP

1286 Sixth Avenue

New York, NY 10019

Attn:	Austin Witt
Tel:	(212) 373-3181

Email: awitt@paulweiss.com

Constellium US Holdings I, LLC

Constellium US Holdings I, LLC

830 Third Avenue, 9th floor

New York, New York 10022

Attn:	Rina E. Teran
Tel:	212-675-5087

Email: rina.teran@constellium.com

With a copy to:

Paul Weiss Rifkind Wharton & Garrison LLP

1286 Sixth Avenue

New York, NY 10019

Attn:	Austin Witt
Tel:	(212) 373-3181

Email: awitt@paulweiss.com

Constellium Holdco II B.V.

Constellium Holdco II B.V.

c/o Constellium US Holdings I, LLC

830 Third Avenue, 9th floor

New York, New York 10022

Attn:	Rina E. Teran
Tel:	212-675-5087

Email: rina.teran@constellium.com

With a copy to:

Stibbe London B.V.

53 New Broad Street –

London EC2M 1JJ –

United Kingdom

Attn:	Hans Witteveen / Rik van Kessel
Tel:	+44 207 151 09 21

Email: Hans.Witteveen@Stibbe.com and Rik.vanKessel@Stibbe.com

With a copy to:

Paul Weiss Rifkind Wharton & Garrison LLP

1286 Sixth Avenue

New York, NY 10019

Attn:	Austin Witt
Tel:	(212) 373-3181

Email: awitt@paulweiss.com

Administrative Agent

Wells Fargo Bank, National Association

100 Park Avenue, 14th Floor

New York, NY 100017

Attn:	Herbert C. Korn
Tel:	212-545-4535

Email: herb.korn@wellsfargo.com

L/C Issuer

Wells Fargo Bank, National Association

100 Park Avenue, 14th Floor

New York, NY 100017

Attn:	Herbert C. Korn
Tel:	212-545-4535

Email: herb.korn@wellsfargo.com

Swing Line Lender

Wells Fargo Bank, National Association

100 Park Avenue, 14th Floor

New York, NY 100017

Attn:	Herbert C. Korn
Tel:	212-545-4535

Email: herb.korn@wellsfargo.com